Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

United Asset Management's Clients

The following is an analysis of the clients of UAM's firms. All data are as of December 31, 1993, except as otherwise indicated.

On December 31, 1993, UAM's firms had nearly 5,500 clients with approximately $100.1 billion under management for an average account size of $18.3 million. The twenty largest clients represented 18% of total assets under management, and the one hundred largest clients represented 38%. As of January 4, 1994, reflecting the acquisition of Dwight Asset Management, the mix of assets under management for clients of UAM's firms was 54% U.S. equities, 22% U.S. bonds and cash, 8% international equities, 2% international bonds and cash, 9% real estate and 5% stable value assets. The client list includes many of the largest corporate, public, charitable and union funds in the U.S. and abroad along with the funds of many individuals, several mutual fund organizations and a number of professional groups.

Each UAM firm is dedicated to providing superior, focused and individualized service to its clients. A sound and consistent investment philosophy, regular communications and a keen awareness of individual needs are all critical elements in providing high-quality client service. Because each affiliate keeps its own identity, together with its investment and operating independence, UAM's unique structure enhances each operating firm's ability to meet and even exceed client expectations, and thereby to retain existing clients and attract new prospects.

- -------------------------------------------------------------------------------------------
                                       Assets Under                 Number          Average
                                         Management                     of     Account Size
                                      (in millions)    Percent     Clients    (in millions)
- -------------------------------------------------------------------------------------------
Corporate Employee Benefit Plans           $ 38,492       38.5%      1,619           $ 23.8
Government Employee Benefit Plans            19,598       19.6         271             72.3
Mutual Funds                                 12,571       12.6          76            165.4
Endowments and Foundations                   10,399       10.4         642             16.2
Individuals                                   9,277        9.2       2,315*             4.0
Union Member Benefit Plans                    7,138        7.1         207             34.5
Professional Groups                           1,531        1.5         276              5.5
Corporate Cash Reserves                       1,078        1.1          72             15.0
- -------------------------------------------------------------------------------------------
                                           $100,084      100.0%      5,478           $ 18.3
===========================================================================================

* These clients include 22 wrap-fee relationships with brokerage firms which represent over 18,000 individual accounts with $4.0 billion under management.