Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

COMMON STOCK INFORMATION

The Company's common stock is listed on the New York Stock Exchange. Presented below are the high, low and closing quarterly stock prices for 1992 and 1993, as reported on the New York Stock Exchange composite tape, together with quarterly dividends declared.

Ticker Symbol: UAM
- -----------------------------------------------------------------------------------
                                                                          Dividend
                                          High        Low       Close     Declared
- -----------------------------------------------------------------------------------
First Quarter, 1992                      $32-5/8    $27        $28-1/8        $0.16
Second Quarter, 1992                     $28-1/2    $22        $25-1/8        $0.16
Third Quarter, 1992                      $28-3/4    $23-5/8    $26-1/4        $0.18
Fourth Quarter, 1992                     $30-1/2    $25        $30-1/8        $0.18
- -----------------------------------------------------------------------------------
First Quarter, 1993                      $35-3/8    $28-3/8    $34            $0.20
Second Quarter, 1993                     $42        $30-3/8    $41            $0.20
Third Quarter, 1993                      $47-3/4    $38-5/8    $45-1/4        $0.22
Fourth Quarter, 1993                     $46-1/2    $38-1/8    $40-1/2        $0.22