Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

NINE YEAR REVIEW
United Asset Management Corporation

- -----------------------------------------------------------------------
(In thousands, unless otherwise
indicated, except per share amounts)          1993     1992*      1991*
- -----------------------------------------------------------------------
Income Statement Data
Revenues                                  $449,858  $376,160   $307,114
- -----------------------------------------------------------------------
Operating Expenses:
Compensation and Related Expenses          218,617   188,997    153,654
Amortization of Cost Assigned to
 Contracts Acquired                         48,493    37,279     30,535
Other Operating Expenses                    73,043    65,016     53,944
- -----------------------------------------------------------------------
                                           340,153   291,292    238,133
- -----------------------------------------------------------------------
Operating Income                           109,705    84,868     68,981
- -----------------------------------------------------------------------
Interest Expense, Net and Other
 Amortization                               15,235    16,116     16,904
- -----------------------------------------------------------------------
Income before Income Tax Expense            94,470    68,752     52,077
Income Tax Expense                          41,183    29,680     21,869
- -----------------------------------------------------------------------
Income before Extraordinary Credit          53,287    39,072     30,208
Extraordinary Credit--Utilization of
 Loss Carryforward                           --        --         --
- -----------------------------------------------------------------------
Net Income                                $ 53,287  $ 39,072   $ 30,208
=======================================================================
Earnings per Share
Primary:
    Income before Extraordinary Credit       $1.85     $1.50      $1.27
    Extraordinary Credit                     --        --         --
- -----------------------------------------------------------------------
Net Income                                   $1.85     $1.50      $1.27
======================================================================
Fully Diluted:
    Income before Extraordinary Credit       $1.83     $1.47      $1.19
    Extraordinary Credit                     --        --         --
- -----------------------------------------------------------------------
Net Income                                   $1.83     $1.47      $1.19
=======================================================================
Dividends Declared per Common Share
 (as originally reported)                    $0.84     $0.68      $0.55
Operating Data
Operating Cash Flow (Cash Flow Provided
 by Operations before Working Capital
 Changes)                                 $112,148  $ 82,534   $ 67,644
Assets Under Management at End of Year
 (in millions)                            $100,084  $ 86,244   $ 72,456
Balance Sheet Data
Total Assets                              $675,800  $650,238   $521,408
Cost Assigned to Contracts Acquired, Net  $461,705  $460,523   $343,421
Long-term Debt (including current
 portion)                                 $212,179  $272,860   $204,719
Total Stockholders' Equity                $353,011  $284,652   $223,584

- -----------------------------------------------------------------------------------------------------
(In thousands, unless otherwise
indicated, except per share amounts)         1990*     1989*     1988*     1987*     1986*       1985*
- -----------------------------------------------------------------------------------------------------
Income Statement Data
Revenues                                  $254,938  $217,867  $184,208  $164,214  $120,364   $ 64,848
- -----------------------------------------------------------------------------------------------------
Operating Expenses:
Compensation and Related Expenses          125,068   105,148    84,151    78,037    60,864     33,535
Amortization of Cost Assigned to
 Contracts Acquired                         27,157    23,808    21,387    14,398     8,527      4,372
Other Operating Expenses                    53,015    40,545    37,678    34,456    23,694     14,677
- -----------------------------------------------------------------------------------------------------
                                           205,240   169,501   143,216   126,891    93,085     52,584
- -----------------------------------------------------------------------------------------------------
Operating Income                            49,698    48,366    40,992    37,323    27,279     12,264
- -----------------------------------------------------------------------------------------------------
Interest Expense, Net and Other
 Amortization                               12,917    12,811    12,794     6,933     6,180      4,584
- -----------------------------------------------------------------------------------------------------
Income before Income Tax Expense            36,781    35,555    28,198    30,390    21,099      7,680
Income Tax Expense                          14,858    13,654    11,160    13,167     9,823      3,473
- -----------------------------------------------------------------------------------------------------
Income before Extraordinary Credit          21,923    21,901    17,038    17,223    11,276      4,207
Extraordinary Credit--Utilization of
 Loss Carryforward                           --        --        --        --        --           700
- -----------------------------------------------------------------------------------------------------
Net Income                                $ 21,923  $ 21,901  $ 17,038  $ 17,223  $ 11,276   $  4,907
=====================================================================================================
Earnings per Share


Primary:
   Income before Extraordinary Credit     $   1.01  $   1.02  $   0.87  $   0.83  $   0.61   $   0.33
   Extraordinary Credit                      --        --        --        --        --          0.05
- -----------------------------------------------------------------------------------------------------
Net Income                                $   1.01  $   1.02  $   0.87  $   0.83  $   0.61   $   0.38
=====================================================================================================
Fully Diluted:
   Income before Extraordinary Credit     $   1.01  $   1.01  $   0.86  $   0.83  $   0.59   $   0.31
   Extraordinary Credit                      --        --        --        --        --          0.05
- -----------------------------------------------------------------------------------------------------
Net Income                                $   1.01  $   1.01  $   0.86  $   0.83  $   0.59   $   0.36
=====================================================================================================
Dividends Declared per Common Share
 (as originally reported)                 $   0.43  $   0.34  $   0.26  $   0.18  $   0.06      --
Operating Data
Operating Cash Flow (Cash Flow Provided
 by Operations before Working Capital
 Changes)                                 $ 57,613  $ 54,167  $ 45,911  $ 39,608  $ 26,146   $ 11,820
Assets Under Management at End of Year
 (in millions)                            $ 55,608  $ 51,642  $ 39,663  $ 35,020  $ 26,845   $ 12,205
Balance Sheet Data
Total Assets                              $452,840  $399,604  $341,548  $295,575  $265,204   $101,473
Cost Assigned to Contracts Acquired, Net  $320,940  $292,199  $258,804  $187,507  $187,843   $ 53,622
Long-term Debt (including current
 portion)                                 $189,234  $154,340  $129,432  $ 71,128  $ 77,850   $ 41,164
Total Stockholders' Equity                $188,527  $175,365  $161,971  $164,124  $142,747   $ 40,244

*Restated due to pooling of interests transactions completed in the third and fourth quarters of 1993, unless otherwise indicated.

                                     - 2 -