Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

MANAGEMENT'S DISCUSSION AND ANALYSIS

The revenues of UAM's affiliated firms are principally derived from fees for investment advisory services provided to institutional and other clients. Investment advisory fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms. Assets under management can be affected by client contributions to new or existing accounts, withdrawals of assets from or terminations of client accounts and investment performance, which may depend on general market conditions.

Amortization of Cost Assigned to Contracts Acquired and Operating Cash Flow (Cash Flow Provided by Operations before Working Capital Changes)

Cost assigned to contracts acquired, net of accumulated amortization, represented approximately 68% of the Company's total assets as of December 31, 1993. Amortization of cost assigned to contracts acquired, which is a non-cash charge, represented 14% of the Company's operating expenses. Recording the cost assigned to contracts acquired as an asset, with the resulting amortization as an operating expense, reflects the application of generally accepted accounting principles to acquisitions by UAM of investment management firms in transactions accounted for as purchases, where the principal assets acquired are the contracts which evidence the firms' ongoing relationships with their clients.

Although the contracts acquired are typically terminable on 30 days notice, analyses conducted by independent consultants retained by UAM to assist the Company in allocating the purchase price among the assets acquired and the experience of UAM's firms to date have indicated that: (1) contracts are usually relatively long-lived; (2) the duration of contracts can be reasonably estimated; and (3) the value of the cost assigned to contracts acquired can be estimated based on the present value of its projected income stream.

The cost assigned to contracts acquired is amortized on a straight-line basis over the estimated weighted average useful life of the contracts of individual firms acquired. These lives are estimated through statistical analysis of historical patterns of terminations for each firm and the size and age of the contracts acquired as of the acquisition date.

Since actual terminations can differ from the statistical patterns developed, the Company updates the lifing analyses discussed above based on terminations subsequent to the acquisition. If the subsequent termination experience indicates that any of the estimates of the average remaining lives should be shortened, the remaining cost assigned to contracts acquired will be amortized over the shorter life commencing in the year in which the new estimate is determined. The results of the most recent reevaluations of estimated remaining lives had no material effect on the Company's financial position or results of operations.

Cost assigned to contracts acquired is amortized as an operating expense. It does not, however, require the use of cash and therefore, management believes that it is important to distinguish this expense from other operating expenses in order to evaluate the performance of the Company. Amortization of cost assigned to contracts acquired per share referred to below has been calculated by dividing total amortization by the same number of shares used in the fully diluted earnings per share calculation.

For purposes of this discussion, "Operating Cash Flow" is defined as Cash flow provided by operations before working capital changes, as reflected in the Company's Consolidated Statement of Cash Flows. Management uses Operating Cash Flow not to the exclusion of net income, but rather as an additional important measure of the Company's performance.

Results of Operations

The 1992 and 1991 results of operations have been restated to reflect the August 1993 and November 1993 acquisitions of Heitman Financial Ltd. and Murray Johnstone Limited, respectively, which have been accounted for as poolings of interests.

1993 COMPARED TO 1992

Revenues increased 20% to $449,858,000 in 1993 from $376,160,000 in 1992. The increase in revenues is attributable to acquisitions that occurred during both 1993 and 1992 as well as favorable portfolio performance achieved by UAM's affiliated firms and positive client cash flow. The revenues of Pell, Rudman & Co., Inc. were included since their acquisition date of March 29, 1993. The revenues from the acquisitions of Alpha Global Fixed Income Managers, The L&B Group, NWQ Investment Management Company and Tom Johnson Investment Management, Inc. were included for a full year in 1993 while only being included after their dates of acquisition in 1992 which were March 16, 1992, June 25, 1992,
October 21, 1992 and December 11, 1992, respectively.

Compensation and related expenses increased 16% to $218,617,000 from $188,997,000 and other operating expenses increased 12% to $73,043,000 from $65,016,000 reflecting the acquisitions described above and higher compensation earned by employees of existing affiliated firms in accordance with revenue sharing agreements. Amortization of cost assigned to contracts acquired rose 30% to $48,493,000 from $37,279,000 primarily due to the acquisition of Pell, Rudman & Co., Inc. and a full year of amortization of contracts acquired in conjunction with the acquisitions of The L&B Group, NWQ Investment Management Company and Tom Johnson Investment Management, Inc.

Income before income taxes increased 37% to $94,470,000 from $68,752,000 in 1992 as a result of the events discussed above. Net income for 1993 increased 36% to $53,287,000 from $39,072,000 in 1992.

Fully diluted earnings per share for 1993 rose 24% to $1.83 compared to $1.47 in 1992. This increase reflects higher net income partially offset by the effect on the computation of earnings per share of a higher weighted average number of common shares outstanding in 1993 resulting from the Company's shares trading at higher prices in 1993 than in 1992, the issuance of warrants in connection with the acquisitions discussed above and stock option and warrant exercises during the year. Amortization of cost assigned to contracts acquired on a per share basis increased to $1.67 in 1993 from $1.40 in 1992, primarily as a result of the acquisitions discussed above.

Operating Cash Flow increased 36% to $112,148,000 from $82,534,000 in 1992, as a result of the circumstances discussed above.

1992 COMPARED TO 1991

Revenues increased 22% to $376,160,000 in 1992 from $307,114,000 in 1991. The favorable portfolio performance achieved by UAM's affiliated firms as well as positive client cash flow resulted in an increase in assets under management and is the primary reason for the higher fee revenues. In addition, the revenues from the acquisitions of Alpha Global Fixed Income Managers, The L&B Group, NWQ Investment Management Company and Tom Johnson Investment Management, Inc. were included from March 16, 1992, June 25, 1992, October 21, 1992 and December 11, 1992, their respective dates of acquisition. The revenues of First Pacific Advisors, Inc., acquired June 27, 1991 and Trinity Capital Advisors, acquired August 26, 1991 were included for a full year in 1992, while only being included after their dates of acquisition in 1991.

Compensation and related expenses increased 23% to $188,997,000 from $153,654,000 and other operating expenses increased 21% to $65,016,000 from $53,944,000 reflecting the acquisitions described above and higher compensation earned by employees of existing affiliated firms in accordance with revenue sharing agreements. Amortization of cost assigned to contracts acquired rose 22% to $37,279,000 from $30,535,000 primarily due to the acquisitions of The L&B Group, NWQ Investment Management Company, Tom Johnson Investment Management, Inc. and a full year of amortization of First Pacific Advisors, Inc. and Trinity Capital Advisors.

Income before income taxes increased 32% to $68,752,000 from $52,077,000 in 1991 as a result of the events discussed above. Net income for 1992 increased 29% to $39,072,000 from $30,208,000 in 1991.

Fully diluted earnings per share for 1992 rose 24% to $1.47 compared to $1.19 in 1991. This increase reflects higher net income partially offset by the effect on the computation of earnings per share of a higher weighted average number of common shares outstanding in 1992 resulting from the issuance of warrants in connection with the acquisitions discussed above and stock option and warrant exercises during the year. Amortization of cost assigned to contracts acquired on a per share basis increased to $1.40 in 1992 from $1.19 in 1991, primarily as a result of the acquisitions discussed above.

Operating Cash Flow increased 22% to $82,534,000 from $67,644,000 in 1991, as a result of the circumstances discussed above.

Financial Condition and Liquidity

The Company generated $112,148,000 of Operating Cash Flow in 1993. This Operating Cash Flow was primarily used for the following: to pay down $44,000,000 of borrowings under the Company's line of credit, to finance the $32,693,000 cash portion of the acquisitions completed in 1993, including the contingent payment made in 1993 for a prior year acquisition, to pay dividends to shareholders totaling $20,304,000 and to repurchase shares of the Company's common stock for $4,166,000. As of December 31, 1993, the Company had working capital of $64,921,000 and had $145,000,000 available under its $225,000,000 line of credit. (See Note 3 to the Consolidated Financial Statements included in this Annual Report).

Management believes that the Company's existing capital, together with Operating Cash Flow and borrowings available under its revolving line of credit, will provide the Company with sufficient resources to meet its present and reasonably foreseeable future cash needs. Management expects that the principal need for capital will be to fund additional acquisitions, which will require cash, the issuance of additional UAM securities, or some combination thereof.

Income Taxes

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for accounting for income taxes, whereby tax consequences of an event are measured by the provisions of enacted tax laws. This is in place of the deferral approach which is income statement oriented. In January 1993, the Company adopted the provisions of the new pronouncement on a prospective basis. Such adoption did not have a material effect on the Company's consolidated financial statements.

Effects of Inflation

The Company's business is not capital intensive. Management believes that financial results as reported would not be significantly affected had such results been adjusted to reflect the effects of inflation and price changes.

Increases or decreases in interest rates affect UAM's costs of operations chiefly through increasing or decreasing the interest expense related to bank borrowings and to subordinated debt which may be issued in connection with future acquisitions. Rates of interest on existing subordinated debt are fixed. Increases and decreases in interest rates may also affect market prices for equity and debt securities held by the Company's affiliated firms as assets under management for clients. Changes in such prices may affect the affiliated firm's revenues, and therefore UAM's consolidated revenues.