Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

SELECTED QUARTERLY FINANCIAL DATA
Unaudited (In thousands, except per share data)

- ------------------------------------------------------------------------------------------------------
                                        1992                                     1993
- ------------------------------------------------------------------------------------------------------
                        First    Second     Third    Fourth     First    Second     Third      Fourth
                      Quarter*  Quarter*  Quarter*  Quarter*  Quarter*  Quarter*  Quarter*    Quarter
- ------------------------------------------------------------------------------------------------------
Revenues               $86,631   $87,403   $93,784  $108,342  $110,024  $109,661  $111,402    $118,771
Operating Income       $20,176   $19,317   $20,566  $ 24,809  $ 25,418  $ 26,779  $ 28,087    $ 29,421
Income before Income
 Tax Expense           $16,367   $15,635   $16,661  $ 20,089  $ 21,150  $ 22,791  $ 24,512    $ 26,017
Net Income             $ 9,312   $ 8,887   $ 9,399  $ 11,474  $ 12,028  $ 13,047  $ 13,461    $ 14,751
======================================================================================================
Primary Earnings
 per Share**           $  0.35   $  0.35   $  0.36  $   0.44  $   0.44  $   0.45  $   0.46    $   0.50
Fully Diluted
 Earnings per
 Share**               $  0.35   $  0.35   $  0.36  $   0.43  $   0.43  $   0.45  $   0.45    $   0.50
======================================================================================================
Operating Cash
 Flow***               $18,994   $18,656   $20,123  $ 24,761  $ 26,010  $ 27,600  $ 28,327    $ 30,211
======================================================================================================

  *Restated due to pooling of interests transactions completed during 1993. **Under generally accepted accounting principles, when earnings per share are computed under the modified treasury stock method and when the market price of a company's common stock changes, the total of four quarters' earnings per share may not equal the earnings per share for the year.
***Cash flow provided by operations before working capital changes.