Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

CONSOLIDATED BALANCE SHEET
United Asset Management Corporation

- --------------------------------------------------------------------------------------------
December 31,                                                           1993             1992*
- --------------------------------------------------------------------------------------------
Assets
Current Assets:
  Cash and cash equivalents                                    $ 62,807,000     $ 48,068,000
  Investment management fees receivable                          75,003,000       67,141,000
  Other current assets                                            5,611,000        5,519,000
- --------------------------------------------------------------------------------------------
Total current assets                                            143,421,000      120,728,000
Fixed assets, net                                                14,994,000       14,744,000
Cost assigned to contracts acquired, net of accumulated
 amortization of $218,078,000 in 1993 and $169,585,000
 in 1992                                                        461,705,000      460,523,000
Other assets, including net goodwill of $19,802,000 in 1993
 and $19,324,000 in 1992                                         55,680,000       54,243,000
- --------------------------------------------------------------------------------------------
Total assets                                                   $675,800,000     $650,238,000
============================================================================================
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable and accrued expenses                        $ 54,861,000     $ 44,557,000
  Accrued compensation                                           20,331,000       18,169,000
  Current portion of notes payable                                1,628,000        7,604,000
  Deferred revenue                                                1,680,000        1,013,000
- --------------------------------------------------------------------------------------------
Total current liabilities                                        78,500,000       71,343,000
Senior notes payable                                             80,000,000      124,000,000
Subordinated notes payable                                      130,551,000      141,256,000
Deferred income taxes                                            33,738,000       28,987,000
- --------------------------------------------------------------------------------------------
Total liabilities                                               322,789,000      365,586,000
- --------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Common stock, par value $.01 per share:
    Authorized--50,000,000 shares
    Issued--26,972,398 shares in 1993 and 24,719,566 in 1992        270,000          247,000
  Capital in excess of par value                                233,759,000      196,107,000
  Retained earnings                                             118,982,000       88,848,000
- --------------------------------------------------------------------------------------------
                                                                353,011,000      285,202,000
  Less treasury shares at cost--18,900 shares in 1992                    --         (550,000)
- --------------------------------------------------------------------------------------------
Total stockholders' equity                                      353,011,000      284,652,000
- --------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                     $675,800,000     $650,238,000
============================================================================================

*Restated due to pooling of interests transactions completed in the third and fourth quarters of 1993.

See Notes to Consolidated Financial Statements.