Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

CONSOLIDATED STATEMENT OF INCOME
United Asset Management Corporation

- -----------------------------------------------------------------------------
Year Ended December 31,                    1993         1992*            1991*
- -----------------------------------------------------------------------------
Revenues                           $449,858,000  $376,160,000    $307,114,000
- -----------------------------------------------------------------------------
Operating expenses:
  Compensation and related expenses 218,617,000   188,997,000     153,654,000
  Amortization of cost assigned
    to contracts acquired            48,493,000    37,279,000      30,535,000
  Other operating expenses           73,043,000    65,016,000      53,944,000
- -----------------------------------------------------------------------------
                                    340,153,000   291,292,000     238,133,000
- -----------------------------------------------------------------------------
Operating income                    109,705,000    84,868,000      68,981,000
- -----------------------------------------------------------------------------
Non-operating expenses:
  Interest expense, net              13,790,000    14,755,000      15,838,000
  Other amortization                  1,445,000     1,361,000       1,066,000
- -----------------------------------------------------------------------------
                                     15,235,000    16,116,000      16,904,000
- -----------------------------------------------------------------------------
Income before income tax expense     94,470,000    68,752,000      52,077,000
Income tax expense                   41,183,000    29,680,000      21,869,000
- -----------------------------------------------------------------------------
Net income                         $ 53,287,000  $ 39,072,000    $ 30,208,000
Earnings per common and common
  equivalent share                        $1.85         $1.50           $1.27
=============================================================================
Earnings per common share
  assuming full dilution                  $1.83         $1.47           $1.19
=============================================================================

*Restated due to pooling of interests transactions completed in the third and fourth quarters of 1993.
See Notes to Consolidated Financial Statements.