Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

CONSOLIDATED STATEMENT OF CASH FLOWS
United Asset Management Corporation

- ---------------------------------------------------------------------------------------
Year Ended December 31,                               1993           1992*         1991*
- ---------------------------------------------------------------------------------------
Cash flow from operations:
Net income                                   $  53,287,000  $  39,072,000  $ 30,208,000
Items not requiring cash that are included
  in net income:
  Amortization of cost assigned to
    contracts acquired                          48,493,000     37,279,000    30,535,000
  Other amortization                             1,445,000      1,361,000     1,066,000
  Depreciation                                   4,172,000      3,733,000     3,221,000
  Increase in deferred income taxes              4,751,000      1,089,000     2,614,000
- ---------------------------------------------------------------------------------------
Cash flow provided by operations before
  working capital changes                      112,148,000     82,534,000    67,644,000
Working capital changes affecting cash
  flow provided by operations:
  Increase in investment management
    fees receivable                             (8,038,000)    (6,675,000)  (17,991,000)
  (Increase) decrease in other current
    assets                                        (103,000)      (667,000)      162,000
  Increase in accounts payable and
    accrued expenses                            10,610,000     14,226,000    12,100,000
  Increase (decrease) in accrued
    compensation                                 2,172,000     (8,929,000)    3,657,000
  Increase (decrease) in deferred revenue          680,000        (27,000)      (31,000)
- ---------------------------------------------------------------------------------------
Net cash flow from operations                  117,469,000     80,462,000    65,541,000
- ---------------------------------------------------------------------------------------
Cash flow from (used in) investing activities:
  Purchase of fixed assets                      (4,508,000)    (5,825,000)   (3,190,000)
  Cash additions to cost assigned to
    contracts acquired                         (30,499,000)   (94,294,000)  (52,553,000)
  Change in other assets                        (2,045,000)     1,709,000   (31,049,000)
- ---------------------------------------------------------------------------------------
Net cash flow used in investing activities     (37,052,000)   (98,410,000)  (86,792,000)
- ---------------------------------------------------------------------------------------
Cash flow from (used in) financing activities:
  Purchase of treasury shares                   (4,166,000)    (3,023,000)   (2,445,000)
  Reductions in long-term debt                (114,736,000)  (110,517,000)  (81,040,000)
  Additions to long-term debt                   64,500,000    150,471,000   115,993,000
  Issuance or reissuance of equity
    securities                                   9,590,000      8,408,000     5,171,000
  Dividends declared                           (20,304,000)   (17,284,000)  (11,615,000)
- ---------------------------------------------------------------------------------------
Net cash flow from (used in) financing
  activities                                   (65,116,000)    28,055,000    26,064,000
- ---------------------------------------------------------------------------------------
Effect of foreign exchange rate changes on
  cash flow                                       (562,000)    (5,092,000)     (506,000)
- ---------------------------------------------------------------------------------------
Net increase in cash and cash equivalents       14,739,000      5,015,000     4,307,000
Cash and cash equivalents at beginning
  of year                                       48,068,000     43,053,000    38,746,000
- ---------------------------------------------------------------------------------------
Cash and cash equivalents at end of year     $  62,807,000  $  48,068,000  $ 43,053,000
=======================================================================================

*Restated due to pooling of interests transactions completed in the third and fourth quarters of 1993.
See Notes to Consolidated Financial Statements.