Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
United Asset Management Corporation

- -------------------------------------------------------------------------------------------------------
                                        Common
                                      Stock at    Capital in                                   Treasury
                            Shares         Par     Excess of       Retained    Treasury          Shares
                            Issued       Value     Par Value       Earnings      Shares         at Cost
- -------------------------------------------------------------------------------------------------------
December 31, 1990*      21,176,529    $212,000  $146,283,000   $ 57,451,000    (976,186)   $(15,419,000)
Issuance of stock          399,234       4,000       450,000         (9,000)         --              --
Exercise of stock
  options and warrants      94,696       1,000     3,545,000     (2,386,000)  1,133,886      17,864,000
Issuance of warrants            --          --        75,000             --          --              --
Purchase of treasury
  shares                        --          --            --             --    (157,700)     (2,445,000)
Net income                      --          --            --     30,208,000          --              --
Dividends declared
  ($0.55 per share)             --          --            --     (9,029,000)         --              --
Dividends declared by
  pooled companies              --          --            --     (2,586,000)         --              --
Foreign currency
 translation adjustment         --          --            --       (635,000)         --              --
- -------------------------------------------------------------------------------------------------------
December 31, 1991*      21,670,459     217,000   150,353,000     73,014,000          --              --
Issuance of stock          235,158       2,000     7,959,000             --          --              --
Exercise of stock
  options and warrants   2,813,949      28,000    35,503,000       (128,000)    103,800       2,473,000
Issuance of warrants            --          --     2,292,000             --          --              --
Purchase of treasury
  shares                        --          --            --             --    (122,700)     (3,023,000)
Net income                      --          --            --     39,072,000          --              --
Dividends declared
  ($0.68 per share)             --          --            --    (13,506,000)         --              --
Dividends declared by
  pooled companies              --          --            --     (3,778,000)         --              --
Foreign currency
  translation adjustment        --          --            --     (5,826,000)         --              --
- -------------------------------------------------------------------------------------------------------
December 31, 1992*      24,719,566     247,000   196,107,000     88,848,000     (18,900)       (550,000)
Issuance of stock              319          --        11,000             --          --              --
Exercise of stock
  options and warrants   2,252,513      23,000    36,491,000     (2,195,000)    158,300       4,716,000
Issuance of warrants            --          --     1,150,000             --          --              --
Purchase of treasury
  shares                        --          --            --             --    (139,400)     (4,166,000)
Net income                      --          --            --     53,287,000          --              --
Dividends declared
  ($0.84 per share)             --          --            --    (20,304,000)         --              --
Foreign currency
  translation adjustment        --          --            --       (654,000)         --              --
- -------------------------------------------------------------------------------------------------------
December 31, 1993       26,972,398    $270,000  $233,759,000   $118,982,000          --        $     --
=======================================================================================================

*Restated due to pooling of interests transactions completed in the third and fourth quarters of 1993.
See Notes to Consolidated Financial Statements.