Form 10-K, Exhibit 13
period 1993-12-31
UNITED ASSET MANAGEMENT CORP
filed 1994-03-31
CIK 796370

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation

Note 1 - Summary of Significant Accounting Policies

THE COMPANY

The principal business activities of United Asset Management Corporation (the Company) are investment management, primarily for institutional clients, and the acquisition of institutional investment management firms. The wholly-owned subsidiaries operate in one business segment, that is, as investment advisers.

CONSOLIDATION, INCENTIVE COMPENSATION AND REVENUE SHARING

These consolidated financial statements include the accounts of the Company and all of its subsidiaries. All intercompany balances and transactions have been eliminated. The 1992 and 1991 consolidated financial statements have been restated to reflect the 1993 acquisitions of Heitman Financial Ltd. and Murray Johnstone Limited which have been accounted for as poolings of interests (See Notes 4 and 7).

The Company has arrangements with its subsidiaries and certain of their principal officers (revenue sharing plans) under which the subsidiaries are entitled to use a portion (determined by formula) of their revenues to meet their operating expenses, including compensation, at the discretion of the subsidiaries' management. All operating expenses incurred by the subsidiaries and covered under the terms of the revenue sharing plans are charged to operations and reported as compensation and related expenses or as other operating expenses in these consolidated financial statements. Revenues in excess of those used to meet operating expenses of a subsidiary are transferred to the Company.

REVENUE RECOGNITION

Investment management fee revenues are accrued over the period in which services are performed. Any fees collected in advance are deferred and recognized as income over the period earned. All investment management fees receivable are expected to be collected.

FIXED ASSETS AND DEPRECIATION

Equipment and other fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

COST ASSIGNED TO CONTRACTS ACQUIRED AND GOODWILL

The purchase price for the acquisition of companies acquired in business combinations accounted for as a purchase is allocated based on the fair value of the net assets acquired, primarily investment management contracts.

The cost assigned to contracts acquired is amortized using the straight-line method over periods ranging from 5 to 20 years. These lives represent the estimated weighted average lives of the contracts acquired and are based generally on historical experience of the individual companies acquired. The estimated remaining weighted average lives of contracts acquired are periodically reevaluated. If experience subsequent to the acquisition indicates that the estimate of the average remaining lives should be shortened, the cost assigned to contracts acquired will be amortized over the shorter life commencing in the year in which the new estimate is determined. The results of the most recent reevaluations of estimated remaining lives had no material effect on the Company's financial position or results of operations.

Amounts paid to certain key employees for entering into long-term employment contracts and noncompetition agreements at the time of acquisitions are included in cost assigned to contracts acquired and are amortized on a straight-line basis over the lives of such contracts.

Purchase price in excess of the fair value of the net assets acquired is recorded as goodwill and amortized on a straight-line method over 40 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation

INCOME TAXES

Effective January 1993, the Company adopted on a prospective basis Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes
(FAS 109). The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method under APB 11, which is income statement oriented, to an asset and liability approach. Previously, the Company deferred the tax effects of differences in the timing of deductions for financial and tax reporting, which principally resulted from the amortization of the cost assigned to contracts acquired through purchase acquisitions. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities, primarily the cost of contracts acquired. The adoption of FAS 109 did not have a material effect on the Company's consolidated financial statements.

RETIREMENT AND PENSION PLANS

The Company has certain retirement and pension plans which cover eligible employees of the Company and its subsidiaries. All plans are defined contribution retirement plans, with the exception of a defined benefit pension plan maintained by a non-U.S. subsidiary. The expense related to all plans was $7,050,000, $6,048,000 and $6,053,000 in 1993, 1992 and 1991,
respectively.

The defined benefit pension plan has an excess of plan assets over plan obligations. Excess plan assets and pension expense relating to the defined benefit pension plan are not significant in relation to the Company's consolidated financial statements.

EARNINGS PER SHARE

Earnings per common and common equivalent share are determined on the basis of the weighted average number of shares outstanding after giving effect to
(1) potentially dilutive stock options and warrants under the modified treasury stock method; and (2) contingently issuable stock and warrants based on the probability of issuance.

Earnings per common share assuming full dilution are determined based on
(l) the weighted average number of common and common equivalent shares assumed outstanding under the modified treasury stock method during the period; and
(2) the issuance of contingently issuable stock and warrants at the most dilutive level.

STATEMENT OF CASH FLOWS

Cash equivalents represent highly-liquid investments with an original maturity of three months or less.

FOREIGN CURRENCY TRANSLATION

In accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, the financial statements of all non-U.S. subsidiaries are translated to U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and stockholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of stockholders' equity.

Note 2 - Fixed Assets and Lease Obligations

Fixed assets, which have estimated useful lives up to 10 years, consist of the following:

- ------------------------------------------------------------------------------------
December 31,                                                    1993            1992
- ------------------------------------------------------------------------------------
Equipment, leasehold improvements and other fixed
 assets                                                 $ 40,724,000    $ 36,780,000
Accumulated depreciation and amortization                (25,730,000)    (22,036,000)
- ------------------------------------------------------------------------------------
                                                        $ 14,994,000    $ 14,744,000
====================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation

At December 31, 1993, future minimum rentals for operating leases that have initial or non-cancelable lease terms in excess of one year are payable as follows:

- ------------------------------------------------------------
                                                    Required
                                                     Minimum
Year Ended December 31,                              Payment
- ------------------------------------------------------------
1994                                             $10,524,000
1995                                               9,413,000
1996                                               8,235,000
1997                                               7,113,000
1998                                               4,910,000
Thereafter                                        12,127,000

Rent expense for 1993, 1992 and 1991 approximated $11,776,000, $9,059,000 and
$7,512,000, respectively.

Note 3 - Notes Payable

The Company has a Reducing Revolving Credit Agreement (the Credit Agreement) with a group of banks whereby the Company may borrow, prepay and reborrow up to $225,000,000 through January 8, 1995. The principal amount of senior notes outstanding at that date will be payable in twelve equal quarterly installments through January 8, 1998. A commitment fee of 1/2 of 1% is payable on the daily average unused portion of the $225,000,000 commitment.

Interest rates available for amounts outstanding under the Credit Agreement are: prime, 1-1/4% over LIBOR, 1-3/8% over certain certificate of deposit rates or a money market bid option. Under the money market bid option, the Company can borrow up to $50,000,000 from members of the banking group at prevailing money market rates; any such borrowings reduce the $225,000,000 commitment under the Credit Agreement.

The Company is required to meet certain financial covenants, including covenants restricting dividends and repurchase of the Company's stock, and requiring the Company to maintain a minimum net worth, as defined. The Company must also continue to maintain certain minimum working capital, cash flow, and debt to equity ratios. Under the terms of the most restrictive covenant, $70,000,000 is available for the payment of cash dividends and repurchase of the Company's stock during 1994.

At December 31, 1993, $80,000,000 was outstanding under the Credit Agreement. Borrowings under the Credit Agreement are secured by the stock of the Company's subsidiaries.

At December 31, 1993 and 1992, the Company also had $124,942,000 and $134,058,000 of subordinated notes outstanding, respectively, which primarily represent a portion of the consideration paid to selling shareholders of businesses acquired. The notes which mature at various dates in 1994 to 2001 have interest rates ranging from 5.5% to 10%. The majority of these selling shareholders remain employed by the Company's subsidiaries subsequent to the date of acquisition.

One of the Company's subsidiaries also had subordinated notes outstanding of $7,237,000 and $14,802,000 at December 31, 1993 and 1992, respectively, which are secured by certain assets of the subsidiary.

Due to the unique nature of each of the subordinated debt instruments issued to the sellers of firms, the assessment of current fair value is not practicable.

Accrued interest at December 31, 1993 and 1992 was $3,717,000 and $3,701,000, respectively. Interest expense and interest paid for each of the three years ended December 31 were as follows:

- -----------------------------------------------------------
                           1993         1992           1991
- -----------------------------------------------------------
Interest expense    $15,111,000  $16,135,000    $17,277,000
Interest paid       $15,095,000  $16,197,000    $17,167,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation

The aggregate cash repayments of the outstanding borrowings during each of the five years subsequent to December 31, 1993 total the following amounts:

- ------------------------------------------------------------
                                                    Required
                                                     Minimum
Year ended December 31,                              Payment
- ------------------------------------------------------------
1994                                             $11,968,000
1995                                              39,675,000
1996                                              33,186,000
1997                                              38,243,000
1998                                               2,572,000

Through February 7, 1994, $9,420,000 of the subordinated notes included on the December 31, 1993 balance sheet were tendered in payment for the exercise of warrants. To the extent not so tendered by the holders, the Company intends to refinance any subordinated notes which mature in 1994 using its available line of credit.

Note 4 - Stockholders' Equity

During 1993, 1992 and 1991, the Company issued 3,694,398, 843,050 and 399,234 shares of common stock, respectively, to effect acquisitions accounted for as poolings of interests. The Company issued 393,806, 1,617,316 and 401,831 warrants during 1993, 1992 and 1991, respectively, to effect acquisitions accounted for as purchases.

In connection with the exercise of warrants through the tender of subordinated notes, subordinated debt of $29,488,000, $29,788,000 and $14,597,000 was extinguished in 1993, 1992 and 1991, respectively.

The Company has a program to repurchase shares of its common stock to meet the requirements for future issuance of shares upon the exercise of stock options and warrants. Through December 31, 1993, 2,878,117 shares of common stock out of the total of 4,000,000 shares which have been authorized, had been repurchased at a cost of $43,343,000 and all such shares had been reissued from treasury upon the exercise of stock options and warrants.

Included in accounts payable and accrued expenses at December 31, 1993 and 1992 are dividends payable of $5,907,000 and $3,782,000, respectively.

At December 31, 1993, the following warrants were outstanding at an average exercise price of $28.44 per share:

- --------------------------------------------------------------
   Shares Issuable     Exercise Price       Year of Expiration
- --------------------------------------------------------------
      688,563            $ 5.56-24.00                     1994
      530,438            $23.00                           1995
      291,223            $16.22-23.00                     1996
      595,424            $16.50-23.00                     1997
       81,116            $23.00-29.00                     1998
    1,617,316            $33.00-35.00                     1999
      150,421            $29.00-33.00                     2000
      243,385            $57.00                           2001
- -----------------
    4,197,886
=================

The Company is authorized to issue 5,000,000 shares of $1.00 par value preferred stock, none of which has been issued through December 31, 1993.

Note 5 - Stock Option Plans

Under the Company's Stock Option Plans, the Board of Directors is authorized to grant options to officers and other key employees of the Company and its subsidiaries. The exercise price of the options is not less than the fair market value at the date of the grant. The options expire five years from the date of the grant and may not be exercised for one year from the date of the grant. Thereafter, they may be exercised at dates stipulated in each grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation

The following is a summary of stock option transactions under these plans during 1991, 1992 and 1993:

- ------------------------------------------------------------------------------------------
                                                                Number of     Stock Option
                                                                   Shares      Price Range
- ------------------------------------------------------------------------------------------
Balance, December 31, 1990                                      2,074,752     $ 0.02-20.00
Options granted                                                   461,910     $14.21-27.25
Options exercised                                                (360,088)    $ 9.75-19.50
Options cancelled                                                 (62,518)    $ 9.75-19.88
                                                               ----------

Balance, December 31, 1991                                      2,114,056     $ 0.02-27.25
Options granted                                                   886,152     $22.63-32.00
Options exercised                                                (671,608)    $ 0.02-24.50
Options cancelled                                                 (29,270)    $14.25-31.25
                                                               ----------

Balance, December 31, 1992                                      2,299,330     $ 0.02-32.00
Options granted                                                   802,179     $29.00-46.38
Options exercised                                                (509,602)    $ 0.02-31.25
Options cancelled                                                 (51,767)    $14.88-41.00
                                                               ----------

Balance, December 31, 1993                                      2,540,140     $ 0.02-46.38
                                                               ==========

Options exercisable at the end of the year                        863,800
Options available for future grants                             1,062,370
Shares reserved, but unissued at the beginning of the year      4,112,903
Shares reserved, but unissued at the end of the year            3,602,510

The options outstanding at December 31, 1993 expire at various times in 1994 through 1998. Options exercisable at December 31, 1993 had an average price of $13.03. The average exercise price of all options outstanding at December 31, 1993 was $23.36.

Note 6 - Income Taxes

Income before income tax expense was taxed under the following jurisdictions:

- --------------------------------------------------------------------------
Year Ended December 31,                    1993         1992          1991
- --------------------------------------------------------------------------
Domestic                            $85,358,000  $62,716,000   $43,484,000
Foreign                               9,112,000    6,036,000     8,593,000
- --------------------------------------------------------------------------
Income before income tax expense    $94,470,000  $68,752,000   $52,077,000
==========================================================================

Income tax expense consists of the following:

- ------------------------------------------------------------------
Year Ended December 31,           1993         1992           1991
- ------------------------------------------------------------------
Current:
 Federal                   $27,414,000  $22,508,000    $13,420,000
 State                       5,734,000    4,012,000      2,707,000
 Non-U.S.                    3,284,000    2,071,000      3,128,000
Deferred:
 Federal                     3,909,000      880,000      2,454,000
 State                         842,000      209,000        160,000
- ------------------------------------------------------------------
Income tax expense         $41,183,000  $29,680,000    $21,869,000
==================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation


Deferred tax liabilities determined under FAS 109 are comprised of the following:

- ------------------------------------------------------------------------------------------------
                                                           December 31, 1993     January 1, 1993
- ------------------------------------------------------------------------------------------------
Excess contract amortization for tax purposes                    $31,222,000         $26,605,000
Installment sale for tax purposes on real estate
 partnerships sold prior to acquisition of subsidiary              1,919,000           2,110,000
Other                                                                597,000             272,000
- ------------------------------------------------------------------------------------------------
                                                                 $33,738,000         $28,987,000
================================================================================================

For purchase acquisitions which occurred prior to The Revenue Reconciliation Act of 1993, the excess contract amortization for income tax purposes results from the application of a method under which the deductions for income tax purposes are determined by (1) amortizing the cost assigned to contracts acquired on a straight-line basis over the same estimated useful lives as those used for financial reporting purposes; and (2) deducting the unamortized balance of such cost which is allocated to the individual contracts when any such contract is terminated. For acquisitions subsequent to The Revenue Reconciliaton Act of 1993, the deduction for income tax purposes is determined by amortizing the costs assigned to contracts acquired on a straight-line basis over a 15 year period, with no deduction for the unamortized balance of individual contract terminations in the year of termination. This change in tax treatment is pursuant to Section 197 of the Federal Tax Code which was added by The Revenue Reconciliation Act of 1993.

The effective income tax rate differs from the statutory Federal income tax rate as follows:

- --------------------------------------------------------------
                                      1993     1992       1991
- --------------------------------------------------------------
Federal income tax statutory rate       35%      34%        34%
State income taxes, net of
 federal benefit                         6        6          6
Nondeductible items                      3        3          2
- --------------------------------------------------------------
                                        44%      43%        42%
==============================================================

The deferred tax expense under APB 11 for the years ended December 31, 1992 and December 31, 1991 was $1,089,000 and $2,614,000, respectively, and was primarily due to the excess contract amortization for tax purposes. Income taxes of $31,264,000, $28,047,000 and $13,611,000 were paid in 1993, 1992 and
1991, respectively. Amounts related to income taxes payable were $10,189,000, at December 31, 1993, $7,939,000 at December 31, 1992 and $4,807,000 at
December 31, 1991.

The Company's federal income tax returns for the years ending December 31, 1984 through 1992 have been under audit by the Internal Revenue Service. On January 30, 1992, the Company received a Revenue Agent's Report proposing certain adjustments to the Company's federal income tax returns for the years ending December 31, 1984, 1985 and 1986. In April 1992, the Company filed its protest with the Internal Revenue Service. The principal issue involved is the deductibility of the amortization of costs assigned to investment advisory contracts acquired. Management and its advisors believe that the Company's practice of deducting the amortization of costs assigned to contracts acquired is correct and that the Company's position for the years under audit, and current year if the issue is raised, will ultimately be sustained on appeal within the Internal Revenue Service, or, if necessary, in court. In management's opinion, the appropriateness of the Company's practice was further supported in 1993 by the Supreme Court's favorable decision on similar practices for treating intangible assets. Should the adjustments proposed in the Revenue Agent's Report be upheld in their entirety, the Company's additional liability for federal income tax for the years covered by the report would approximate $13,124,000, plus statutory interest thereon. The Company believes that the amount, if any, which may become payable as a result of the audit will not have a material effect on the Company's consolidated financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation

Note 7 - Acquisitions and Commitments

During 1993, the Company issued shares of its common stock to acquire Heitman Financial Ltd. and Murray Johnstone Limited through transactions accounted for as poolings of interests. The Company also acquired Pell, Rudman & Co., Inc. and GSB Investment Management, Inc. during 1993 through purchase transactions.

During 1992, the Company issued shares of its common stock to acquire Acadian Asset Management, Inc. through a transaction accounted for as a pooling of interests. The Company also acquired Alpha Global Fixed Income Managers,
The L&B Group, NWQ Investment Management Company and Tom Johnson Investment Management, Inc. during 1992 through purchase transactions.

During 1991, the Company issued shares of its common stock to acquire Spectrum Asset Management, Inc. through a transaction accounted for as a pooling of interests. The Company also acquired Trinity Capital Advisors, which merged with Sterling Capital Management Company, and First Pacific Advisors, Inc. during 1991 through purchase transactions. In addition, the Company acquired a minority interest in the real estate investment management firm, Aldrich Eastman Waltch.

The purchase price, including contingent payments and direct costs, paid for the acquisitions accounted for as purchases and the allocations thereof are summarized as follows:

- ------------------------------------------------------------------------------
Year Ended December 31,                     1993          1992            1991
- ------------------------------------------------------------------------------
Consideration:
 Cash                                $32,693,000  $ 98,225,000    $ 58,012,000
 Subordinated notes                   18,737,000    57,795,000       8,960,000
 Common stock and warrants             1,161,000     2,292,000         335,000
 Contingent payments accrued (paid)      319,000    (2,000,000)    (12,660,000)
- ------------------------------------------------------------------------------
                                     $52,910,000  $156,312,000    $ 54,647,000
==============================================================================
Allocation of purchase price:
 Net tangible assets                 $ 2,112,000  $  4,321,000    $    538,000
 Cost assigned to contracts acquired  49,675,000   151,760,000      52,264,000
 Other assets                          1,123,000       231,000       1,845,000
- ------------------------------------------------------------------------------
                                     $52,910,000  $156,312,000    $ 54,647,000
==============================================================================

The results of operations of Pell, Rudman and GSB are included in the consolidated results of operations of the Company from their respective dates of acquisition, March 29, 1993 and December 29, 1993. On August 25, 1993 and November 16, 1993, the Company issued 2,024,398 shares and 1,670,000 shares of its common stock, respectively, to the former shareholders of Heitman and Murray Johnstone, respectively, to effect the poolings of interests with these firms. Accordingly, the consolidated financial statements of the Company have been restated to include Heitman and Murray Johnstone.

A reconciliation of revenues, net income and earnings per share as previously reported and as restated follows below:

- -------------------------------------------------------------------
                                               1992            1991
- -------------------------------------------------------------------
Revenues:
 As previously reported                $295,022,000    $234,666,000
 Pooled firms                            81,138,000      72,448,000
- -------------------------------------------------------------------
  As restated                          $376,160,000    $307,114,000
===================================================================
Net Income:
 As previously reported                $ 35,005,000    $ 24,375,000
 Pooled firms                             4,067,000       5,833,000
- -------------------------------------------------------------------
  As restated                          $ 39,072,000    $ 30,208,000
===================================================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Asset Management Corporation

- -------------------------------------------------------------------
                                               1992            1991
- -------------------------------------------------------------------
Earnings per share:
 Primary, as previously reported              $1.56           $1.22
 Primary, as restated                         $1.50           $1.27
 Fully diluted, as previously reported        $1.53           $1.15
 Fully diluted, as restated                   $1.47           $1.19
===================================================================

The revenues and net income of the 1993 pooled firms for the nine months ended September 30, 1993, the interim period nearest to the dates the poolings were consummated, were $61,037,000 and $4,682,000, respectively.

Cash and subordinated notes of $2,896,000 and 24,966 warrants valued at $214,000 were paid in 1993 in connection with a contingent payment due in 1993 to the former owners of an affiliate.

Cash totaling up to $5,000,000 and subordinated notes totaling up to $7,000,000 with warrants to purchase up to 212,121 shares of the Company's common stock at $33 per share are contingently payable in 1996 and 1997, respectively, to the former owners of two affiliates.

Unaudited pro forma data for the years ended December 31, 1993, 1992 and 1991 is set forth below, assuming all 1993, 1992 and 1991 acquisitions had been consummated on January 1, 1991, revenue sharing plans (see Note 1) had been in effect since that time and after certain other pro forma adjustments have been made.

- -----------------------------------------------------------------------------
Year Ended December 31,                     1993          1992           1991
- -----------------------------------------------------------------------------
Revenues                            $461,892,000  $426,550,000   $370,475,000
Net income                          $ 56,796,000  $ 46,511,000   $ 37,112,000
Primary earnings per share                 $1.97         $1.78          $1.54
Fully diluted earnings per share           $1.95         $1.75          $1.46