Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

UNITED ASSET MANAGEMENT'S CLIENTS

The following is an analysis of the clients of UAM's firms. All data are as of December 31, 1994, except as otherwise indicated.

     As of December 31, 1994, UAM's firms had 5,600 clients with approximately $104.0 billion under management for an average account size of $18.6 million. The twenty largest clients represented 16% of total assets under management, and the one hundred largest clients represented 36%. As of February 15, 1995, reflecting the acquisition of Provident Investment Counsel, the mix of assets under management for clients of UAM's firms was 56% U.S. equities, 18% U.S. bonds and cash, 11% real estate, 9% international securities and 6% stable value assets. The client list includes many of the largest corporate, public, charitable and union funds in the U.S. and abroad along with the funds of many individuals, several mutual fund organizations and a number of professional groups.

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

-----------------------------------------------------------------------------------------------------------------------
                                                     Assets Under                                          Average
                                                     Management                         Number            Account Size
As of December 31, 1994                              (in millions)     Percent          of Clients        (in millions)
-----------------------------------------------------------------------------------------------------------------------
Corporate Employee Benefit Plans                     $45,354            43.6%            1,702            $ 26.6
Government Employee Benefit Plans                     19,582            18.8               317              61.8
Mutual Funds                                          10,540            10.1                87             121.1
Endowments and Foundations                            10,021             9.6               697              14.4
Individuals                                            9,626             9.3             2,284*              4.2
Union Member Benefit Plans                             6,974             6.7               226              30.9
Professional Groups                                    1,355             1.3               256               5.3
Corporate Cash Reserves                                  594             0.6                31              19.2
-----------------------------------------------------------------------------------------------------------------------
                                                    $104,046           100.0%            5,600            $ 18.6
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

*These clients include 24 wrap-fee relationships with brokerage firms which represent approximately 20,000 individual accounts with $4.1 billion under management.



32