Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

COMMON STOCK INFORMATION


The Company's common stock is listed on the New York Stock Exchange. Presented below are the high, low and closing quarterly stock prices for 1994 and 1993, as reported on the New York Stock Exchange composite tape, together with quarterly dividends declared.

Ticker Symbol: UAM
--------------------------------------------------------------------------------
                                                                       Dividend
                                High         Low          Close        Declared
--------------------------------------------------------------------------------
First Quarter, 1994             $41-3/4      $32-1/2      $33-1/2      $0.24
Second Quarter, 1994            $36-1/2      $29-3/4      $33          $0.24
Third Quarter, 1994             $39-3/4      $32-5/8      $37-5/8      $0.26
Fourth Quarter, 1994            $38-3/8      $33-5/8      $36-7/8      $0.26
--------------------------------------------------------------------------------
First Quarter, 1993             $35-3/8      $28-3/8      $34          $0.20
Second Quarter, 1993            $42          $30-3/8      $41          $0.20
Third Quarter, 1993             $47-3/4      $38-5/8      $45-1/4      $0.22
Fourth Quarter, 1993            $46-1/2      $38-1/8      $40-1/2      $0.22


51