Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

TEN YEAR REVIEW
UNITED ASSET MANAGEMENT CORPORATION

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, UNLESS OTHERWISE INDICATED, EXCEPT PER SHARE AMOUNTS)        1994         1993         1992         1991         1990
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA

Revenues                                                                $492,288     $449,858     $376,160     $307,114     $254,938
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and related expenses                                      240,611      218,617      188,997      153,654      125,068
  Amortization of cost assigned to contracts acquired                     55,121       48,493       37,279       30,535       27,157
  Other operating expenses                                                80,577       73,043       65,016       53,944       53,015
------------------------------------------------------------------------------------------------------------------------------------
                                                                         376,309      340,153      291,292      238,133      205,240
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                                         115,979      109,705       84,868       68,981       49,698
------------------------------------------------------------------------------------------------------------------------------------
Interest expense, net and other amortization                              12,773       15,235       16,116       16,904       12,917
------------------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                         103,206       94,470       68,752       52,077       36,781
Income tax expense                                                        44,194       41,183       29,680       21,869       14,858
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary credit                                        59,012       53,287       39,072       30,208       21,923
Extraordinary credit--utilization of loss carryforward                         -            -            -            -            -
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                              $ 59,012     $ 53,287     $ 39,072     $ 30,208     $ 21,923
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE

Primary:
  Income before extraordinary credit                                       $2.00        $1.85        $1.50        $1.27        $1.01
  Extraordinary credit                                                         -            -            -            -            -
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $2.00        $1.85        $1.50        $1.27        $1.01
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fully diluted:
  Income before extraordinary credit                                       $2.00        $1.83        $1.47        $1.19        $1.01
  Extraordinary credit                                                         -            -            -            -            -
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $2.00        $1.83        $1.47        $1.19        $1.01
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED PER COMMON SHARE                                        $1.00        $0.84        $0.68        $0.55        $0.43

OPERATING DATA

Operating Cash Flow (net income plus amortization
  and depreciation)                                                     $119,986     $107,397     $ 81,445     $ 65,030     $ 52,883
Assets under management at end of year (in millions)                    $104,046     $100,084     $ 86,244     $ 72,456     $ 55,608

BALANCE SHEET DATA

Total assets                                                            $915,627     $675,800     $650,238     $521,408     $452,840
Cost assigned to contracts acquired, net                                $656,130     $461,705     $460,523     $343,421     $320,940
Long-term debt (including current portion)                              $365,339     $212,179     $272,860     $204,719     $189,234
Total stockholders' equity                                              $399,841     $353,011     $284,652     $223,584     $188,527

TEN YEAR REVIEW
UNITED ASSET MANAGEMENT CORPORATION

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, UNLESS OTHERWISE INDICATED, EXCEPT PER SHARE AMOUNTS)        1989         1988         1987         1986         1985
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA

Revenues                                                                $217,867     $184,208     $164,214     $120,364     $ 64,848
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and related expenses                                      105,148       84,151       78,037       60,864       33,535
  Amortization of cost assigned to contracts acquired                     23,808       21,387       14,398        8,527        4,372
  Other operating expenses                                                40,545       37,678       34,456       23,694       14,677
------------------------------------------------------------------------------------------------------------------------------------
                                                                         169,501      143,216      126,891       93,085       52,584
------------------------------------------------------------------------------------------------------------------------------------
Operating income                                                          48,366       40,992       37,323       27,279       12,264
------------------------------------------------------------------------------------------------------------------------------------
Interest expense, net and other amortization                              12,811       12,794        6,933        6,180        4,584
------------------------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                          35,555       28,198       30,390       21,099        7,680
Income tax expense                                                        13,654       11,160       13,167        9,823        3,473
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary credit                                        21,901       17,038       17,223       11,276        4,207
Extraordinary credit-utilization of loss carryforward                          -            -            -            -          700
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                              $ 21,901     $ 17,038     $ 17,223     $ 11,276     $  4,907
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE

Primary:
  Income before extraordinary credit                                       $1.02        $0.87        $0.83        $0.61        $0.33
  Extraordinary credit                                                         -            -            -            -         0.05
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $1.02        $0.87        $0.83        $0.61        $0.38
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Fully diluted:
  Income before extraordinary credit                                       $1.01        $0.86        $0.83        $0.59        $0.31
  Extraordinary credit                                                         -            -            -            -         0.05
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $1.01        $0.86        $0.83        $0.59        $0.36
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED PER COMMON SHARE                                        $0.34        $0.26        $0.18        $0.06            -

OPERATING DATA

Operating Cash Flow (net income plus amortization
  and depreciation)                                                     $ 49,349     $ 42,644     $ 35,313     $ 22,645     $ 11,273

Assets under management at end of year (in millions)                    $ 51,642     $ 39,663     $ 35,020     $ 26,845     $ 12,205

BALANCE SHEET DATA

Total assets                                                            $399,604     $341,548     $295,575     $265,204     $101,473
Cost assigned to contracts acquired, net                                $292,199     $258,804     $187,507     $187,843     $ 53,622
Long-term debt (including current portion)                              $154,340     $129,432     $ 71,128     $ 77,850     $ 41,164
Total stockholders' equity                                              $175,365     $161,971     $164,124     $142,747     $ 40,244
