Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

MANAGEMENT'S DISCUSSION AND ANALYSIS


The revenues of UAM's affiliated firms are derived from fees for investment advisory services provided to institutional and other clients. Investment advisory fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms. A minor portion of revenues are generated when firms consummate transactions for client portfolios. Assets under management can be affected by the addition of new client accounts or client contributions to existing accounts, withdrawals of assets from or terminations of client accounts and investment performance, which may depend on general market conditions.


-------------------------------------------------------------------------------
AMORTIZATION OF COST ASSIGNED TO CONTRACTS ACQUIRED AND OPERATING CASH FLOW (NET INCOME PLUS AMORTIZATION AND DEPRECIATION)

Cost assigned to contracts acquired, net of accumulated amortization, represented approximately 72% of the Company's total assets as of December 31, 1994. Amortization of cost assigned to contracts acquired, which is a non-cash charge, represented 15% of the Company's operating expenses. Recording the cost assigned to contracts acquired as an asset, with the resulting amortization as an operating expense, reflects the application of generally accepted accounting principles to acquisitions by UAM of investment management firms in transactions accounted for as purchases, where the principal assets acquired are the investment advisory contracts which evidence the firms' ongoing relationships with their clients.

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

     The cost assigned to contracts acquired is amortized on a straight-line basis over the estimated weighted average useful life of the contracts of individual firms acquired. These lives are estimated through statistical analysis of historical patterns of terminations and the size and age of the contracts acquired as of the acquisition date.

     When actual terminations differ from the statistical patterns developed or upon the occurrence of certain other events, the Company updates the lifing analyses discussed above. If the update indicates that any of the estimates of the average remaining lives should be shortened, the remaining cost assigned to contracts acquired will be amortized over the shorter life commencing in the year in which the new estimate is determined. There has been no material effect on the Company's financial position or results of operations as a result of these updates.

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

     For purposes of this discussion, "Operating Cash Flow" is defined as net income plus amortization and depreciation, as reflected in the Company's Consolidated Statement of Cash Flows. Management uses Operating Cash Flow not to the exclusion of net income, but rather as an additional important measure of the Company's performance. The Company changed its definition of Operating Cash Flow during 1994, to "net income plus amortization and depreciation" from "Cash flow provided by operations before working capital changes" which it had previously used. The only difference is that deferred income taxes are now excluded from Operating Cash Flow.

-------------------------------------------------------------------------------

RESULTS OF OPERATIONS

1994 COMPARED TO 1993

Revenues increased 9% to $492,288,000 in 1994 from $449,858,000 in 1993. This increase is the result of acquisitions that occurred during both 1994 and 1993 being partially offset by the effect of net client cash outflows and by net declines in market values. The revenues from the acquisitions of Dwight Asset Management Company, Suffolk Capital Management and JMB Institutional Realty were included from January 4, 1994, July 14, 1994 and December 2, 1994, their respective dates of acquisition. The revenues of Investment Research Company, acquired February 25, 1994 in a pooling of interests transaction, have been included for all of 1994. In addition, the revenues of Pell, Rudman & Co., Inc., acquired March 29, 1993, and GSB Investment Management, Inc., acquired December 29, 1993, were included for a full year in 1994, while only being included after their acquisition dates in 1993.

     Compensation increased 10% to $240,611,000 from $218,617,000 and other operating expenses increased 10% to $80,577,000 from $73,043,000 reflecting the acquisitions described above and higher compensation earned by employees of existing affiliated firms in accordance with revenue sharing agreements. Amortization of cost assigned to contracts acquired rose 14% to $55,121,000 from $48,493,000 primarily due to the acquisitions of Dwight Asset Management Company, Suffolk Capital Management and JMB Institutional Realty and a full year of amortization of Pell, Rudman & Co., Inc. and GSB Investment Management, Inc.

     Income before income taxes increased 9% to $103,206,000 from $94,470,000 in 1993 as a result of the events discussed above. Net income for 1994 increased 11% to $59,012,000 from $53,287,000 in 1993.

     Fully diluted earnings per share for 1994 increased 9% to $2.00 compared to $1.83 in 1993. This increase reflects the higher net income together with the effect of the Company's lower common stock price, partially offset by the issuance of shares of common stock and the exercise of warrants and stock options on the calculation of earnings per share under the modified treasury stock method. Amortization of cost assigned to contracts acquired on a per share basis increased to $1.86 in 1994 from $1.67 in 1993, primarily as a result of the acquisitions discussed above.

     Operating Cash Flow increased 12% to $119,986,000 from $107,397,000 in 1993, as a result of the circumstances discussed above.

1993 COMPARED TO 1992

Revenues increased 20% to $449,858,000 in 1993 from $376,160,000 in 1992. The increase in revenues is attributable to acquisitions that occurred during both 1993 and 1992 as well as favorable portfolio performance achieved by UAM's affiliated firms and positive client cash flow. The revenues of Pell, Rudman & Co., Inc. were included since its acquisition date of March 29, 1993. The revenues from the acquisitions of Alpha Global Fixed Income Managers, The L&B Group, NWQ Investment Management Company and Tom Johnson Investment Management, Inc. were included for a full year in 1993 while only being included after their dates of acquisition in 1992 which were March 16, 1992, June 25, 1992, October 21, 1992 and December 11, 1992, respectively.

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

     Operating Cash Flow increased 32% to $107,397,000 from $81,445,000 in 1992, as a result of the circumstances discussed above.


-------------------------------------------------------------------------------
FINANCIAL CONDITION AND LIQUIDITY

The Company generated $119,986,000 of Operating Cash Flow in 1994. This Operating Cash Flow and additional borrowings under the Company's line of credit were primarily used for the following: to finance the $170,394,000 cash portion of the acquisitions completed in 1994, to pay dividends to shareholders totaling $28,123,000 and to repurchase shares of the Company's common stock for $14,883,000. As of December 31, 1994, the Company had working capital of $65,175,000 and had $328,000,000 available under its $500,000,000 line of credit (see Note 3 to the Consolidated Financial Statements included in this Annual Report).

     As of December 31, 1994, the Company had signed an agreement to acquire Provident Investment Counsel in a transaction that will be accounted for as a purchase in 1995. As consideration, UAM has agreed to pay $285,369,000 in cash and subordinated notes, 459,385 warrants and 1,873,004 shares of its common stock to the former owners of Provident. The acquisition was consummated on February 15, 1995.

     Management believes that the Company's existing capital, together with Operating Cash Flow and borrowings available under its revolving line of credit, will provide the Company with sufficient resources to meet its present and reasonably foreseeable future cash needs. Management expects that the principal need for financial resources will be to acquire additional investment management firms, to fund shareholder dividends and to repurchase shares of the Company's common stock, which will require cash, the issuance of additional UAM securities, or some combination thereof.


-------------------------------------------------------------------------------
EFFECTS OF INFLATION

The Company's business is not capital intensive. Management believes that financial results as reported would not be significantly affected had such results been adjusted to reflect the effects of inflation and price changes.

     Increases or decreases in interest rates affect UAM's costs of operations chiefly through increasing or decreasing the interest expense related to bank borrowings and to subordinated debt which may be issued in connection with future acquisitions. To mitigate the risks associated with increases in interest rates, UAM has entered into and plans to continue to enter into interest rate protection agreements (see Note 1 to the Consolidated Financial Statements included in this Annual Report). Rates of interest on existing subordinated debt are fixed. Increases and decreases in interest rates may also affect market prices for the various asset classes held by the Company's affiliated firms as assets under management for clients. Changes in such prices may affect the affiliated firm's revenues, and therefore UAM's consolidated revenues.



35