Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

SELECTED QUARTERLY FINANCIAL DATA
UNAUDITED (IN THOUSANDS, EXCEPT PER SHARE DATA)

--------------------------------------------------------------------------------------------------------------------------
                                             1994                                                1993
--------------------------------------------------------------------------------------------------------------------------
                          First       Second        Third       Fourth        First       Second        Third       Fourth
                        Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------------
Revenues               $121,340     $115,525     $118,922     $136,501     $110,024     $109,661     $111,402     $118,771
Operating income       $ 29,365     $ 27,925     $ 28,655     $ 30,034     $ 25,418     $ 26,779     $ 28,087     $ 29,421
Income before
  income tax
  expense              $ 26,148     $ 25,017     $ 25,752     $ 26,289     $ 21,150     $ 22,791     $ 24,512     $ 26,017
Net income             $ 14,904     $ 14,294     $ 14,756     $ 15,058     $ 12,028     $ 13,047     $ 13,461     $ 14,751
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Primary earnings
  per share*              $0.50        $0.49        $0.50        $0.51        $0.44        $0.45        $0.46        $0.50
Fully diluted
  earnings per
  share*                  $0.50        $0.49        $0.50        $0.51        $0.43        $0.45         $.45        $0.50
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Operating Cash
  Flow**               $ 29,623     $ 28,907     $ 29,776     $ 31,680     $ 25,310     $ 26,414     $ 27,027     $ 28,646
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

 *Under generally accepted accounting principles, when earnings per share are computed under the modified treasury stock method and when the market price of a company's common stock changes, the total of four quarters' earnings per share may not equal the earnings per share for the year.
**Net income plus amortization and depreciation.


51