Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

CONSOLIDATED BALANCE SHEET
UNITED ASSET MANAGEMENT CORPORATION

------------------------------------------------------------------------------------------------------------
December 31,                                                                       1994                 1993
------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                               $ 89,050,000          $ 62,807,000
  Investment advisory fees receivable                                       77,292,000            75,003,000
  Other current assets                                                      12,922,000             5,611,000
------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                       179,264,000           143,421,000
Fixed assets, net                                                           19,351,000            14,994,000
Cost assigned to contracts acquired, net of accumulated
  amortization of $272,444,000 in 1994 and $218,078,000
  in 1993                                                                  656,130,000           461,705,000
Other assets                                                                60,882,000            55,680,000
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                              $915,627,000          $675,800,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                   $ 65,032,000          $ 56,541,000
  Accrued compensation                                                      48,048,000            20,331,000
  Current portion of notes payable                                           1,009,000             1,628,000
------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                  114,089,000            78,500,000
Senior notes payable                                                       172,000,000            80,000,000
Subordinated notes payable                                                 192,330,000           130,551,000
Deferred income taxes                                                       37,367,000            33,738,000
------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                          515,786,000           322,789,000
------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Common stock, par value $.01 per share:
    Authorized--200,000,000 shares
    Issued--28,283,082 shares in 1994 and 26,972,398 in 1993                   283,000               270,000
  Capital in excess of par value                                           255,162,000           233,759,000
  Retained earnings                                                        150,951,000           118,982,000
------------------------------------------------------------------------------------------------------------
                                                                           406,396,000           353,011,000
  Less treasury shares at cost-189,726 shares in 1994                       (6,555,000)                   __
------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                 399,841,000           353,011,000
------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $915,627,000          $675,800,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


38