Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

CONSOLIDATED STATEMENT OF INCOME
UNITED ASSET MANAGEMENT CORPORATION

----------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                            1994                 1993                1992
----------------------------------------------------------------------------------------------------------------
REVENUES                                                   $492,288,000         $449,858,000        $376,160,000
----------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Compensation and related expenses                         240,611,000          218,617,000         188,997,000
  Amortization of cost assigned to
    contracts acquired                                       55,121,000           48,493,000          37,279,000
  Other operating expenses                                   80,577,000           73,043,000          65,016,000
----------------------------------------------------------------------------------------------------------------
                                                            376,309,000          340,153,000         291,292,000
----------------------------------------------------------------------------------------------------------------
Operating income                                            115,979,000          109,705,000          84,868,000
----------------------------------------------------------------------------------------------------------------
NON-OPERATING EXPENSES:
  Interest expense, net                                      11,512,000           13,790,000          14,755,000
  Other amortization                                          1,261,000            1,445,000           1,361,000
----------------------------------------------------------------------------------------------------------------
                                                             12,773,000           15,235,000          16,116,000
----------------------------------------------------------------------------------------------------------------
Income before income tax expense                            103,206,000           94,470,000          68,752,000
Income tax expense                                           44,194,000           41,183,000          29,680,000
----------------------------------------------------------------------------------------------------------------
NET INCOME                                                 $ 59,012,000         $ 53,287,000        $ 39,072,000
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Earnings per common and common
  equivalent share                                                $2.00                $1.85               $1.50
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Earnings per common share assuming
  full dilution                                                   $2.00                $1.83               $1.47
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


39