Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

CONSOLIDATED STATEMENT OF CASH FLOWS
UNITED ASSET MANAGEMENT CORPORATION

------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                             1994              1993              1992
------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income                                                $ 59,012,000      $ 53,287,000      $ 39,072,000
  Adjustments to reconcile net income to net
    cash flow from operating activities:
    Amortization of cost assigned to
      contracts acquired                                      55,121,000        48,493,000        37,279,000
  Depreciation                                                 4,592,000         4,172,000         3,733,000
  Other amortization                                           1,261,000         1,445,000         1,361,000
------------------------------------------------------------------------------------------------------------
  NET INCOME PLUS AMORTIZATION AND
    DEPRECIATION                                             119,986,000       107,397,000        81,445,000
  Changes in assets and liabilities:
    Increase in investment advisory fees
      receivable                                              (1,758,000)       (8,038,000)       (6,675,000)
    Increase in other current assets                          (7,276,000)         (103,000)         (667,000)
    Increase in accounts payable and accrued
      expenses                                                 7,649,000        11,290,000        14,199,000
    Increase (decrease) in accrued
      compensation                                            27,615,000         2,172,000        (8,929,000)
    Increase in deferred income taxes                          3,629,000         4,751,000         1,089,000
------------------------------------------------------------------------------------------------------------
NET CASH FLOW FROM OPERATING ACTIVITIES                      149,845,000       117,469,000        80,462,000
------------------------------------------------------------------------------------------------------------
Cash flow from (used in) investing activities:
  Purchase of fixed assets                                    (8,747,000)       (4,508,000)       (5,825,000)
  Cash additions to cost assigned to
    contracts acquired                                      (161,649,000)      (30,499,000)      (94,294,000)
  Change in other assets                                      (4,099,000)       (2,045,000)        1,709,000
------------------------------------------------------------------------------------------------------------
NET CASH FLOW USED IN INVESTING ACTIVITIES                  (174,495,000)      (37,052,000)      (98,410,000)
------------------------------------------------------------------------------------------------------------
Cash flow from (used in) financing activities:
  Purchase of treasury shares                                (14,883,000)       (4,166,000)       (3,023,000)
  Additions to long-term debt                                224,500,000        64,500,000       150,471,000
  Reductions in long-term debt                              (140,280,000)     (114,736,000)     (110,517,000)
  Issuance or reissuance of equity securities                  8,153,000         9,590,000         8,408,000
  Dividends declared                                         (28,123,000)      (20,304,000)      (17,284,000)
------------------------------------------------------------------------------------------------------------
NET CASH FLOW FROM (USED IN) FINANCING
  ACTIVITIES                                                  49,367,000       (65,116,000)       28,055,000
------------------------------------------------------------------------------------------------------------
EFFECT OF FOREIGN EXCHANGE RATE CHANGES
  ON CASH FLOW                                                 1,526,000          (562,000)       (5,092,000)
------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                     26,243,000        14,739,000         5,015,000
Cash and cash equivalents at beginning
 of year                                                      62,807,000        48,068,000        43,053,000
------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $ 89,050,000      $ 62,807,000      $ 48,068,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


40