Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS' EQUITY
UNITED ASSET MANAGEMENT CORPORATION

-----------------------------------------------------------------------------------------------------------------
                                                 Common      Capital in                                  Treasury
                                     Shares    Stock at       Excess of       Retained    Treasury         Shares
                                     Issued   Par Value       Par Value       Earnings      Shares        at Cost
-----------------------------------------------------------------------------------------------------------------
December 31, 1991                21,670,459    $217,000    $150,353,000   $ 73,014,000          --    $        --
Issuance of stock                   235,158       2,000       7,959,000             --          --             --
Exercise of stock
  options and warrants            2,813,949      28,000      35,503,000       (128,000)    103,800      2,473,000
Issuance of warrants                     --          --       2,292,000             --          --             --
Purchase of treasury
  shares                                 --          --              --             --    (122,700)    (3,023,000)
Net income                               --          --              --     39,072,000          --             --
Dividends declared
  ($0.68 per share)                      --          --              --    (13,506,000)         --             --
Dividends declared by
  pooled companies                       --          --              --     (3,778,000)         --             --
Foreign currency
  translation adjustment                 --          --              --     (5,826,000)         --             --
-----------------------------------------------------------------------------------------------------------------
December 31, 1992                24,719,566     247,000     196,107,000     88,848,000     (18,900)      (550,000)
Issuance of stock                       319          --          11,000             --          --             --
Exercise of stock
  options and warrants            2,252,513      23,000      36,491,000     (2,195,000)    158,300      4,716,000
Issuance of warrants                     --          --       1,150,000             --          --             --
Purchase of
 treasury shares                         --          --              --             --    (139,400)    (4,166,000)
Net income                               --          --              --     53,287,000          --             --
Dividends declared
  ($0.84 per share)                      --          --              --    (20,304,000)         --             --
Foreign currency
  translation adjustment                 --          --              --       (654,000)         --             --
-----------------------------------------------------------------------------------------------------------------
December 31, 1993                26,972,398     270,000     233,759,000    118,982,000          --             --
Issuance of stock                   575,437       6,000           1,000      2,205,000          --             --
Exercise of stock
  options and warrants              735,247       7,000      17,357,000     (2,989,000)    256,274      8,328,000
Issuance of warrants                     --          --       4,045,000             --          --             --
Purchase of treasury
  shares                                 --          --              --             --    (446,000)   (14,883,000)
Net income                               --          --              --     59,012,000          --             --
Dividends declared
 ($1.00 per share)                       --          --              --    (28,123,000)         --             --
Foreign currency
  translation adjustment                 --          --              --      1,864,000          --             --
-----------------------------------------------------------------------------------------------------------------
December 31, 1994                28,283,082    $283,000    $255,162,000   $150,951,000    (189,726)   $(6,555,000)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.




41