Form 10-K, Exhibit 13
UNITED ASSET MANAGEMENT CORP
filed 1995-03-24
CIK 796370

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION

-------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY
The principal business activities of United Asset Management Corporation (the Company) are investment advisory services, primarily for institutional clients, and the acquisition of institutional investment management firms. The wholly-owned subsidiaries operate in one business segment, that is, as investment advisers.

     The Company has arrangements with its subsidiaries and certain of their principal officers (revenue sharing plans) under which the subsidiaries are entitled to use a portion (determined by formula) of their revenues to meet their operating expenses, including compensation, at the discretion of the subsidiaries' management. All operating expenses incurred by the subsidiaries and covered under the terms of the revenue sharing plans are charged to operations and reported as compensation and related expenses or as other operating expenses in these consolidated financial statements. Revenues in excess of those used to meet operating expenses of a subsidiary are used by the Company to meet its operating and cash flow needs.

CONSOLIDATION
These consolidated financial statements include the accounts of the Company and all of its subsidiaries. All intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION
The majority of the Company's revenues are derived from investment advisory fees that are normally accrued over the period in which services are performed. Any fees collected in advance are deferred and recognized as income over the period earned. Transaction based fees are recognized when all contractual obligations have been satisfied. All investment advisory fees receivable are expected to be collected.

FIXED ASSETS AND DEPRECIATION
Equipment and other fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

COST ASSIGNED TO CONTRACTS ACQUIRED AND GOODWILL
The purchase price for the acquisition of companies acquired in business combinations accounted for as a purchase is allocated based on the fair value of the net assets acquired, primarily investment advisory contracts.

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

     Purchase price in excess of the fair value of the net assets acquired is recorded as goodwill and amortized on a straight-line method over 40 years. Goodwill, net of accumulated amortization, was $21,419,000 and $19,802,000 at December 31, 1994 and 1993, respectively, and is included in other assets in the accompanying consolidated balance sheet.

INCOME TAXES
Income taxes for financial reporting purposes are recorded in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities, primarily the cost of contracts acquired. The Company's prospective adoption of FAS 109, effective January 1993, did not have a material effect on the Company's consolidated financial statements. Prior to adoption, the Company's income taxes for financial reporting purposes were determined in accordance with APB 11.

RETIREMENT AND PENSION PLANS
The Company has certain retirement and pension plans which cover eligible employees of the Company and its subsidiaries. All plans are defined contribution retirement plans, with the exception of a defined benefit pension plan maintained by a non-U.S. subsidiary. The expense related to all plans was $6,883,000, $7,050,000 and $6,048,000 in 1994, 1993 and 1992, respectively.

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

     Earnings per common share assuming full dilution are determined based on
(1) the weighted average number of common and common equivalent shares assumed outstanding under the modified treasury stock method during the period; and (2) the issuance of contingently issuable stock and warrants at the most dilutive level.

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

INTEREST RATE PROTECTION AGREEMENTS
The Company periodically enters into interest rate protection agreements to reduce the potential impact of increases in interest rates associated with borrowings under the Company's Reducing Revolving Credit Agreement. Premiums paid for these instruments are amortized as interest expense over the terms of the agreements. Any payments received under these agreements are recorded as a reduction of interest expense.

--------------------------------------------------------------------------------
NOTE 2 - FIXED ASSETS AND LEASE OBLIGATIONS
Fixed assets, which have estimated useful lives up to 10 years, consist of the following:

--------------------------------------------------------------------------------
December 31,                                        1994            1993
--------------------------------------------------------------------------------
Equipment, leasehold improvements and other
  fixed assets                                    $ 47,124,000      $40,724,000
Accumulated depreciation and amortization          (27,773,000)     (25,730,000)
--------------------------------------------------------------------------------
                                                  $ 19,351,000      $14,994,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

At December 31, 1994, future minimum rentals for operating leases that have initial or non-cancelable lease terms in excess of one year are payable as follows:

--------------------------------------------------------------------------------
                                                                        Required
                                                                         Minimum
Year Ended December 31,                                                  Payment
--------------------------------------------------------------------------------
1995                                                                 $14,794,000
1996                                                                 $13,191,000
1997                                                                 $11,599,000
1998                                                                 $ 9,248,000
1999                                                                 $ 8,133,000
Thereafter                                                           $22,526,000

     Rent expense for 1994, 1993 and 1992 approximated $13,173,000, $11,776,000 and $9,059,000, respectively.

--------------------------------------------------------------------------------
NOTE 3 - NOTES PAYABLE
During 1994, the Company amended and restated its Reducing Revolving Credit Agreement (the Credit Agreement) with a group of banks whereby the Company may borrow, prepay and reborrow up to $500,000,000. A five-year credit facility exists on $400,000,000 of this total, whereby any principal amount of outstanding borrowings as of August 29, 1996 will be payable in twelve quarterly installments through August 29, 1999. The remaining $100,000,000 may be borrowed through November 18, 1995 and any principal amount outstanding at that time will be due. As of December 31, 1994, a commitment fee ranging from 1/4 of 1% to 3/8 of 1% is payable on the daily average unused portions of the $500,000,000 commitment under the Credit Agreement.

     Interest rates available for amounts outstanding under the $400,000,000 facility of the Credit Agreement are currently: prime, 3/4 of 1% over LIBOR, 7/8 of 1% over certain certificate of deposit rates or a money market bid option. Under the money market bid option, the Company can borrow up to $50,000,000 from members of the banking group at prevailing money market rates; any such borrowings reduce the commitment under the Credit Agreement. Interest rates available for amounts outstanding under the $100,000,000 facility of the Credit Agreement are currently: prime, 1% over LIBOR and 1-1/8% over certain certificate of deposit rates.

     The Company is required to meet certain financial covenants, including covenants restricting dividends and repurchase of the Company's stock, and requiring the Company to maintain a minimum net worth, as defined. The Company must also continue to maintain certain minimum working capital, cash flow, and debt to equity ratios. Under the terms of the most restrictive covenant, $80,000,000 is available for the payment of cash dividends and repurchase of the Company's stock during 1995.

     At December 31, 1994, $172,000,000 was outstanding under the Credit Agreement. Borrowings under the Credit Agreement are secured by the stock of the Company's subsidiaries.

     At December 31, 1994, the Company was a party to interest rate protection agreements entered into with certain members of the Company's banking group, which extend up to four years and limit interest rates to an average of 8.1%. These agreements fully cover the Company's borrowings under the Credit Agreement as of December 31, 1994. Unamortized premiums outstanding were $3,532,000 and $51,000 at December 31, 1994 and 1993, respectively. These amounts approximate fair market value of the agreements.

     At December 31, 1994 and 1993, the Company also had $189,757,000 and $124,942,000 of subordinated notes outstanding, respectively, which primarily represent a portion of the consideration paid to selling shareholders of businesses acquired. The notes which mature at various dates in 1995 to 2001 have interest rates ranging from 5.5% to 9% and may be tendered by the selling shareholders upon the exercise of warrants issued in conjunction with acquisitions. The majority of these selling shareholders remain employed by the Company's subsidiaries subsequent to the date of acquisition.

     One of the Company's subsidiaries also had subordinated notes outstanding of $3,582,000 and $7,237,000 at December 31, 1994 and 1993, respectively, which are secured by certain assets of the subsidiary.

     Due to the unique nature of each of the subordinated debt instruments issued to the sellers of firms, the assessment of current fair value is not practicable.

     Accrued interest at December 31, 1994 and 1993 was $4,925,000 and $3,717,000, respectively. Interest expense and interest paid for each of the three years ended December 31 were as follows:

-------------------------------------------------------------------------------
                                           1994            1993            1992
-------------------------------------------------------------------------------
Interest expense                    $13,337,000     $15,111,000     $16,135,000
Interest paid                       $12,129,000     $15,095,000     $16,197,000


     The aggregate cash repayments of the outstanding borrowings during each of thefive years subsequent to December 31, 1994 total the following amounts:

--------------------------------------------------------------------------------
                                                                        Required
                                                                         Minimum
Year Ended December 31,                                                  Payment
--------------------------------------------------------------------------------
1995                                                                 $ 4,218,000
1996                                                                 $20,364,000
1997                                                                 $68,976,000
1998                                                                 $60,310,000
1999                                                                 $95,428,000

     In connection with the exercise of warrants through the tender of subordinated notes, subordinated debt of $16,611,000, $29,488,000 and $29,788,000 was extinguished in 1994, 1993 and 1992, respectively. In addition, during 1994 subordinated notes totaling $3,959,000 were paid in cash.

     Through February 15, 1995, $11,071,000 of the subordinated notes included on the December 31, 1994 balance sheet were tendered in payment for the exercise of warrants. To the extent not so tendered by the holders, the Company intends to refinance any subordinated notes which mature in 1995 using its available line of credit.

-------------------------------------------------------------------------------
NOTE 4 - STOCKHOLDERS' EQUITY
During 1994, 1993 and 1992, the Company issued 575,437, 3,694,398 and 843,050 shares of common stock, respectively, to effect acquisitions accounted for as poolings of interests. The Company issued 1,690,653, 393,806 and 1,617,316 warrants during 1994, 1993 and 1992, respectively, to effect acquisitions accounted for as purchases.

     The Company has a program to systematically repurchase shares of its common stock to meet the requirements for future issuance of shares upon the exercise of stock options and warrants. During 1994, the Company's directors increased the number of shares authorized for repurchase from 4,000,000 to 6,000,000 shares. Through December 31, 1994, 3,324,117 shares of common stock had been repurchased at a cost of $58,226,000 and all but 189,726 shares had been reissued from treasury upon the exercise of stock options and warrants.

     Included in accounts payable and accrued expenses at December 31, 1994 and 1993 are dividends payable of $7,304,000 and $5,907,000, respectively.

     At December 31, 1994, the following warrants were outstanding at an average exercise price of $35.14 per share:

--------------------------------------------------------------------------------
Shares Issuable                    Exercise Price             Year of Expiration
--------------------------------------------------------------------------------
        530,438                    $23.00                                   1995
        243,311                    $16.22-23.00                             1996
        593,609                    $16.50-23.00                             1997
         81,116                    $23.00-29.00                             1998
      1,617,316                    $33.00-35.00                             1999
        150,421                    $29.00-33.00                             2000
      1,934,038                    $29.00-57.50                             2001
      ---------
      5,150,249
      ---------
      ---------

     The Company is authorized to issue 5,000,000 shares of $1.00 par value preferred stock, none of which has been issued through December 31, 1994.

-------------------------------------------------------------------------------
NOTE 5 - STOCK OPTION PLANS
During 1994, the Company adopted the 1994 Stock Option Plan (the 1994 Plan) and the 1994 Eligible Directors Stock Option Plan (the 1994 Directors Plan), with such plans superseding all previously existing stock option plans. Under the 1994 Plan, the Board of Directors is authorized to grant options for the purchase of 2,900,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. Consistent with prior plans, the exercise price of the options is not less than the fair market value at the date of the grant. The options expire five years from the date of the grant and may not be exercised for one year from the date of the grant. Thereafter, they may be exercised at dates stipulated in each grant. An additional 300,000 shares may be awarded under the 1994 Directors Plan. Under this plan, eligible directors will be granted 5,000 options annually for the purchase of shares of the Company's common stock at the fair market value at the date of the grant. In addition, eligible directors may also elect to receive discounted options in lieu of a portion of their directors' fees. In 1994, 30,000 shares were granted under the annual plan and 4,924 discounted options were issued in lieu of directors' fees. These options expire five years from the date of the grant.

     The following is a summary of stock option transactions during 1992, 1993 and 1994:

--------------------------------------------------------------------------------
                                                  Number of         Stock Option
                                                     Shares          Price Range
--------------------------------------------------------------------------------
Balance, December 31, 1991                        2,114,056         $ 0.02-27.25
Options granted                                     886,152         $22.63-32.00
Options exercised                                  (671,608)        $ 0.02-24.50
Options canceled                                    (29,270)        $14.25-31.25
                                                  ---------
Balance, December 31, 1992                        2,299,330         $ 0.02-32.00
Options granted                                     802,179         $29.00-46.38
Options exercised                                  (509,602)        $ 0.02-31.25
Options canceled                                    (51,767)        $14.88-41.00
                                                  ---------
Balance, December 31, 1993                        2,540,140         $ 0.02-46.38
Options granted                                   1,063,977         $26.81-40.75
Options exercised                                  (255,685)        $ 0.02-31.25
Options canceled                                    (60,602)        $14.25-46.38
                                                  ---------
Balance, December 31, 1994                        3,287,830         $ 0.02-46.38
                                                  ---------
                                                  ---------
Options exercisable at the end of the year        1,208,575
Options available for future grants               2,931,787
Shares reserved, but unissued at the
beginning of the year                             3,602,510
Shares reserved, but unissued at the
end of the year                                   6,219,611

     The options outstanding at December 31, 1994 expire at various times in 1995 through 1999. Options exercisable at December 31, 1994 had an average price of $18.50. The average exercise price of all options outstanding at December 31, 1994 was $27.79.

--------------------------------------------------------------------------------
NOTE 6 - INCOME TAXES
Income before income tax expense was taxed under the following jurisdictions:

--------------------------------------------------------------------------------
Year Ended December 31,                     1994            1993            1992
--------------------------------------------------------------------------------
Domestic                            $ 92,170,000     $85,358,000     $62,716,000
Foreign                               11,036,000       9,112,000       6,036,000
--------------------------------------------------------------------------------
                                    $103,206,000     $94,470,000     $68,752,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Income tax expense consists of the following:

--------------------------------------------------------------------------------
Year Ended December 31,                     1994            1993            1992
--------------------------------------------------------------------------------
Current:
  Federal                            $30,159,000     $27,414,000     $22,508,000
  State                                6,658,000       5,734,000       4,012,000
  Non-U.S.                             3,748,000       3,284,000       2,071,000
Deferred:
  Federal                              2,948,000       3,909,000         880,000
  State                                  681,000         842,000         209,000
--------------------------------------------------------------------------------
                                     $44,194,000     $41,183,000     $29,680,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Deferred tax liabilities are comprised of the following:

--------------------------------------------------------------------------------
December 31,                                                1994            1993
--------------------------------------------------------------------------------
Excess contract amortization for
  tax purposes                                       $35,043,000     $31,222,000
Installment sale for tax purposes on real estate
  partnerships sold prior to acquisition
  of subsidiary                                        1,675,000       1,919,000
Other                                                    649,000         597,000
--------------------------------------------------------------------------------
                                                     $37,367,000     $33,738,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     For purchase acquisitions which occurred prior to The Revenue Reconciliation Act of 1993 (the Act), the excess contract amortization for income tax purposes results from the application of a method under which the deductions for income tax purposes are determined by (1) amortizing the cost assigned to contracts acquired on a straight-line basis over the same estimated useful lives as those used for financial reporting purposes; and (2) deducting the unamortized balance of such cost which is allocated to the individual contracts when any such contract is terminated. For acquisitions subsequent to the Act, the deduction for income tax purposes is determined by amortizing the costs assigned to contracts acquired on a straight-line basis over a 15 year period, with no deduction for the unamortized balance of individual contract terminations.

     The effective income tax rate differs from the statutory Federal income tax rate as follows:

-------------------------------------------------------------------------------
                                                      1994       1993      1992
-------------------------------------------------------------------------------
Federal income tax statutory rate                       35%        35%       34%
State income taxes, net of federal benefit               5          6         6
Nondeductible items                                      3          3         3
-------------------------------------------------------------------------------
                                                        43%        44%       43%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     Income taxes of $39,907,000, $31,264,000 and $28,047,000 were paid in 1994,
1993 and 1992, respectively. Amounts related to income taxes payable were $9,064,000 and $10,189,000 at December 31, 1994 and 1993, respectively.

     The Company's federal income tax returns for the years ending December 31, 1984 through 1992 remain under audit by the Internal Revenue Service. On January 30, 1992, the Company received a Revenue Agent's Report proposing certain adjustments to the Company's federal income tax returns for the years ending December 31, 1984, 1985 and 1986. In April 1992, the Company filed its protest with the Internal Revenue Service. The principal issue involved is the deductibility of the amortization of costs assigned to investment advisory contracts acquired. Management and its advisors believe that the Company's practice of deducting the amortization of costs assigned to contracts acquired is correct and that the Company's position for the years under audit, and subsequent years if the issue is raised, will ultimately be sustained on appeal within the Internal Revenue Service, or, if necessary, in court. In management's opinion, the appropriateness of the Company's practice was further supported in 1993 by the Supreme Court's favorable decision on similar practices for treating intangible assets. Should the adjustments proposed in the Revenue Agent's Report be upheld in their entirety, the Company's additional liability for federal income tax for the years covered by the report would approximate $13,124,000, plus statutory interest thereon. The Company believes that the amount, if any, which may become payable as a result of the audit will not have a material effect on the Company's consolidated financial position.

--------------------------------------------------------------------------------
NOTE 7 - ACQUISITIONS AND COMMITMENTS
During 1994, the Company issued shares of its common stock to acquire Investment Research Company through a transaction accounted for as a pooling of interests. The Company also acquired Dwight Asset Management Company and Suffolk Capital Management during 1994 through purchase transactions. In addition, the Company acquired, through a purchase transaction, certain assets of JMB Institutional Realty and JMB Properties Company which were contributed to an affiliate, Heitman Financial Ltd.

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

     The purchase price, including direct costs, associated with the acquisitions accounted for as purchases and the allocations thereof are summarized as follows:

-------------------------------------------------------------------------------
Year Ended December 31,                   1994            1993             1992
-------------------------------------------------------------------------------
Consideration:
  Cash                            $170,394,000     $32,693,000     $ 96,225,000
  Subordinated notes                85,584,000      19,056,000       57,795,000
  Common stock and warrants          4,045,000       1,161,000        2,292,000
-------------------------------------------------------------------------------
                                  $260,023,000     $52,910,000     $156,312,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Allocation of purchase price:
  Net tangible assets             $  6,464,000     $ 2,112,000     $  4,321,000
  Cost assigned to
  contracts acquired               251,365,000      49,675,000      151,760,000
  Other assets                       2,194,000       1,123,000          231,000
-------------------------------------------------------------------------------
                                  $260,023,000     $52,910,000     $156,312,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     The results of operations of Dwight, Suffolk and JMB are included in the consolidated results of operations of the Company from their respective dates of acquisition, January 4, 1994, July 14, 1994 and December 2, 1994. On February 25, 1994, the Company issued 566,099 shares of its common stock to the former shareholders of IRC to effect the pooling of interests with that firm. The results of IRC have been reflected since January 1, 1994. As this transaction is not considered material to the consolidated financial statements of the Company, prior year financial statements have not been restated.

     Cash and subordinated notes of $2,896,000 and 24,966 warrants valued at $214,000 were paid in 1993 in connection with additional purchase price commitments due in 1993 to the former owners of an affiliate.

     In conjunction with certain acquisitions and employment arrangements, the Company has entered into agreements to make payments potentially totaling as much as $177,000,000 (including the $125,000,000 associated with the Provident Investment Counsel acquisition discussed below) in the form of cash, subordinated notes and the Company's common stock, on dates through 2001. These payments are dependent upon the achievement of stipulated business goals.

     Unaudited pro forma data for the years ended December 31, 1994, 1993 and 1992 is set forth below, giving consideration to the acquisitions occurring in the respective three year period assuming revenue sharing plans (see Note 1) had been in effect and after certain other pro forma adjustments have been made. This pro forma does not include the effects of the Provident Investment Counsel acquisition which is separately disclosed below.

--------------------------------------------------------------------------------
Year Ended December 31,                      1994           1993            1992
--------------------------------------------------------------------------------
Revenues                             $563,080,000   $548,305,000    $507,390,000
Net income                           $ 62,367,000    $61,986,000     $49,823,000
Primary earnings per share                  $2.12          $2.10           $1.88
Fully diluted earnings per share            $2.12          $2.08           $1.86

     On February 15, 1995, the Company completed its acquisition of Provident which will be accounted for as a purchase transaction in 1995. As consideration, the Company paid cash and subordinated notes of $285,369,000, 459,385 warrants and 1,873,004 shares of its common stock to the former owners of Provident. Additional purchase price associated with this acquisition, totaling up to $125,000,000 in a combination of cash, the Company's common stock and subordinated notes and warrants may be payable in 1998.

     The unaudited pro forma combined condensed balance sheet of the Company and Provident as of December 31, 1994 after giving effect to certain pro forma adjustments is as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Assets:

Current assets                                                    $  188,039,000
Fixed assets, net                                                     21,318,000
Cost assigned to contracts acquired, net                             999,047,000
Other assets                                                          60,882,000
--------------------------------------------------------------------------------
                                                                  $1,269,286,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:

Current liabilities                                               $  114,089,000
Senior notes payable                                                 184,750,000
Subordinated notes payable                                           464,949,000
Other liabilities                                                     37,367,000
Stockholders' equity                                                 468,131,000
--------------------------------------------------------------------------------
                                                                  $1,269,286,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The unaudited pro forma combined results of operations of the Company and Provident for the year ended December 31, 1994 is set forth below. This pro forma is based on the actual 1994 results of the Company and assumes the revenue sharing plan (see Note 1) had been in effect and certain other pro forma adjustments have been made with respect to Provident.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Revenues                                                            $572,321,000
Net income                                                          $ 61,275,000
Primary earnings per share                                                 $1.98
Fully diluted earnings per share                                           $1.98