Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

UNITED ASSET MANAGEMENT'S CLIENTS
-------------------------------------------------------------------------------

The following is an analysis of the clients of UAM's firms. All data are as of December 31, 1995.

UAM's firms had 6,040 clients with approximately $142.1 billion under management for an average account size of $23.5 million. On a fee basis, the 20 largest clients represented 10% of total revenues and the 100 largest clients represented 21%. On an asset basis, the 20 largest clients represented 16% of the total assets under management and the 100 largest clients represented 34%. The mix of assets under management for clients of UAM's firms was 59% U.S. equities, 18% U.S. bonds and cash, 10% real estate, 8% international securities and 5% stable value assets. The client list includes many of the largest corporate, government, charitable and union funds in the U.S. and abroad along with the funds of several mutual fund organizations, many individuals and a number of professional groups.

Each UAM firm is dedicated to providing superior, focused and individualized service to its clients. A sound and consistent investment philosophy, regular communications and a keen awareness of individual client needs are all critical elements in providing high-quality client service. Because each affiliate retains its own identity, together with its investment and operating independence, UAM's unique structure enhances each operating firm's ability to meet or exceed client expectations, and thereby to retain existing clients and attract new prospects.


----------------------------------------------------------------------------------------------
                                      ASSETS UNDER                                     AVERAGE
                                        MANAGEMENT                      NUMBER    ACCOUNT SIZE
AS OF DECEMBER 31, 1995              (IN MILLIONS)      PERCENT     OF CLIENTS    (IN MILLIONS)
-----------------------------------------------------------------------------------------------

Corporate Employee Benefit Plans          $ 54,615        38.4%        1,816            $ 30.1
Government Employee Benefit Plans           27,870        19.6           339              82.2
Mutual Funds                                22,582        15.9           135             167.3
Individuals                                 12,917         9.1         2,455*              5.3
Endowments and Foundations                  12,218         8.6           775              15.8
Union Member Benefit Plans                  10,033         7.1           263              38.1
Professional Groups                          1,436         1.0           239               6.0
Corporate Cash Reserves                        453         0.3            18              25.2
_______________________________________________________________________________________________
                                          $142,124       100.0%        6,040            $ 23.5
_______________________________________________________________________________________________
_______________________________________________________________________________________________



*These clients include 58 wrap-fee relationships with brokerage firms which represent approximately 25,000 individual accounts with $5.8 billion under management.