Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

COMMON STOCK INFORMATION
-------------------------------------------------------------------------------

The Company's common stock is listed on the New York Stock Exchange. Presented below are the high, low and closing quarterly stock prices for 1994 and 1995, as reported on the New York Stock Exchange composite tape, together with quarterly dividends declared.

Ticker Symbol: UAM




-------------------------------------------------------------------------------
                                                                       DIVIDEND
                               HIGH           LOW         CLOSE        DECLARED
---------------------     ----------    ----------    ----------   ------------

First Quarter, 1994         $41-3/4       $32-1/2       $33-1/2            $.24
Second Quarter, 1994        $36-1/2       $29-3/4       $33                $.24
Third Quarter, 1994         $39-3/4       $32-5/8       $37-5/8            $.26
Fourth Quarter, 1994        $38-3/8       $33-5/8       $36-7/8            $.26
---------------------     ----------    ----------    ----------   ------------
First Quarter, 1995         $39-3/8       $35           $38-3/8            $.28
Second Quarter, 1995        $41-1/8       $34-3/4       $35-5/8            $.28
Third Quarter, 1995         $41-1/2       $35-1/8       $40-1/8            $.30
Fourth Quarter, 1995        $40-3/8       $35-3/4       $38-3/8            $.30
