Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

ELEVEN YEAR REVIEW
UNITED ASSET MANAGEMENT CORPORATION



(In thousands, unless otherwise indicated, except per-share amounts)   1995      1994       1993          1992
--------------------------------------------------------------------------------------------------------------
Income Statement Data
Revenues                                                           $698,462  $492,288   $449,858      $376,160
--------------------------------------------------------------------------------------------------------------
Operating expenses:
 Compensation and related expenses                                  336,787   240,611    218,617       188,997
 Amortization of cost assigned to contracts acquired                 93,192    55,121     48,493        37,279
 Other operating expenses                                           106,773    80,577     73,043        65,016
--------------------------------------------------------------------------------------------------------------
                                                                    536,752   376,309    340,153       291,292
--------------------------------------------------------------------------------------------------------------
Operating income                                                    161,710   115,979    109,705        84,868
--------------------------------------------------------------------------------------------------------------
Interest expense, net and other amortization                         44,020    12,773     15,235        16,116
--------------------------------------------------------------------------------------------------------------
Income before income tax expense                                    117,690   103,206     94,470        68,752
Income tax expense                                                   50,373    44,194     41,183        29,680
--------------------------------------------------------------------------------------------------------------
Income before extraordinary credit                                   67,317    59,012     53,287        39,072
Extraordinary credit--utilization of loss carryforward                 ---       ---        ---          ---
--------------------------------------------------------------------------------------------------------------
Net income                                                         $ 67,317  $ 59,012   $ 53,287      $ 39,072
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Earnings per Share
Primary:
 Income before extraordinary credit                                  $ 2.17     $2.00      $1.85        $1.50
 Extraordinary credit                                                   --         --         --           --
--------------------------------------------------------------------------------------------------------------
Net income                                                           $ 2.17     $2.00      $1.85        $1.50
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Fully diluted:
 Income before extraordinary credit                                  $ 2.16     $2.00      $1.83        $1.47
 Extraordinary credit                                                   --         --         --          --
--------------------------------------------------------------------------------------------------------------
Net income                                                           $ 2.16     $2.00      $1.83        $1.47
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Dividends Declared per Common Share                                  $ 1.16     $1.00       $.84         $.68
Operating Data
Operating Cash Flow (net income plus amortization
  and depreciation)                                              $  168,355  $119,986   $107,397    $ 81,445
Assets under management at end of year (in millions)             $  142,124  $104,046   $100,084    $ 86,244
Balance Sheet Data
Total assets                                                     $1,384,937  $915,627   $675,800    $650,238
Cost assigned to contracts acquired, net                         $1,037,280  $656,130   $461,705    $460,523
Long-term debt (including current portion)                       $  674,872  $365,339   $212,179    $272,860
Total stockholders' equity                                       $  485,897  $399,841   $353,011    $284,652
Number of common shares outstanding at end of year*                  29,977    28,093     26,972      24,700





 *Represents shares outstanding after restatements for pooling of interests transactions, when applicable.
**Represents annual compound growth rate since 1986, the year the Company began paying dividends.


                                                                                                     10 YEAR
                                                                                                      ANNUAL
                                                                                                    COMPOUND
    1991             1990          1989          1988          1987         1986          1985   GROWTH RATE
--------------------------------------------------------------------------------------------------------------
$307,114         $254,938      $217,867      $184,208      $164,214     $120,364      $ 64,848         26.8%
--------------------------------------------------------------------------------------------------------------
 153,654          125,068       105,148        84,151        78,037       60,864        33,535         25.9%
  30,535           27,157        23,808        21,387        14,398        8,527         4,372         35.8%
  53,944           53,015        40,545        37,678        34,456       23,694        14,677         22.0%
--------------------------------------------------------------------------------------------------------------
 238,133          205,240       169,501       143,216       126,891       93,085        52,584         26.2%
--------------------------------------------------------------------------------------------------------------
  68,981           49,698        48,366        40,992        37,323       27,279        12,264         29.4%
--------------------------------------------------------------------------------------------------------------
  16,904           12,917        12,811        12,794         6,933        6,180         4,584         25.4%
--------------------------------------------------------------------------------------------------------------
  52,077           36,781        35,555        28,198        30,390       21,099         7,680         31.4%
  21,869           14,858        13,654        11,160        13,167        9,823         3,473         30.7%
--------------------------------------------------------------------------------------------------------------
  30,208           21,923        21,901        17,038        17,223       11,276         4,207         32.0%
      --               --            --            --            --           --           700         --
--------------------------------------------------------------------------------------------------------------
$ 30,208         $ 21,923      $ 21,901      $ 17,038      $ 17,223     $ 11,276      $  4,907         29.9%
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
   $1.27            $1.01         $1.02          $.87          $.83         $.61          $.33         --
      --               --            --            --            --           --           .05         --
--------------------------------------------------------------------------------------------------------------
   $1.27            $1.01         $1.02          $.87          $.83         $.61          $.38         19.0%
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
   $1.19            $1.01         $1.01          $.86          $.83         $.59          $.31         --
      --               --            --            --            --           --           .05         --
--------------------------------------------------------------------------------------------------------------
   $1.19            $1.01         $1.01          $.86          $.83         $.59          $.36         19.6%
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
   $ .55            $ .43         $ .34          $.26          $.18         $.06            --         29.2%**


$ 65,030         $ 52,883      $ 49,349      $ 42,644      $ 35,313     $ 22,645      $ 11,273         31.0%
$ 72,456         $ 55,608      $ 51,642      $ 39,663      $ 35,020     $ 26,845      $ 12,205         27.8%

$521,408         $452,840      $399,604      $341,548      $295,575     $265,204      $101,473         --
$343,421         $320,940      $292,199      $258,804      $187,507     $187,843      $ 53,622         --
$204,719         $189,234      $154,340      $129,432      $ 71,128     $ 77,850      $ 41,164         --
$223,584         $188,527      $175,365      $161,971      $164,124     $142,747      $ 40,244         --
  21,670           20,200        19,466        19,425        19,412       18,279        10,269         --


                                      43