Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

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

 -----------------------------------------------------------------------------
AMORTIZATION OF COST ASSIGNED TO CONTRACTS ACQUIRED AND OPERATING CASH FLOW (NET INCOME PLUS AMORTIZATION AND DEPRECIATION)

Cost assigned to contracts acquired, net of accumulated amortization, represented approximately 75% of the Company's total assets as of December 31, 1995. Amortization of cost assigned to contracts acquired, which is a non-cash charge, represented 17% of the Company's operating expenses. Recording the cost assigned to contracts acquired as an asset, with the resulting amortization as an operating expense, reflects the application of generally accepted accounting principles to acquisitions by UAM of investment management firms in transactions accounted for as purchases, where the principal assets acquired are the investment advisory contracts which evidence the firms' ongoing relationships with their clients.


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



Cost assigned to contracts acquired is amortized as an operating expense. It does not, however, require the use of cash and therefore, management believes that it is important to distinguish this expense from other operating expenses in order to evaluate the performance of the Company. Amortization of cost assigned to contracts acquired per share referred to below has been calculated by dividing total amortization by the same number of shares used in the fully diluted earnings-per-share calculation.



For purposes of this discussion, Operating Cash Flow is defined as net income plus amortization and depreciation, as reflected in the Company's
Consolidated Statement of Cash Flows. Management uses Operating Cash Flow not to the exclusion of net income, but rather as an additional important measure of the Company's performance.


 -----------------------------------------------------------------------------
RESULTS OF OPERATIONS

1995 COMPARED TO 1994


Revenues increased 42% to $698,462,000 in 1995 from $492,288,000 in 1994.
This increase is the result of acquisitions that occurred during both 1995 and 1994, as well as the overall increase in revenues due to positive portfolio performance achieved by UAM's affiliated firms partially offset by the effect of net client cash outflows. The revenues of Provident Investment Counsel and Pilgrim Baxter & Associates have been included since their acquisition dates, February 15, 1995 and April 28, 1995, respectively. In addition, the revenues from the acquisitions of Suffolk Capital Management, Inc. and JMB Institutional Realty acquired July 14, 1994 and December 2, 1994, respectively, have been included for a full year in 1995.



During 1995, UAM experienced a net increase in assets under management of $38.1 billion to a total of $142.1 billion as of December 31, 1995. Acquisitions totaling $19.6 billion and investment performance of $27.2 billion were partially offset by net client cash outflows of $8.7 billion.

Compensation increased 40% to $336,787,000 from $240,611,000 and other operating expenses increased 33% to $106,773,000 from $80,577,000, reflecting the acquisitions described above and higher operating expenses and compensation earned by employees of existing affiliated firms in accordance with revenue sharing agreements. Amortization of cost assigned to contracts acquired rose 69% to $93,192,000 from $55,121,000 primarily due to the acquisitions of Provident Investment Counsel and Pilgrim Baxter & Associates and a full year of amortization of Suffolk Capital Management, Inc. and JMB Institutional Realty.



Interest expense increased to $45,557,000 from $13,337,000 in 1994, due to the increase in both the Company's average debt levels and interest rates charged on senior debt.


Income before income tax expense increased 14% to $117,690,000 from $103,206,000, reflecting the net result of the events discussed above. Net income for 1995 increased 14% to $67,317,000 from $59,012,000 in 1994.


Fully diluted earnings per share for 1995 increased 8% to $2.16 compared to $2.00 in 1994. This increase reflects the higher net income and the effect of the Company's common stock repurchased, partially offset by the impact of the issuance of shares of common stock, the Company's higher common stock price and the exercise of warrants and stock options on the calculation of earnings per share under the modified treasury stock method. Amortization of cost assigned to contracts acquired on a per-share basis increased to $2.80 in 1995 from $1.86 in 1994 primarily as a result of the acquisitions described above.


Operating Cash Flow increased 40% to $168,355,000 from $119,986,000 in 1994, as a result of the circumstances discussed above.

1994 COMPARED TO 1993


Revenues increased 9% to $492,288,000 in 1994 from $449,858,000 in 1993. This increase is the result of acquisitions that occurred during both 1994 and 1993 being partially offset by the effect of net client cash outflows and by net declines in portfolio market values. The revenues from the acquisitions of Dwight Asset Management Company, Suffolk Capital Management, Inc. and JMB Institutional Realty were included from January 4, 1994, July 14, 1994 and December 2, 1994, their respective dates of acquisition. The revenues of Investment Research Company, acquired February 25, 1994 in a pooling of interests transaction, have been included for all of 1994. In addition, the revenues of Pell, Rudman & Co., Inc., acquired March 29, 1993, and GSB Investment Management, Inc., acquired December 29, 1993, were included for a full year in 1994, while only being included after their acquisition dates in 1993.



Compensation increased 10% to $240,611,000 from $218,617,000 and other operating expenses increased 10% to $80,577,000 from $73,043,000, reflecting the acquisitions described above and higher operating expenses and compensation earned by employees of existing affiliated firms in accordance with revenue sharing agreements. Amortization of cost assigned to contracts acquired rose 14% to $55,121,000 from $48,493,000 primarily due to the acquisitions of Dwight Asset Management Company, Suffolk Capital Management, Inc. and JMB Institutional Realty and a full year of amortization of Pell, Rudman & Co., Inc. and GSB Investment Management, Inc.


Interest expense decreased to $13,337,000 from $15,111,000 in 1993, primarily due to the decrease in the average senior debt balance partially offset by the increase in interest rates.

Income before income tax expense increased 9% to $103,206,000 from $94,470,000 in 1993 as a result of the events discussed above. Net income for 1994 increased 11% to $59,012,000 from $53,287,000 in 1993.

Fully diluted earnings per share for 1994 increased 9% to $2.00 compared to $1.83 in 1993. This increase reflects the higher net income together with the effect of the Company's lower common stock price, partially offset by the issuance of shares of common stock and the exercise of warrants and stock options on the calculation of earnings per share under the modified treasury stock method. Amortization of cost assigned to contracts acquired on a per-share basis increased to $1.86 in 1994 from $1.67 in 1993, primarily as a result of the acquisitions discussed above.

Operating Cash Flow increased 12% to $119,986,000 from $107,397,000 in 1993, as a result of the circumstances discussed above.

-----------------------------------------------------------------------------
FINANCIAL CONDITION AND LIQUIDITY


The Company generated $168,355,000 of Operating Cash Flow in 1995. This Operating Cash Flow as well as the proceeds from the issuance of $150,000,000 in Senior Notes (the Senior Notes) completed in August 1995 were used primarily for the following: to finance the $56,693,000 cash portion of the acquisitions completed in 1995 (including additional purchase price associated with prior years acquisitions), to repurchase shares of the Company's common stock for $48,819,000, to pay dividends to shareholders totaling $35,275,000 and to pay down $172,000,000 of borrowings under the Company's line of credit. As of December 31, 1995, the Company had working capital of $79,368,000 and had the full $400,000,000 line of credit available. Subsequent to December 31, 1995, the Company is extending and expanding its line of credit into a five year, $500,000,000 revolving facility (see Note 3 to the Consolidated Financial Statements included in this Annual Report).



Management believes that the Company's existing capital, together with Operating Cash Flow and borrowings available under its revolving line of credit, will provide the Company with sufficient resources to meet its present and reasonably foreseeable future cash needs. Management expects that the principal need for financial resources will be to acquire additional investment management firms, to fund commitments due or potentially due to existing affiliates, to pay shareholder dividends and to repurchase shares of the Company's common stock, which will require cash, the issuance of additional UAM securities, or some combination thereof.



 -----------------------------------------------------------------------------
STOCK-BASED COMPENSATION PLANS



The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which requires the Company to either adopt the fair value method of accounting for stock-based compensation plans or to continue accounting for these plans under the intrinsic value method and provide pro forma disclosures of net income and earnings per share, including the tax effects if any, as if the fair value accounting method had been adopted. This standard is effective for fiscal years beginning after December 15, 1995. The Company intends to continue accounting for its stock-based compensation plans under the intrinsic value method and provide the necessary pro forma disclosures in 1996.



 -----------------------------------------------------------------------------
EFFECTS OF INFLATION



The Company's business is not capital intensive. Management believes that financial results as reported would not be significantly affected had such results been adjusted to reflect the effects of inflation and price changes.



Increases or decreases in interest rates affect UAM's costs of operations chiefly through increasing or decreasing the interest expense related to the Company's assumption of debt. To mitigate the risks associated with increases in interest rates, UAM has entered into and plans to continue to enter into interest rate protection agreements (see Notes 1 and 3 to the Consolidated Financial Statements included in this Annual Report). Rates of interest on the Senior Notes and a portion of existing subordinated debt are fixed. Increases and decreases in interest rates may also affect market prices for the various asset classes held by the Company's affiliated firms as assets under management for clients. Changes in such prices may affect the affiliated firm's revenues, and therefore UAM's consolidated revenues.