Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

SELECTED QUARTERLY FINANCIAL DATA



--------------------------------------------------------------------------------------------------------------------
                                               1995                                          1994
------------------------    ------------------------------------------    ------------------------------------------
Unaudited (In thousands,      FIRST     SECOND      THIRD       FOURTH      FIRST     SECOND      THIRD       FOURTH
except per-share data)      QUARTER    QUARTER    QUARTER      QUARTER    QUARTER    QUARTER    QUARTER      QUARTER
------------------------    -------    -------    -------      -------    -------    -------    -------      -------
Revenues                   $151,102   $170,987   $175,861     $200,512    $121,340   $115,525   $118,922     $136,501
Operating income           $ 35,969   $ 40,724   $ 41,063     $ 43,954    $ 29,365   $ 27,925   $ 28,655     $ 30,034
Income before income
   tax expense             $ 27,277   $ 29,317   $ 28,803     $ 32,293    $ 26,148   $ 25,017   $ 25,752     $ 26,289
Net income                 $ 15,605   $ 16,769   $ 16,475     $ 18,468    $ 14,904   $ 14,294   $ 14,756     $ 15,058
------------------------    -------    -------    -------      -------     -------    -------    -------      -------
------------------------    -------    -------    -------      -------     -------    -------    -------      -------
Primary and fully
  diluted  earnings per
  share*                       $.51       $.53       $.53         $.59        $.50       $.49       $.50         $.51
------------------------    -------    -------    -------      -------     -------    -------    -------      -------
Operating Cash Flow**      $ 37,252   $ 42,504   $ 43,165     $ 45,434    $ 29,623   $ 28,907   $ 29,776     $ 31,680
------------------------    -------    -------    -------      -------     -------    -------    -------      -------
------------------------    -------    -------    -------      -------     -------    -------    -------      -------





 *Under generally accepted accounting principles, when earnings per share are computed under the modified treasury stock method and when the market price of a company's common stock changes, the total of four quarters' earnings per share may not equal the earnings per share for the year.
**Net income plus amortization and depreciation.



                                      57