Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

CONSOLIDATED BALANCE SHEET
UNITED ASSET MANAGEMENT CORPORATION


DECEMBER 31,                                                                   1995             1994
---------------------------------------------------------------       -------------     ------------

Assets
Current assets:
 Cash and cash equivalents                                           $  123,768,000     $ 89,050,000
 Investment advisory fees receivable                                    124,055,000       77,292,000
 Other current assets                                                    12,877,000       12,922,000
---------------------------------------------------------------       -------------     ------------
Total current assets                                                    260,700,000      179,264,000
Fixed assets, net                                                        26,746,000       19,351,000
Cost assigned to contracts acquired, net of accumulated
  amortization of $365,636,000 in 1995 and $272,444,000 in 1994       1,037,280,000      656,130,000
Other assets                                                             60,211,000       60,882,000
---------------------------------------------------------------       -------------     ------------
Total assets                                                         $1,384,937,000     $915,627,000
---------------------------------------------------------------       -------------     ------------
---------------------------------------------------------------       -------------     ------------
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses                               $   93,714,000     $ 65,032,000
 Accrued compensation                                                    85,766,000       48,048,000
 Current portion of notes payable                                         1,852,000        1,009,000
---------------------------------------------------------------       -------------     ------------
Total current liabilities                                               181,332,000      114,089,000
Senior notes payable                                                    150,000,000      172,000,000
Subordinated notes payable                                              523,020,000      192,330,000
Deferred income taxes                                                    44,688,000       37,367,000
Total liabilities                                                       899,040,000      515,786,000
---------------------------------------------------------------       -------------     ------------
Commitments and contingencies
Stockholders' equity:
 Common stock, par value $.01 per share:
  Authorized--200,000,000 shares
  Issued--30,815,512 shares in 1995 and 28,283,082 in 1994                  308,000          283,000
 Capital in excess of par value                                         341,398,000      255,162,000
 Retained earnings                                                      175,695,000      150,951,000
---------------------------------------------------------------       -------------     ------------
                                                                        517,401,000      406,396,000
 Less treasury shares at cost--838,465 shares in 1995 and
  189,726 in 1994                                                       (31,504,000)      (6,555,000)
---------------------------------------------------------------       -------------     ------------
Total stockholders' equity                                              485,897,000      399,841,000
---------------------------------------------------------------       -------------     ------------
Total liabilities and stockholders' equity                           $1,384,937,000     $915,627,000
---------------------------------------------------------------       -------------     ------------
---------------------------------------------------------------       -------------     ------------



See Notes to Consolidated Financial Statements.

                                      44