Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

CONSOLIDATED STATEMENT OF INCOME
UNITED ASSET MANAGEMENT CORPORATION


 YEAR ENDED DECEMBER 31,                                         1995            1994            1993
-----------------------------------------------------------------------------------------------------

REVENUES                                                 $698,462,000    $492,288,000    $449,858,000
-----------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Compensation and related expenses                        336,787,000     240,611,000     218,617,000
 Amortization of cost assigned to contracts acquired       93,192,000      55,121,000      48,493,000
 Other operating expenses                                 106,773,000      80,577,000      73,043,000
-----------------------------------------------------------------------------------------------------
                                                          536,752,000     376,309,000     340,153,000
-----------------------------------------------------------------------------------------------------
Operating income                                          161,710,000     115,979,000     109,705,000
-----------------------------------------------------------------------------------------------------
NON-OPERATING EXPENSES:
 Interest expense, net                                     42,325,000      11,512,000      13,790,000
 Other amortization                                         1,695,000       1,261,000       1,445,000
-----------------------------------------------------------------------------------------------------
                                                           44,020,000      12,773,000      15,235,000
-----------------------------------------------------------------------------------------------------
Income before income tax expense                          117,690,000     103,206,000      94,470,000
Income tax expense                                         50,373,000      44,194,000      41,183,000
-----------------------------------------------------------------------------------------------------
NET INCOME                                               $ 67,317,000    $ 59,012,000    $ 53,287,000
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Primary earnings per share                                      $2.17           $2.00           $1.85
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
Fully diluted earnings per share                                $2.16           $2.00           $1.83
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.