Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

CONSOLIDATED STATEMENT OF CASH FLOWS
UNITED ASSET MANAGEMENT CORPORATION





YEAR ENDED DECEMBER 31,                                           1995              1994               1993
------------------------------------------------------------------------------------------------------------
Cash flow from operating activities:
 Net income                                              $  67,317,000     $  59,012,000     $  53,287,000
 Adjustments to reconcile net income to net cash flow
   from operating activities:
  Amortization of cost assigned to contracts acquired       93,192,000        55,121,000        48,493,000
  Depreciation                                               6,151,000         4,592,000         4,172,000
  Other amortization                                         1,695,000         1,261,000         1,445,000
------------------------------------------------------------------------------------------------------------
 Net income plus amortization and depreciation             168,355,000       119,986,000       107,397,000
 Changes in assets and liabilities:
  Increase in investment advisory fees receivable          (46,819,000)       (1,758,000)       (8,038,000)
  Decrease (increase) in other current assets                   27,000        (7,276,000)         (103,000)
  Increase in accounts payable and accrued expenses         28,993,000         7,649,000        11,290,000
  Increase in accrued compensation                          37,765,000        27,615,000         2,172,000
  Increase in deferred income taxes                          7,321,000         3,629,000         4,751,000
------------------------------------------------------------------------------------------------------------
Net cash flow from operating activities                    195,642,000       149,845,000       117,469,000
------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities:
 Purchase of fixed assets                                  (13,576,000)       (8,747,000)       (4,508,000)
 Cash additions to cost assigned to contracts
  acquired                                                 (43,582,000)     (161,649,000)      (30,499,000)
 Change in other assets                                     (1,115,000)       (4,099,000)       (2,045,000)
------------------------------------------------------------------------------------------------------------
Net cash flow used in investing activities                 (58,273,000)     (174,495,000)      (37,052,000)
------------------------------------------------------------------------------------------------------------
Cash flow from (used in) financing activities:
 Purchase of treasury shares                               (48,819,000)      (14,883,000)       (4,166,000)
 Reductions in long-term debt                             (295,188,000)     (140,280,000)     (114,736,000)
 Additions to long-term debt                               266,500,000       224,500,000        64,500,000
 Issuance or reissuance of equity securities                10,494,000         8,153,000         9,590,000
 Dividends declared                                        (35,275,000)      (28,123,000)      (20,304,000)
------------------------------------------------------------------------------------------------------------
Net cash flow from (used in) financing activities         (102,288,000)       49,367,000       (65,116,000)
------------------------------------------------------------------------------------------------------------
Effect of foreign exchange rate changes on cash flow          (363,000)        1,526,000          (562,000)
------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                   34,718,000        26,243,000        14,739,000
Cash and cash equivalents at beginning of year              89,050,000        62,807,000        48,068,000
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                 $ 123,768,000     $  89,050,000     $  62,807,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

46