Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
UNITED ASSET MANAGEMENT CORPORATION


--------------------------------------------------------------------------------------------------------------------------
                                                        COMMON
                                                      STOCK AT       CAPITAL IN                                   TREASURY
                                            SHARES         PAR        EXCESS OF      RETAINED    TREASURY           SHARES
                                            ISSUED       VALUE        PAR VALUE      EARNINGS      SHARES          AT COST
--------------------------------------------------------------------------------------------------------------------------
December 31, 1992                       24,719,566    $247,000    $196,107,000   $ 88,848,000     (18,900)   $   (550,000)
Issuance of stock                              319          --          11,000             --          --              --
Exercise of stock options and
  warrants                               2,252,513      23,000      36,491,000     (2,195,000)    158,300       4,716,000
Issuance of warrants                            --          --       1,150,000             --          --              --
Purchase of treasury shares                     --          --              --             --    (139,400)     (4,166,000)
Net income                                      --          --              --     53,287,000          --              --
Dividends declared ($.84 per share)             --          --              --    (20,304,000)         --              --
Foreign currency translation
   adjustment                                   --          --              --       (654,000)         --              --
--------------------------------------------------------------------------------------------------------------------------
December 31, 1993                       26,972,398     270,000     233,759,000    118,982,000          --              --
Issuance of stock                          575,437       6,000           1,000      2,205,000          --              --
Exercise of stock options and
  warrants                                 735,247       7,000      17,357,000     (2,989,000)    256,274       8,328,000
Issuance of warrants                            --          --       4,045,000             --          --              --
Purchase of treasury shares                     --          --              --             --    (446,000)    (14,883,000)
Net income                                      --          --              --     59,012,000          --              --
Dividends declared ($1.00 per share)            --          --              --    (28,123,000)         --              --
Foreign currency translation
   adjustment                                   --          --              --      1,864,000          --              --
--------------------------------------------------------------------------------------------------------------------------
December 31, 1994                       28,283,082     283,000     255,162,000    150,951,000    (189,726)     (6,555,000)
Issuance of stock                        1,873,004      19,000      67,351,000             --          --              --
Exercise of stock options and
  warrants                                 659,426       6,000      17,383,000     (7,119,000)    652,061      23,870,000
Issuance of warrants                            --          --       1,502,000             --          --              --
Purchase of treasury shares                     --          --              --             --  (1,300,800)    (48,819,000)
Net income                                      --          --              --     67,317,000          --              --
Dividends declared ($1.16 per share)            --          --              --    (35,275,000)         --              --
Foreign currency translation
   adjustment                                   --          --              --       (179,000)         --              --
--------------------------------------------------------------------------------------------------------------------------
December 31, 1995                       30,815,512    $308,000    $341,398,000   $175,695,000    (838,465)   $(31,504,000)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


                                                                49



-