Form 10-K, Exhibit 13
period 1995-12-31
UNITED ASSET MANAGEMENT CORP
filed 1996-03-29
CIK 796370

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
THE COMPANY

The principal business activities of United Asset Management Corporation (the Company) are investment advisory services, primarily for institutional clients, and the acquisition of institutional investment management firms. The Company's wholly owned subsidiaries operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate, government and union pension funds, endowments and foundations, mutual funds and individuals. While the Company's subsidiaries primarily specialize in the management of U.S. equities, bonds and cash, other asset classes under management have grown significantly in recent years to include real estate, international securities and stable value assets.

The Company has arrangements with its subsidiaries and certain of their principal officers (revenue sharing plans) under which the subsidiaries are entitled to use a portion (determined by formula) of their revenues to meet all their operating expenses, including compensation, at the discretion of the subsidiaries' management. Revenues in excess of those used to meet operating expenses of a subsidiary are used by the Company to meet its operating and cash flow needs. All operating expenses incurred by the subsidiaries are charged to operations and reported as compensation and related expenses or as other operating expenses in these consolidated financial statements.

CONSOLIDATION

These consolidated financial statements include the accounts of the Company and all of its subsidiaries. All inter-company balances and transactions have been eliminated.

REVENUE RECOGNITION

The majority of the Company's revenues are derived from investment advisory fees that are normally accrued over the period in which services are performed. Any fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees are recognized when all contractual obligations have been satisfied. All investment advisory fees receivable are expected to be collected.

FIXED ASSETS AND DEPRECIATION

Equipment and other fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

COST ASSIGNED TO CONTRACTS ACQUIRED AND GOODWILL

The purchase price for the acquisition of companies acquired in business combinations accounted for as a purchase transaction is allocated based on the fair value of the net assets acquired, primarily investment advisory contracts.

The cost assigned to contracts acquired is amortized using the straight-line method over periods ranging from five to 20 years. These lives represent the estimated weighted average lives of the contracts acquired and are based generally on historical experience of the individual companies acquired. The estimated remaining weighted average lives of contracts acquired are periodically reevaluated. If experience subsequent to the acquisition indicates that the estimate of the average remaining lives should be shortened, the cost assigned to contracts acquired will be amortized over the shorter life commencing in the year in which the new estimate is determined. The results of the most recent reevaluations of estimated remaining lives had no material effect on the Company's financial position or results of operations.

Amounts paid to certain key employees for entering into long-term employment contracts and noncompetition agreements at the time of acquisitions are included in cost assigned to contracts acquired and are amortized on a straight-line basis over the lives of such arrangements.

Purchase price in excess of the fair value of the net assets acquired is recorded as goodwill and amortized on a straight-line method over 40 years. Goodwill, net of accumulated amortization, was $20,793,000 and $21,419,000 at December 31, 1995 and 1994, respectively, and is included in other assets in the accompanying consolidated balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

INCOME TAXES

Income taxes for financial reporting purposes are recorded in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities, primarily the cost assigned to contracts acquired.

RETIREMENT AND PENSION PLANS

The Company has certain retirement and pension plans which cover eligible employees of the Company and its subsidiaries. All plans are defined contribution retirement plans, with the exception of a defined benefit pension plan maintained by a non-U.S. subsidiary. The expense related to all plans was $8,523,000, $6,883,000 and $7,050,000 in 1995, 1994 and 1993,
respectively.

The defined benefit pension plan has an excess of plan assets over plan obligations. Excess plan assets and pension expense relating to this plan are not significant in relation to the Company's consolidated financial statement.

STOCK-BASED COMPENSATION PLANS

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), is effective for fiscal years beginning after December 15, 1995. Under the requirements of FAS 123, the Company may adopt the new fair value method of accounting for stock-based compensation plans or continue to account for these plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). If the accounting treatment under APB 25 continues, pro forma disclosures of net income and earnings per share, including the tax effects if any, as if the fair value accounting method had been adopted are required. The Company intends to continue accounting for its stock-based compensation plans under APB 25 and will provide the necessary disclosures required under FAS 123 in 1996.

EARNINGS PER SHARE


Primary earnings per share represent earnings per common and common equivalent share which are determined on the basis of the weighted average number of shares outstanding after giving effect to (1) potentially dilutive stock options and warrants under the modified treasury stock method; and (2) contingently issuable stock and warrants based on the probability of issuance.

Fully diluted earnings per share represent earnings per common share assuming full dilution which are determined based on (1) the weighted average number of common and common equivalent shares assumed outstanding under the modified treasury stock method during the period; and (2) the issuance of contingently issuable stock and warrants at the most dilutive level.

CASH EQUIVALENTS

Cash equivalents represent highly liquid investments with an original maturity of three months or less. The Company invests its excess cash in deposits with major banks, money market funds or in securities, principally commercial paper of companies with strong credit ratings in diversified industries. At December 31, 1995, cash equivalents included $30,946,000 of short-term interest bearing securities, which were classified as held to maturity and for which cost approximated fair value.

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

INTEREST RATE PROTECTION AGREEMENTS

The Company periodically enters into interest rate protection agreements to reduce the potential impact of increases in interest rates associated with borrowings under the Company's Reducing Revolving Credit Agreement. Premiums paid for these instruments are amortized as interest expense over the terms of the agreements. Any amounts receivable under these agreements are recorded as a reduction of interest expense.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts and disclosures reported in the accompanying financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

NOTE 2-FIXED ASSETS AND LEASE OBLIGATIONS


Fixed assets, which have estimated useful lives up to 10 years, consist of the following:



--------------------------------------------------------------------------------------
DECEMBER 31,                                                 1995            1994
--------------------------------------------------------------------------------------

Equipment, leasehold improvements and other fixed assets $ 58,463,000    $ 47,124,000
Accumulated depreciation and amortization                 (31,717,000)    (27,773,000)
--------------------------------------------------------------------------------------

                                                         $ 26,746,000    $ 19,351,000
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------




At December 31, 1995, future minimum rentals for operating leases that have initial or non-cancelable lease terms in excess of one year are payable as follows:


--------------------------------------------------------------------------------
                                                                       REQUIRED
                                                                        MINIMUM
YEAR ENDED DECEMBER 31,                                                 PAYMENT
--------------------------------------------------------------------------------

1996                                                                $18,252,000
1997                                                                $16,644,000
1998                                                                $14,188,000
1999                                                                $11,848,000
2000                                                                $10,894,000
Thereafter                                                          $15,469,000


Rent expense for 1995, 1994 and 1993 approximated $18,366,000, $13,173,000 and $11,776,000, respectively.

--------------------------------------------------------------------------------
NOTE 3-NOTES PAYABLE


In August 1995, the Company sold $150,000,000 in Senior Notes (the Senior Notes) to a group of institutional investors. The Senior Notes bear interest at a fixed rate of 7.12% and mature in accordance with a scheduled payment plan calling for equal annual payments beginning August 25, 2000 and ending August 25, 2005. The proceeds from the issuance of the Senior Notes were used to pay $150,000,000 of outstanding borrowings under the Company's Reducing Revolving Credit Agreement (the Credit Agreement). Subsequent to this transaction and under the terms of the Credit Agreement, the Company has the ability to borrow, prepay and reborrow up to $400,000,000 through August 29, 1996. The principal amount of borrowings outstanding under the Credit Agreement at that date will be payable in 12 equal quarterly installments through August 29, 1999. As of December 31, 1995, an annual commitment fee of
 .35% is payable on the daily average unused portion of the $400,000,000 commitment. The Company had no borrowings outstanding under the Credit Agreement at December 31, 1995. Subsequent to December 31, 1995, the Company is extending and expanding its Credit Agreement into a five year, $500,000,000 revolving facility.



Interest rates available for amounts outstanding under the Credit Agreement are currently: prime, 1% over LIBOR, 1.125% over certain certificate of deposit rates or a money market bid option. Under the money market bid option, the Company can borrow up to $50,000,000 from members of its banking group at prevailing money market rates; any such borrowings reduce the commitment under the Credit Agreement.



Under the terms of the Senior Notes and the Credit Agreement, the Company is required to meet certain financial covenants, including covenants restricting dividends and repurchase of the Company's common stock, and requiring the Company to maintain a minimum net worth, as defined. The Company must also continue to maintain certain minimum working capital, cash flow, and debt to equity ratios. Under the terms of the most restrictive covenant, $80,000,000 is available for the payment of cash dividends and repurchase of the Company's common stock during 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

Borrowings under both the Senior Notes and the Credit Agreement are secured by the stock of the Company's subsidiaries.

At December 31, 1995, the Company was a party to interest rate protection agreements entered into with certain members of the Company's banking group, which extend up to three years and limit interest rates to an average of 8.3%. The notional principal amount of debt covered by individual arrangements over their remaining lives ranges from $15,000,000 to $150,000,000. Unamortized premiums outstanding were $2,309,000 and $3,532,000 at December 31, 1995 and 1994, respectively. These amounts approximate fair market value of the agreements. Amortization of premiums which is included in interest expense was $1,477,000, $51,000 and $247,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Currently, the Company mitigates the credit risk associated with interest rate protection agreements by entering into these arrangements only with members of the group of banks who are party to the Credit Agreement. The Company monitors the credit standing of these counterparties on a continuous basis.

At December 31, 1995 and 1994, the Company also had $524,872,000 and $193,339,000 of subordinated notes outstanding, respectively. These notes primarily represent a portion of the consideration paid to selling shareholders of businesses acquired, the majority of which remain employed by the Company's subsidiaries subsequent to the date of acquisition. The notes mature at various dates, through 2002, and have interest rates currently ranging from 5.5% to 9%. These notes outstanding, with the exception of $294,082,000 of notes due in 1996, may be tendered upon the exercise of warrants issued in conjunction with these notes. In connection with the exercise of warrants through the tender of subordinated notes, subordinated debt of $23,676,000, $16,611,000 and $29,488,000 was extinguished in 1995,
1994 and 1993, respectively. The Company intends to finance subordinated debt that becomes due which has not been tendered through the exercise of warrants by utilizing amounts available under its line of credit.

The aggregate cash repayments of all outstanding borrowings during each of the five years subsequent to December 31, 1995 total the following amounts:


-------------------------------------------------------------------------------

                                                                       REQUIRED
                                                                        MINIMUM
YEAR ENDED DECEMBER 31,                                                 PAYMENT
-------------------------------------------------------------------------------

1996                                                               $ 31,381,000
1997                                                               $110,473,000
1998                                                               $101,712,000
1999                                                               $117,457,000
2000                                                               $ 31,063,000


The recorded cost of the Senior Notes approximates fair value. Due to the unique nature of each of the subordinated debt instruments issued to the sellers of firms, the assessment of current fair value is not practicable.

Included in accounts payable and accrued expenses at December 31, 1995 and 1994 is accrued interest of $26,285,000 and $4,925,000, respectively. Interest expense and interest paid for each of the three years ended December 31 were as follows:

-------------------------------------------------------------------------------

                                       1995               1994             1993
-------------------------------------------------------------------------------
Interest expense                    $45,557,000    $13,337,000      $15,111,000
Interest paid                       $22,720,000    $12,129,000      $15,095,000
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
--------------------------------------------------------------------------------


NOTE 4-STOCKHOLDERS' EQUITY

During 1995, the Company issued 1,873,004 shares of its common stock in connection with acquisitions accounted for as purchases. In 1994 and 1993, the Company issued 575,437 and 3,694,398 shares of its common stock, respectively, to effect acquisitions accounted for as poolings of interests. The Company issued 1,359,038, 1,690,653 and 393,806 warrants during 1995, 1994 and 1993, respectively, to effect acquisitions accounted for as purchases.

The Company has a program to systematically repurchase shares of its common stock to meet the requirements for future issuance of shares upon the exercise of stock options and warrants. Through December 31, 1995, 4,624,917 shares of common stock had been repurchased at a cost of $107,045,000, and all but 838,465 shares had been reissued from treasury upon the exercise of stock options and warrants. Subsequent to December 31, 1995, the Company's directors increased the number of shares authorized for repurchase from 6,000,000 to 8,000,000 shares.

Included in accounts payable and accrued expenses at December 31, 1995 and 1994 are dividends payable of $9,036,000 and $7,304,000, respectively.

At December 31, 1995, the following warrants were outstanding at a weighted average exercise price of $38.99 per share:


-------------------------------------------------------------------------------
SHARES ISSUABLE                 EXERCISE PRICE               YEAR OF EXPIRATION
-------------------------------------------------------------------------------

        243,311                   $16.22-23.00                             1996
        580,823                   $16.50-23.00                             1997
         81,116                   $23.00-29.00                             1998
      1,276,043                   $33.00-35.00                             1999
        150,421                   $29.00-33.00                             2000
      1,934,038                   $29.00-57.50                             2001
      1,359,038                   $39.00-57.50                             2002
---------------
      5,624,790
---------------
---------------



The Company is authorized to issue 5,000,000 shares of $1.00 par value preferred stock, none of which has been issued through December 31, 1995.

-------------------------------------------------------------------------------

NOTE 5-STOCK OPTION PLANS

Under the Company's 1994 Stock Option Plan, the Board of Directors is authorized to grant options for the purchase of 2,900,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. The exercise price of the options is not less than the fair market value at the date of the grant. The options expire five years from the date of the grant and may not be exercised for one year from the date of the grant. Thereafter, they may be exercised at dates stipulated in each grant.

An additional 300,000 shares may be awarded under the 1994 Eligible Directors Stock Option Plan. Under this plan, each eligible director will be granted 5,000 options annually for the purchase of shares of the Company's common stock at the fair market value at the date of the grant. In addition, eligible directors may also elect to receive discounted options in lieu of a portion of their directors' fees. In 1995, 30,000 shares were granted under the annual plan and 5,908 discounted options were issued in lieu of directors' fees. These options expire five years from the date of the grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
-------------------------------------------------------------------------------

The following is a summary of stock option transactions during 1993, 1994 and 1995:



----------------------------------------------------------------------------------------------------
                                                                   NUMBER OF            STOCK OPTION
                                                                      SHARES             PRICE RANGE
----------------------------------------------------------------------------------------------------

Balance, December 31, 1992                                         2,299,330            $  .02-32.00
Options granted                                                      802,179            $29.00-46.38
Options exercised                                                   (509,602)           $  .02-31.25
Options canceled                                                     (51,767)           $14.88-41.00
                                                                   ----------
Balance, December 31, 1993                                         2,540,140            $  .02-46.38
Options granted                                                    1,063,977            $26.81-40.75
Options exercised                                                   (255,685)           $  .02-31.25
Options canceled                                                     (60,602)           $14.25-46.38
                                                                   ----------
Balance, December 31, 1994                                         3,287,830            $  .02-46.38
Options granted                                                      876,956            $26.72-39.88
Options exercised                                                   (438,595)           $  .02-38.88
Options canceled                                                    (119,980)           $14.21-46.38
                                                                   ----------
Balance, December 31, 1995                                         3,606,211            $  .02-46.38
                                                                   ----------
                                                                   ----------
Options exercisable at the end of the year                         1,513,487
Options available for future grants                                2,083,383
Shares reserved, but unissued at the beginning of the year         6,219,611
Shares reserved, but unissued at the end of the year               5,689,594



The options outstanding at December 31, 1995 expire at various times in 1996 through 2000. Options exercisable at December 31, 1995 had a weighted average price of $23.88. The weighted average exercise price of all options outstanding at December 31, 1995 was $30.47. The options which are exercisable at $.02 per share resulted from exchanging UAM options for options outstanding at an affiliated firm acquired in 1992.


-------------------------------------------------------------------------------
NOTE 6-INCOME TAXES


Income before income tax expense was taxed under the following jurisdictions:

-------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                     1995           1994            1993
-------------------------------------------------------------------------------


Domestic                            $107,566,000   $ 92,170,000     $85,358,000
Foreign                               10,124,000     11,036,000       9,112,000
-------------------------------------------------------------------------------
                                    $117,690,000   $103,206,000     $94,470,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


Income tax expense consists of the following:


-------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                     1995           1994            1993
-------------------------------------------------------------------------------

Current:
 Federal                             $32,706,000     $30,159,000    $27,414,000
 State                                 6,938,000       6,658,000      5,734,000
 Non-U.S.                              3,408,000       3,748,000      3,284,000
Deferred:
 Federal                               6,221,000       2,948,000      3,909,000
 State                                 1,100,000         681,000        842,000
-------------------------------------------------------------------------------
                                     $50,373,000     $44,194,000    $41,183,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

Deferred income tax liabilities are comprised of the following:



--------------------------------------------------------------------------------

December 31,                                              1995             1994
--------------------------------------------------------------------------------


Excess contract amortization for tax purposes       $42,356,000      $35,043,000
Installment sale for tax purposes on real estate
   partnerships sold prior to acquisition of
   subsidiary                                         1,296,000        1,675,000
Other                                                 1,036,000          649,000
--------------------------------------------------------------------------------

                                                    $44,688,000      $37,367,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




For purchase acquisitions which occurred prior to The Revenue Reconciliation Act of 1993 (the Act), the excess contract amortization for income tax purposes results from the application of a method under which the deductions for income tax purposes are determined by (1) amortizing the cost assigned to contracts acquired on a straight-line basis over the same estimated useful lives as those used for financial reporting purposes; and (2) deducting the unamortized balance of such cost which is allocated to the individual contracts when any such contract is terminated. For acquisitions subsequent to the Act, the deduction for income tax purposes is determined by amortizing the cost assigned to contracts acquired on a straight-line basis over a 15 year period, with no deduction for the unamortized balance of individual contract terminations.

The effective income tax rate differs from the statutory Federal income tax rate as follows:


--------------------------------------------------------------------------------

                                                       1995      1994      1993
--------------------------------------------------------------------------------



Federal income tax statutory rate                        35%       35%       35%
State income taxes, net of federal benefit                5         5         6
Nondeductible items                                       3         3         3
--------------------------------------------------------------------------------

                                                         43%       43%       44%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



Income taxes of $40,551,000, $39,907,000 and $31,264,000 were paid in 1995,
1994 and 1993, respectively.


The Company's federal income tax returns for the years ending December 31, 1984 through 1992 remain under audit by the Internal Revenue Service. On January 30, 1992, the Company received a Revenue Agent's Report proposing certain adjustments to the Company's federal income tax returns for the years ending December 31, 1984, 1985 and 1986. In April 1992, the Company filed its protest with the Internal Revenue Service. The principal issue involved is the deductibility of the amortization of cost assigned to investment advisory contracts acquired. Management and its advisors believe that the Company's practice of deducting the amortization of cost assigned to contracts acquired is correct and that the Company's position for the years under audit will ultimately be sustained on appeal within the Internal Revenue Service, or, if necessary, in court. In management's opinion, the appropriateness of the Company's practice was further supported in 1993 by the Supreme Court's favorable decision on similar practices for treating intangible assets. Should the adjustments proposed in the Revenue Agent's Report be upheld in their entirety, the Company's additional liability for federal income tax for the years covered by the report would approximate $13,124,000, plus statutory interest thereon. The Company believes that the amount, if any, which might result from the audit will not have a material effect on the Company's consolidated financial position, its consolidated results of operations nor its consolidated cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

NOTE 7-ACQUISITIONS AND COMMITMENTS

During 1995, the Company acquired Provident Investment Counsel and Pilgrim Baxter & Associates through purchase transactions.

During 1994, the Company issued shares of its common stock to acquire Investment Research Company through a transaction accounted for as a pooling of interests. The Company also acquired Dwight Asset Management Company and Suffolk Capital Management, Inc. during 1994 through purchase transactions. In addition, the Company acquired, through a purchase transaction, certain assets of JMB Institutional Realty and JMB Properties Company which were contributed to an affiliate, Heitman Financial Ltd.

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

The purchase price, including direct costs, associated with the acquisitions accounted for as purchases and the allocations thereof are summarized as follows:


-------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 1995              1994             1993
-------------------------------------------------------------------------------


Consideration:
 Cash                           $ 52,295,000       $170,394,000     $32,693,000
 Subordinated notes              356,893,000         85,584,000      19,056,000
 Common stock and warrants        68,872,000          4,045,000       1,161,000
-------------------------------------------------------------------------------
                                $478,060,000       $260,023,000     $52,910,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Allocation of purchase price:
 Net tangible assets            $  9,336,000       $  6,464,000     $ 2,112,000
 Cost assigned to contracts
  acquired                       468,724,000        251,365,000      49,675,000
 Other assets                             --          2,194,000       1,123,000
-------------------------------------------------------------------------------
                                $478,060,000       $260,023,000     $52,910,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


The results of operations of Provident Investment Counsel and Pilgrim Baxter & Associates are included in the consolidated results of operations of the Company from their respective dates of acquisition, February 15, 1995 and April 28, 1995.

At December 31, 1995, $7,940,000 was accrued in connection with additional purchase price commitments that are payable in 1996 to the former owners of affiliates. Of this amount, $6,470,000 will be paid in cash and the remainder will be issued as subordinated notes.

At December 31, 1994, $7,683,000 was accrued in connection with additional purchase price commitments that were paid in 1995 to the former owners of affiliates. Of this amount, $4,398,000 was paid in cash and the remainder was issued as subordinated notes.

Cash and subordinated notes of $2,896,000 were paid in 1993 in connection with additional purchase price commitments due in 1993 to the former owners of an affiliate.

In conjunction with certain acquisitions and employment arrangements, the Company has entered into agreements to make payments potentially totaling as much as $278,000,000 in the form of cash, subordinated notes and the Company's common stock, on dates through 2001. These payments are dependent upon the achievement of stipulated business goals.

Unaudited pro forma data for the years ended December 31, 1995, 1994 and 1993 are set forth below, giving consideration to the acquisitions occurring in the respective three year period assuming revenue sharing plans (see Note 1) had been in effect and after certain other pro forma adjustments have been made.



-------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                 1995              1994             1993
-------------------------------------------------------------------------------


Revenues                        $722,599,000       $662,158,000     $639,958,000
Net income                      $ 69,305,000       $ 68,182,000     $ 67,495,000
Primary earnings per share             $2.22              $2.19            $2.14
Fully diluted earnings per share       $2.21              $2.19            $2.12

