Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

United Asset Management's Clients
UNITED ASSET MANAGEMENT CORPORATION

    United Asset Management is a global leader in the management of assets. By funding growth, rewarding outstanding investment performance and ensuring business stability, while maintaining the autonomy of its firms, UAM has assembled an outstanding group of independent investment management affiliates which employ a variety of investment styles to manage a broad mix of asset classes around the world.

    As of December 31, 1996, UAM's firms had 6,055 clients with approximately $171.0 billion under management for an average account size of $28.2 million. The client list includes many of the largest corporate, government, charitable and union funds in the U.S. and abroad, along with several families of mutual funds and many individuals and professional groups. The 20 largest clients of UAM's affiliates represented 14% of total revenues and the 100 largest clients represented 26%. As of January 7, 1997, reflecting the acquisition of J.R. Senecal & Associates Investment Counsel Corp., the mix of assets under management for clients of UAM's firms was 57% U.S. equities, 15% U.S. bonds and cash, 15% international securities, 8% real estate and 5% stable value assets.

    Each UAM firm is dedicated to providing superior, focused and individual service to its clients. A sound and consistent investment philosophy, regular communications and a keen awareness of individual client needs are all critical elements in providing high-quality client service. Because each affiliate retains its own identity, together with its investment and operating independence, UAM's unique structure enhances each operating firm's ability to meet or exceed client expectations, and thereby to retain existing clients and attract new prospects.


------------------------------------------------------------------------------------------------------------------------
                                                                      ASSETS
                                                                       UNDER
                                                                    MANAGEMENT                                AVERAGE
                                                                        (IN                     NUMBER     ACCOUNT SIZE
AS OF DECEMBER 31, 1996                                              MILLIONS)     PERCENT    OF CLIENTS   (IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------
Corporate Employee Benefit Plans                                     $  61,513         36.0%       1,790     $    34.4
Mutual Funds                                                            35,959         21.0          152         236.6
Government Employee Benefit Plans                                       32,814         19.2          355          92.4
Individuals                                                             15,795          9.2        2,555(1)        6.2
Endowments and Foundations                                              12,199          7.1          723          16.9
Union Member Benefit Plans                                              10,621          6.2          260          40.9
Professional Groups                                                      1,505          0.9          202           7.5
Corporate Cash Reserves                                                    621          0.4           18          34.5
------------------------------------------------------------------------------------------------------------------------
                                                                     $ 171,027        100.0%       6,055     $    28.2
========================================================================================================================



(1)These clients include 75 wrap-fee relationships with brokerage firms which represent approximately 25,000 individual accounts with $6.8 billion under management.

                                  52