Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

Common Stock Information
UNITED ASSET MANAGEMENT CORPORATION

    The Company's common stock is listed on the New York Stock Exchange. Presented below are the high, low and closing quarterly stock prices for 1995 and 1996, as reported on the New York Stock Exchange composite tape, together with quarterly dividends declared. This information has been restated for the two-for-one common stock split effective June 7, 1996.

Ticker Symbol: UAM

--------------------------------------------------------------------------------------------------------------------
                                                                                                         DIVIDEND
                                                                      HIGH         LOW         CLOSE      DECLARED
--------------------------------------------------------------------------------------------------------------------

First Quarter, 1995                                                $  19-11/16  $   17-1/2  $   19-3/16   $     .14
Second Quarter, 1995                                               $   20-9/16  $   17-3/8  $  17-13/16   $     .14
Third Quarter, 1995                                                $    20-3/4  $  17-9/16  $   20-1/16   $     .15
Fourth Quarter, 1995                                               $   20-3/16  $   17-7/8  $   19-3/16   $     .15
-------------------------------------------------------------------------------------------------------------------
First Quarter, 1996                                                $   23-5/16  $  18-3/16  $   23-3/16   $     .16
Second Quarter, 1996                                               $    25-1/8  $   21-3/4  $    24-1/2   $     .16
Third Quarter, 1996                                                $    25-1/8  $   21-3/4  $    23-5/8   $     .17
Fourth Quarter, 1996                                               $    27-5/8  $   23-1/4  $    26-5/8   $     .17

                                  72