Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

MANAGEMENT'S DISCUSSION AND ANALYSIS
UNITED ASSET MANAGEMENT CORPORATION

    The revenues of UAM's affiliated firms are derived from fees for investment advisory services provided to institutional and other clients. Investment advisory fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms. A minor portion of revenues is generated when firms consummate transactions for client portfolios. Assets under management can be affected by the addition of new client accounts or client contributions to existing accounts, withdrawals of assets from or terminations of client accounts and investment performance, which may depend on general market conditions.

AMORTIZATION OF COST ASSIGNED TO CONTRACTS ACQUIRED AND OPERATING CASH FLOW (NET INCOME PLUS AMORTIZATION AND DEPRECIATION)

    Cost assigned to contracts acquired, net of accumulated amortization, represented approximately 66% of the Company's total assets as of December 31, 1996. Amortization of cost assigned to contracts acquired, which is a non-cash charge, represented 15% of the Company's operating expenses. Recording the cost assigned to contracts acquired as an asset, with the resulting amortization as an operating expense, reflects the application of generally accepted accounting principles to acquisitions by UAM of investment management firms in transactions accounted for as purchases. The principal assets acquired are the investment advisory contracts which evidence the firms' ongoing relationships with their clients.

    Although the contracts acquired are typically terminable on 30-days notice, analyses conducted by independent consultants retained by UAM to assist the Company in allocating the purchase price among the assets acquired and the experience of UAM's firms to date have indicated that: (1) contracts are usually relatively long-lived; (2) the duration of contracts can be reasonably estimated; and (3) the value of the cost assigned to contracts acquired can be estimated based on the present value of its projected income stream.

    The cost assigned to contracts acquired is amortized on a straight-line basis over the estimated weighted average useful life of the contracts of individual firms acquired. These lives are estimated through statistical analysis of historical patterns of terminations and the size and age of the contracts acquired as of the acquisition date.

    When actual terminations differ from the statistical patterns developed, or upon the occurrence of certain other events, the Company updates the lifing analyses discussed above. If the update indicates that any of the estimates of the average remaining lives should be shortened, the remaining cost assigned to contracts acquired will be amortized over the shorter life commencing in the year in which the new estimate is determined. There has been no material effect on the Company's financial position or results of operations as a result of these updates.

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

RESULTS OF OPERATIONS

    The 1995 and 1994 results of operations have been restated to reflect the two-for-one common stock split effective June 7, 1996 and the August 1996 acquisitions of Rogge Global Partners Plc and Clay Finlay Inc., which were accounted for as pooling of interests transactions.

1996 COMPARED TO 1995

    Revenues increased 20% to $883,267,000 in 1996 from $734,353,000 in 1995.
This increase is the result of purchase business combinations during both 1996 and 1995, as well as positive portfolio performance achieved by UAM's affiliated firms. The revenues of Provident Investment Counsel, Pilgrim Baxter & Associates and OSV Partners, acquired February 15, 1995, April 28, 1995, and April 22, 1996, respectively, have been included since their acquisition dates. In addition, the fourth quarter of 1996 included non-recurring revenues approximating $12,000,000 which primarily related to the redemption of the Company's minority interest in Aldrich Eastman Waltch.

    UAM's assets under management reached $171.0 billion at December 31, 1996, a net increase of $28.9 billion compared to $142.1 billion as originally reported at December 31, 1995. Acquisitions of assets under management totaling $11.8 billion and investment performance of $20.4 billion during the year were partially offset by negative net client cash flow of $3.3 billion. This net client cash flow had a positive effect on revenues due to the replacement of lower-fee business with higher-fee business.

    Compensation increased 19% to $431,877,000 from $362,516,000 and other operating expenses increased 20% to $138,450,000 from $115,454,000, reflecting the acquisitions described above and higher operating expenses and compensation earned by employees of existing affiliated firms in accordance with revenue sharing plans. Amortization of cost assigned to contracts acquired rose 9% to $101,935,000 from $93,192,000 primarily due to a full year of contract amortization for Provident Investment Counsel and Pilgrim Baxter & Associates.

    Interest expense decreased to $43,289,000 from $45,880,000 in 1995 due to the decrease in the Company's average debt levels.

    Income before income tax expense increased 44% to $171,248,000 from $119,010,000, reflecting the net result of the events discussed above. Net income for 1996 increased 45% to $97,822,000 from $67,256,000 in 1995.

    Fully diluted earnings per share for 1996 increased 37% to $1.33 compared to $.97 in 1995. This increase reflects the higher net income and the effect of the Company's common stock repurchased, partially offset by the impact of the issuance of shares of common stock, the Company's higher common stock price and the hypothetical exercise of warrants and stock options on the calculation of earnings per share under the modified treasury stock method. The fourth quarter 1996 non-recurring items, as discussed above, increased earnings per share $.10 for both the year and quarter ended December 31, 1996. Amortization of cost assigned to contracts acquired on a per-share basis increased to $1.38 in 1996 from $1.28 in 1995 primarily as a result of the acquisitions described above.

    Operating Cash Flow increased 25% to $211,371,000 from $169,008,000 in 1995 as a result of the circumstances discussed above.

1995 COMPARED TO 1994

    Revenues increased 41% to $734,353,000 in 1995 from $521,369,000 in 1994.
This increase is the result of purchase business combinations during both 1995 and 1994, as well as the overall increase in revenues due to positive portfolio performance achieved by UAM's affiliated firms, partially offset by the effect of net client cash outflows. The revenues of Provident Investment Counsel and Pilgrim Baxter & Associates have been included since their acquisition dates, February 15, 1995 and April 28, 1995, respectively. In addition, the revenues from the acquisitions of Suffolk Capital Management, Inc. and JMB Institutional Realty, acquired July 14, 1994 and December 2, 1994, respectively, have been included for a full year in 1995.

    During 1995, UAM experienced a net increase in assets under management of $38.1 billion to a total of $142.1 billion at December 31, 1995, as originally reported. Acquisitions totaling $19.6 billion and investment performance of $27.2 billion were partially offset by net client cash outflows of $8.7 billion.

    Compensation increased 39% to $362,516,000 from $261,031,000 and other operating expenses increased 33% to $115,454,000 from $86,895,000, reflecting the acquisitions described above and higher operating expenses and compensation earned by employees of existing affiliated firms in accordance with revenue sharing plans. Amortization of cost assigned to contracts acquired rose 69% to $93,192,000 from $55,121,000 primarily due to the acquisitions of Provident Investment Counsel and Pilgrim Baxter & Associates and a full year of amortization for Suffolk Capital Management and JMB Institutional Realty.

    Interest expense increased to $45,880,000 from $13,494,000 in 1994 due to the increase in both the Company's average debt levels and interest rates charged on senior debt.

    Income before income tax expense increased 13% to $119,010,000 from $105,493,000, reflecting the net result of the events discussed above. Net income for 1995 increased 11% to $67,256,000 from $60,385,000 in 1994.

    Fully diluted earnings per share for 1995 increased 7% to $.97 compared to $.91 in 1994. This increase reflects the higher net income and the effect of the Company's common stock repurchased, partially offset by the impact of the issuance of shares of common stock, the Company's higher common stock price and the hypothetical exercise of warrants and stock options on the calculation of earnings per share under the modified treasury stock method. Amortization of cost assigned to contracts acquired on a per-share basis increased to $1.28 in 1995 from $.83 in 1994 primarily as a result of the acquisitions described above.

    Operating Cash Flow increased 39% to $169,008,000 from $121,979,000 in 1994 as a result of the circumstances discussed above.

FINANCIAL CONDITION AND LIQUIDITY

    The Company generated $211,371,000 of Operating Cash Flow in 1996. The primary use of this Operating Cash Flow was to finance the $55,478,000 cash portion of acquisition activity, to repurchase shares of the Company's common stock for $43,718,000, and to pay dividends to shareholders totaling $40,204,000. As of December 31, 1996, the Company had working capital of $176,751,000 and had the full $500,000,000 available under its line of credit. The Company intends to finance $244,250,000 of subordinated debt due in 1997 by utilizing this line of credit (see Note 3 to the Consolidated Financial Statements included in this Annual Report).

    Management believes that the Company's existing capital, together with Operating Cash Flow and borrowings available under its revolving line of credit, will provide the Company with sufficient resources to meet its present and reasonably foreseeable future cash needs. Management expects that the principal need for financial resources will be to acquire additional investment management firms, to fund commitments due or potentially due to former owners of affiliated firms, to pay shareholder dividends, and to repurchase shares of the Company's common stock, which will require cash, the issuance of additional UAM securities, or some combination thereof.

EFFECTS OF INFLATION

    The Company's business is not capital intensive. Management believes that financial results as reported would not be significantly affected had such results been adjusted to reflect the effects of inflation and price changes.

    Increases or decreases in interest rates affect UAM's costs of operations chiefly through increasing or decreasing the interest expense related to the Company's assumption of debt. To mitigate the risks associated with increases in interest rates, UAM has entered into and plans to continue to enter into interest-rate protection agreements (see Notes 1 and 3 to the Consolidated Financial Statements included in this Annual Report). Rates of interest on the Senior Notes and a portion of existing subordinated debt are fixed. Increases and decreases in interest rates may also affect market prices of assets managed by the Company's affiliated firms. Changes in such prices may affect the affiliated firms' revenues, and therefore UAM's consolidated revenues.

FORWARD-LOOKING STATEMENTS

    When used in this Annual Report, in future filings with the Securities and Exchange Commission or in press releases or other written or oral communications, the words or phrases "can be," "expects," "may affect," "may depend," "believes," "estimate" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Various factors including the performance of the financial markets and general economic conditions, future acquisitions, and competitive and regulatory factors could cause actual results for future periods to differ materially from those anticipated.

    The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.