Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

Eleven-Year Review
UNITED ASSET MANAGEMENT CORPORATION
(In thousands, unless otherwise
indicated, except per-share amounts)(1)

                                  1996(2)          1995         1994        1993
---------------------------------------------------------------------------------
Income Statement Data
Revenues                       $    883,267  $    734,353  $  521,369  $  476,729
---------------------------------------------------------------------------------
Operating expenses:
Compensation and related
  expenses                          431,877       362,516     261,031     237,403
Amortization of cost assigned
  to contracts acquired             101,935        93,192      55,121      48,493
Other operating expenses            138,450       115,454      86,895      78,537
---------------------------------------------------------------------------------
                                    672,262       571,162     403,047     364,433
---------------------------------------------------------------------------------
Operating income                    211,005       163,191     118,322     112,296
---------------------------------------------------------------------------------
Interest expense net and
  other amortization                 39,757        44,181      12,829      15,328
---------------------------------------------------------------------------------
Income before income tax
  expense                           171,248       119,010     105,493      96,968
Income tax expense                   73,426        51,754      45,108      41,989
---------------------------------------------------------------------------------
Net income                     $     97,822  $     67,256  $   60,385  $   54,979
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Earnings per Share(3)
Primary earnings per share            $1.35         $.97         $.91        $.84
Fully diluted earnings per
  share                               $1.33         $.97         $.91        $.84
Dividends Declared per
  Share(3)                            $ .66         $.58         $.50        $.42
---------------------------------------------------------------------------------
Operating Data
Operating Cash Flow (net
  income plus amortization
  and depreciation)            $    211,371  $    169,008  $  121,979  $  109,552
Assets under management at
  end of year (in
  millions)                    $    171,027  $    151,606  $  111,507  $  106,082
Balance Sheet Data
Total assets                   $  1,430,653  $  1,400,635  $  929,202  $  690,016
Cost assigned to contracts
  acquired, net                $    941,490  $  1,037,280  $  656,130  $  461,705
Long-term debt (including
  current portion              $    610,967  $    680,300  $  369,268  $  216,230
Total stockholders' equity     $    552,244  $    491,769  $  406,158  $  358,301
Number of common shares
  outstanding at end of
  year(3)                            68,711        67,540      63,772      61,530

-------------------------------------------------------------------------------

(1) All years prior to 1996 have been restated due to pooling of interests transactions completed in the third quarter of 1996.

(2) Non-recurring events contributed approximately $12,000,000 to revenues and $.10 to earnings per share.

(3) Historical share and per-share figures restated for the two-for-one common stock split effective June 7, 1996.

(4) Represents the increase in dividends declared from December 1986 through December 1996.

                                                                                      10-YEAR
                                                                                      ANNUAL
                                                                                     COMPOUND
                                                                                      GROWTH
1992           1991        1990        1989        1988        1987        1986        RATE
------------------------------------------------------------------------------------------------

$396,074    $  324,772  $  268,022  $  227,745  $  189,839  $  169,790  $  124,698        21.6%
------------------------------------------------------------------------------------------------


 200,884       163,054     130,095     108,595      86,789      80,594      62,815        21.3%

  37,279        30,535      27,157      23,808      21,387      14,398       8,527        28.2%
  70,650        58,825      57,665      43,446      39,951      36,752      25,616        18.4%
------------------------------------------------------------------------------------------------
 308,813       252,414     214,917     175,849     148,127     131,744      96,958        21.4%
------------------------------------------------------------------------------------------------
  87,261        72,358      53,105      51,896      41,712      38,046      27,740        22.5%
------------------------------------------------------------------------------------------------

  16,232        17,040      13,158      13,166      13,203       7,275       6,453        19.9%
------------------------------------------------------------------------------------------------

  71,029        55,318      39,947      38,730      28,509      30,771      21,287        23.2%
  30,298        22,936      16,664      15,107      11,380      13,278       9,823        22.3%
------------------------------------------------------------------------------------------------
$ 40,731    $   32,382  $   23,283  $   23,623  $   17,129  $   17,493  $   11,464        23.9%
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

    $.68          $.59        $.46        $.47        $.38        $.35        $.24        18.9%

    $.67          $.55        $.46        $.47        $.37        $.35        $.23        19.2%

    $.34          $.28        $.22        $.17        $.13        $.09        $.03        27.5%4
------------------------------------------------------------------------------------------------



$ 83,681    $   67,572  $   54,772  $   51,416  $   42,954  $   35,744  $   22,899        24.9%


$ 90,240    $   76,182  $   58,123  $   53,319  $   40,628  $   35,795  $   27,296        20.1%

$658,900    $  532,610  $  461,626  $  406,952  $  345,747  $  299,133  $  267,600          --

$460,523    $  343,421  $  320,940  $  292,199  $  258,804  $  187,507  $  187,843          --

$275,110    $  208,475  $  190,635  $  157,459  $  133,541  $   75,050  $   81,350          --
$288,751    $  226,904  $  190,185  $  175,528  $  160,359  $  162,420  $  140,640          --


  56,986        50,926      47,986      46,518      46,436      46,410      44,144          --
------------------------------------------------------------------------------------------------












                                  57