Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370


                                                              SELECTED QUARTERLY FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------------------------------
                                              1995                                            1996
-----------------------------------------------------------------------------------------------------------------------------------
Unaudited (In Thousands,    FIRST         SECOND        THIRD        FOURTH         FIRST         SECOND       THIRD      FOURTH
except per-share data)    QUARTER(1)    QUARTER(1)    QUARTER(1)    QUARTER(1)    QUARTER(1)    QUARTER(1)    QUARTER    QUARTER(2)
-----------------------------------------------------------------------------------------------------------------------------------
Revenues                   $159,422     $180,323      $185,367      $209,241      $208,522    $206,665       $219,618   $248,462
Operating income           $ 34,741     $ 41,654      $ 42,132      $ 44,664      $ 45,311    $ 46,653       $ 49,803   $ 69,238
Income before income
  expense tax              $ 25,984     $ 30,213      $ 29,840      $ 32,973      $ 34,256    $ 36,542       $ 40,215   $ 60,235
Net income                 $ 14,008     $ 17,303      $ 17,059      $ 18,886      $ 19,487    $ 20,877       $ 23,005   $ 34,453
-----------------------------------------------------------------------------------------------------------------------------------
Primary earnings per
  share (3),(4)               $.21        $.24          $.25          $.27          $.28        $.29           $.32       $.47
Fully diluted earnings
  per share(3),(4)            $.20        $.24          $.24          $.27          $.27        $.29           $.32       $.47
-----------------------------------------------------------------------------------------------------------------------------------
Operating Cash
  Flow(5)                  $ 35,810     $ 43,193      $ 43,949      $ 46,056      $ 50,732    $ 48,035       $ 50,475   $ 62,129
-----------------------------------------------------------------------------------------------------------------------------------

(1) Restated due to pooling of interests transactions completed in the third quarter of 1996.

(2) Non-recurring events contributed approximately $12,000,000 to revenues and $.10 to earnings per share.

(3) Historical per-share figures restated for the two-for-one common stock split effective June 7, 1996.

(4) Under generally accepted accounting principles, when earnings per share are computed under the modified treasury stock method and when the market price of a company's common stock changes, the total of four quarters' earnings per share may not equal the earnings per share for the year.

(5) Net income plus amortization and depreciation.

                                  72