Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

Consolidated Balance Sheet
UNITED ASSET MANAGEMENT CORPORATION

DECEMBER 31,                                    1996                    1995(1)
-------------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents             $  248,399,000                 $  125,448,000
Investment advisory fees
  receivable                             149,843,000                    134,822,000
Other current assets                      11,713,000                     14,149,000
-------------------------------------------------------------------------------------
Total current assets                     409,955,000                    274,419,000
Fixed assets, net                         30,297,000                     28,428,000
Cost assigned to contracts acquired,
  net of accumulated amortization of
  $467,571,000 in 1996 and
  $365,636,000 in 1995                   941,490,000                  1,037,280,000
Other assets                              48,911,000                     60,508,000
-------------------------------------------------------------------------------------
Total assets                          $1,430,653,000                 $1,400,635,000
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued
  expenses                            $  113,718,000                    $97,250,000
Accrued compensation                     116,005,000                     86,710,000
Current portion of notes payable           3,481,000                      6,780,000
-------------------------------------------------------------------------------------
Total current liabilities                233,204,000                    190,740,000
Senior notes payable                     150,000,000                    150,000,000
Subordinated notes payable               457,486,000                    523,520,000
Deferred income taxes                     37,719,000                     44,606,000
-------------------------------------------------------------------------------------
Total liabilities                        878,409,000                    908,866,000
-------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
Common stock, par value $.01 per
  share:
Authorized--200,000,000 shares
  Issued--69,217,426 shares(2)               692,000                        692,000
Capital in excess of par value(2)        346,017,000                    341,631,000
Retained earnings                        217,703,000                    180,950,000
-------------------------------------------------------------------------------------
                                         564,412,000                    523,273,000
Less treasury shares at cost--
  506,046 shares in 1996 and
  1,676,930 in 1995(2)                   (12,168,000)                   (31,504,000)
-------------------------------------------------------------------------------------
Total stockholders' equity               552,244,000                    491,769,000
-------------------------------------------------------------------------------------
Total liabilities and stockholders'
  equity                              $1,430,653,000                 $1,400,635,000
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------



(1) Restated due to pooling of interests transactions completed in the third quarter of 1996.

(2) Historical figures restated for the two-for-one common stock split effective June 7, 1996.

    See Notes to Consolidated Financial Statements.

                                  58