Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

Consolidated Statement of Income
UNITED ASSET MANAGEMENT CORPORATION

YEAR ENDED DECEMBER 31,                                                 1996           1995(1)         1994(1)
-----------------------------------------------------------------------------------------------------------------
Revenues                                                            $883,267,000    $734,353,000     $521,369,000
-----------------------------------------------------------------------------------------------------------------
Operating expenses:
Compensation and related expenses                                    431,877,000     362,516,000      261,031,000
Amortization of cost assigned to contracts acquired                  101,935,000      93,192,000       55,121,000
Other operating expenses                                             138,450,000     115,454,000       86,895,000
-----------------------------------------------------------------------------------------------------------------
                                                                     672,262,000     571,162,000      403,047,000
-----------------------------------------------------------------------------------------------------------------
Operating income                                                     211,005,000     163,191,000      118,322,000
-----------------------------------------------------------------------------------------------------------------
Non-operating expenses:
Interest expense, net                                                 37,523,000      42,486,000       11,568,000
Other amortization                                                     2,234,000       1,695,000        1,261,000
-----------------------------------------------------------------------------------------------------------------
                                                                      39,757,000      44,181,000       12,829,000
-----------------------------------------------------------------------------------------------------------------
Income before income tax expense                                     171,248,000     119,010,000      105,493,000
Income tax expense                                                    73,426,000      51,754,000       45,108,000
-----------------------------------------------------------------------------------------------------------------
Net income                                                          $ 97,822,000    $ 67,256,000     $ 60,385,000
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Primary earnings per share                                                 $1.35            $.97(2)          $.91(2)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Fully diluted earnings per share                                           $1.33            $.97(2)          $.91(2)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------




(1) Restated due to pooling of interests transactions completed in the third quarter of 1996.

(2) Historical per-share figures restated for the two-for-one common stock split effective June 7, 1996.

    See Notes to Consolidated Financial Statements.

                                  59