Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

Consolidated Statement of Changes in Stockholders' Equity
UNITED ASSET MANAGEMENT CORPORATION

                                                     COMMON      CAPITAL IN                                    TREASURY
                                      SHARES        STOCK AT     EXCESS OF        RETAINED      TREASURY        SHARES
                                     ISSUED(2)     PAR VALUE     PAR VALUE        EARNINGS      SHARES(2)       AT COST
                                   ------------    ----------  --------------  --------------  -----------  --------------
December 31, 1993(1)                 61,531,198    $346,000    $234,153,000    $123,802,000           --    $         --
Issuance of stock                     1,150,874       6,000           1,000       2,205,000           --              --
Exercise of stock options and
  warrants                            1,470,494       7,000      17,357,000      (2,989,000)     512,548       8,328,000
Issuance of warrants                         --          --       4,045,000              --           --              --
Purchase of treasury shares                  --          --              --              --     (892,000)    (14,883,000)
Net income                                   --          --              --      60,385,000           --              --
Dividends declared ($.50 per
  share(2))                                  --          --              --     (28,123,000)          --              --
Dividends declared by pooled
  companies                                  --          --              --        (375,000)          --              --
Foreign currency translation
  adjustment                                 --          --              --       1,893,000           --              --
-------------------------------------------------------------------------------------------------------------------------
December 31, 1994(1)                 64,152,566     359,000     255,556,000     156,798,000     (379,452)     (6,555,000)
Issuance of stock                     3,746,008      19,000      67,351,000              --           --              --
Exercise of stock options and
  warrants                            1,318,852       6,000      17,530,000      (7,229,000)   1,304,122      23,870,000
Issuance of warrants                         --          --       1,502,000              --           --              --
Purchase of treasury shares                  --          --              --              --   (2,601,600)    (48,819,000)
Net income                                   --          --              --      67,256,000           --              --
Dividends declared ($.58 per
  share(2))                                  --          --              --     (35,275,000)          --              --
Dividends declared by pooled
  companies                                  --          --              --        (375,000)          --              --
Foreign currency translation
  adjustment                                 --          --              --        (225,000)          --              --
Two-for-one common stock split               --     308,000        (308,000)             --           --              --
-------------------------------------------------------------------------------------------------------------------------
December 31, 1995(1)                 69,217,426     692,000     341,631,000     180,950,000   (1,676,930)    (31,504,000)
Issuance of stock                            --          --              --              --           --              --
Exercise of stock options and
  warrants                                   --          --       4,284,000     (21,302,000)   3,113,184      63,054,000
Issuance of warrants                         --          --         102,000              --           --              --
Purchase of treasury shares                  --          --              --              --   (1,942,300)    (43,718,000)
Net income                                   --          --              --      97,822,000           --              --
Dividends declared ($.66 per
  share(2))                                  --          --              --     (42,729,000)          --              --
Foreign currency translation
  adjustment                                 --          --              --       2,962,000           --              --
-------------------------------------------------------------------------------------------------------------------------
December 31, 1996                    69,217,426    $692,000    $346,017,000    $217,703,000     (506,046)   $(12,168,000)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

------------------------

(1) Restated due to pooling of interests transactions completed in the third quarter of 1996.

(2) Historical figures restated for the two-for-one common stock split effective June 7, 1996.

    See Notes to Consolidated Financial Statements.

                                  61