Form 10-K405, Exhibit 13
period 1996-12-31
UNITED ASSET MANAGEMENT CORP
filed 1997-03-24
CIK 796370

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNITED ASSET MANAGEMENT CORPORATION

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    The principal business activities of United Asset Management Corporation (the Company) are investment advisory services, primarily for institutional clients, and the acquisition of institutional investment management firms. The Company's wholly owned subsidiaries operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate, government and union benefit plans, endowments and foundations, mutual funds, and individuals. While the Company's subsidiaries primarily specialize in the management of U.S. equities, bonds and cash, other asset classes under management have grown significantly in recent years to include real estate, international securities and stable value assets.

    The Company has arrangements with its subsidiaries and certain of their principal officers to share revenues (revenue sharing plans). Under these revenue sharing plans, the subsidiaries are entitled to use a portion (determined by formula) of their revenues to meet all their operating expenses, including compensation, at the discretion of the subsidiaries' management. The remaining portion of those revenues is used by the Company to meet its operating and cash flow needs. All operating expenses incurred by the subsidiaries are charged to operations and reported as compensation and related expenses or as other operating expenses in these consolidated financial statements.

RESTATEMENT

    During 1996, the Company's Board of Directors approved a two-for-one common stock split effected in the form of a 100% stock dividend. The stock split was payable June 21, 1996 to the stockholders of record at the close of business on June 7, 1996. The par value of the Company's common stock remained unchanged. An amount equal to the $.01 par value of the shares outstanding at December 31, 1995 has been transferred from capital in excess of par value to common stock. All historical per-share amounts and numbers of shares have been restated to retroactively reflect the stock split.

    As more fully described in Notes 4 and 7, during 1996, the Company issued shares of its common stock to acquire Rogge Global Partners Plc (Rogge Global Partners) and Clay Finlay Inc. and Clay Finlay Ltd. (collectively Clay Finlay Inc.) through transactions accounted for as poolings of interests. As a result of these poolings, the accompanying consolidated financial statements have been restated for all years to include the balance sheets and the related statements of income, of cash flows and of changes in stockholders' equity of Rogge Global Partners and Clay Finlay.

CONSOLIDATION

    The Company's consolidated financial statements include the accounts of the Company and all of its subsidiaries. Inter-company balances and transactions have been eliminated.

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

COST ASSIGNED TO CONTRACTS ACQUIRED AND GOODWILL

    The purchase price for the acquisition of a firm acquired in a business combination accounted for as a purchase transaction is allocated based on the fair value of the net assets acquired, primarily investment advisory contracts.

    The cost assigned to contracts acquired is amortized using the straight-line method over periods ranging from five to 20 years. These lives represent the estimated weighted average lives of the contracts acquired and are based generally on the historical experience of the individual companies acquired. The estimated remaining weighted average lives of contracts acquired are periodically reevaluated. If experience after the acquisition indicates that the estimate of the average remaining lives should be shortened, the cost assigned to contracts acquired will be amortized over the shorter life commencing in the year in which the new estimate is determined. The results of the most recent reevaluations of estimated remaining lives had no material effect on the Company's financial position or results of operations.

    Amounts paid to certain key employees for entering into long-term employment contracts and noncompetition agreements at the time of acquisitions are included in cost assigned to contracts acquired and are amortized on a straight-line basis over the lives of such arrangements.

    Purchase price in excess of the fair value of the net assets acquired is recorded as goodwill and amortized on a straight-line method over 40 years. Goodwill, net of accumulated amortization, was $20,157,000 and $20,793,000 at December 31, 1996 and 1995, respectively, and is included in other assets in the accompanying consolidated balance sheet.

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

RETIREMENT AND PENSION PLANS

    The Company has certain retirement and pension plans which cover eligible employees of the Company and its subsidiaries. All plans are defined contribution retirement plans, with the exception of a defined benefit pension plan maintained by a non-U.S. subsidiary. The expense related to all plans was $10,428,000, $11,039,000 and $7,590,000 in 1996, 1995 and 1994, respectively.

    The defined benefit pension plan has an excess of plan assets over plan obligations. Excess plan assets and pension expense relating to this plan are not significant in relation to the Company's consolidated financial statements.

STOCK-BASED COMPENSATION PLANS

    Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), became effective for fiscal years beginning after December 15, 1995. As permitted under FAS 123, the Company has decided to continue accounting for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). (See Note 5.)

EARNINGS PER SHARE

    Primary earnings per share represent earnings per common and common equivalent share, which are determined on the basis of the weighted average number of shares outstanding after giving effect to (1) potentially dilutive stock options and warrants under the modified treasury stock method; and (2) contingently issuable stock and warrants based on the probability of issuance.

    Fully diluted earnings per share represent earnings per common share assuming full dilution based on (1) the weighted average number of common and common equivalent shares assumed outstanding under the modified treasury stock method during the period; and (2) the issuance of contingently issuable stock and warrants at the most dilutive level.

CASH EQUIVALENTS

    Cash equivalents represent highly liquid investments with an original maturity of three months or less. The Company invests its excess cash in deposits with major banks, money market funds or in securities comprised primarily of commercial paper of companies with strong credit ratings in diversified industries. At December 31, 1996 and 1995, cash equivalents included $89,483,000 and $30,946,000, respectively, of short-term interest-bearing securities, which were classified as held to maturity and for which cost approximated fair value.

FOREIGN CURRENCY TRANSLATION

    In accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, the financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and stockholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of stockholders' equity.

INTEREST-RATE PROTECTION AGREEMENTS

    The Company periodically enters into interest-rate protection agreements to reduce the potential impact of interest rate increases associated with the Company's outstanding borrowings. Premiums paid for these instruments are amortized as interest expense over the terms of the agreements. Any amounts receivable under these agreements are recorded as a reduction of interest expense.

DEFERRED INCENTIVE COMPENSATION PLAN

    The Company has a deferred incentive compensation plan for employees of affiliates that is based on each affiliate's growth. The deferred compensation is payable at the end of seven years and is subject to increases or decreases in value during that period based on performance. An employee must remain employed by his or her affiliate at the end of the seven-year period to receive the cash payments called for. The expense of this incentive plan is being recorded over the period in which the incentive compensation is earned.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts and disclosures reported in the accompanying consolidated financial statements.

NOTE 2--FIXED ASSETS AND LEASE OBLIGATIONS

    Fixed assets, which have estimated useful lives up to 10 years, consist of the following:

-----------------------------------------------------------------------------------
DECEMBER 31,                                                 1996           1995
-----------------------------------------------------------------------------------
Equipment, leasehold improvements and other fixed
  assets                                               $ 70,337,000   $ 62,576,000
Accumulated depreciation and amortization               (40,040,000)   (34,148,000)
-----------------------------------------------------------------------------------
                                                       $ 30,297,000   $ 28,428,000
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

    At December 31, 1996, future minimum rentals for operating leases that have initial or non-cancelable lease terms in excess of one year are payable as follows:

------------------------------------------------------------------------------
                                                                     REQUIRED
                                                                      MINIMUM
YEAR ENDED DECEMBER 31,                                               PAYMENT
------------------------------------------------------------------------------
1997                                                               $20,698,000
1998                                                               $21,342,000
1999                                                               $18,761,000
2000                                                               $17,686,000
2001                                                               $15,516,000
Thereafter                                                         $33,125,000

    Rent expense for 1996, 1995 and 1994 approximated $21,361,000, $20,179,000 and $14,323,000, respectively.

NOTE 3--NOTES PAYABLE

    In April 1996, the Company extended and expanded its Reducing Revolving Credit Agreement (the Credit Agreement) with a group of banks whereby the Company may borrow, prepay and reborrow up to $500,000,000 through April 19, 2001. Any principal amount of borrowings outstanding under the Credit Agreement will be due and payable at that date. The Company had no borrowings outstanding under the Credit Agreement at December 31, 1996.

    As of December 31, 1996, an annual commitment fee of .125% is payable on the daily average unused portion of the Credit Agreement. Interest rates available for amounts outstanding under this arrangement are currently: prime, .40% over LIBOR, .525% over certain certificate of deposit rates, or a money market bid option. Under the money market bid option, the Company can borrow up to $50,000,000 from members of its banking group at prevailing money market rates; any such borrowings reduce the commitment under the Credit Agreement.

    The Company has an additional $150,000,000 in Senior Notes outstanding with a group of institutional investors. The Senior Notes bear interest at a fixed rate of 7.12% and mature in accordance with a scheduled payment plan calling for equal annual payments beginning August 25, 2000 and ending August 25, 2005.

    Under the terms of the Senior Notes and the Credit Agreement, the Company is required to meet certain financial covenants, including covenants restricting dividends and repurchase of the Company's common stock, and requiring the Company to maintain minimum net worth, as defined. The Company must also continue to maintain certain minimum working capital, cash flow and debt-to-equity ratios.

    Borrowings under both the Senior Notes and the Credit Agreement are secured by the stock of the Company's subsidiaries.

    At December 31, 1996, the Company was a party to interest-rate protection agreements entered into with certain members of the Company's banking group, which extend up to two years and limit interest rates to an average of 7.8%. The notional principal amount of debt covered by these arrangements over their remaining lives ranges from $15,000,000 to $105,000,000. Unamortized premiums outstanding were $1,363,000 and $2,309,000 at December 31, 1996 and 1995,
respectively. These amounts approximate the fair market value of the agreements. Amortization of premiums, which is included in interest expense, was $1,381,000, $1,477,000, and $51,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Currently, the Company mitigates the credit risk associated with interest-rate protection agreements by entering into these arrangements only with members of the group of banks who are party to the Credit Agreement. The Company monitors the credit standing of these counterparties on a continuous basis.

    At December 31, 1996 and 1995, the Company also had $460,967,000 and $530,300,000, respectively, of subordinated notes outstanding. These notes primarily represent a portion of the consideration paid to selling shareholders of businesses acquired, the majority of whom remain employed by the Company's subsidiaries after the date of acquisition. The notes mature at various dates through 2003, and have interest rates currently ranging from 5.5% to 9.0%. The notes outstanding, with the exception of $244,250,000 which were originally due in 1996 but extended to 1997, may be tendered upon the exercise of warrants issued in conjunction with the notes. In connection with the exercise of warrants through the tender of subordinated notes, subordinated debt of $19,375,000, $23,676,000, and $16,611,000 was extinguished in 1996, 1995 and 1994, respectively. In addition, during 1996, subordinated notes totaling $49,832,000 were paid in cash. The Company intends to finance subordinated debt that becomes due which has not been tendered through the exercise of warrants by utilizing its Credit Agreement. As such, the $244,250,000 of subordinated notes due in 1997 have been included in the payments due in 2001, the year the line of credit expires.

    The aggregate cash repayments of all outstanding borrowings during each of the five years subsequent to December 31, 1996 total the following amounts:

-------------------------------------------------------------------------------------
                                                                          REQUIRED
                                                                          MINIMUM
YEAR ENDED DECEMBER 31,                                                    PAYMENT
-------------------------------------------------------------------------------------
1997                                                                    $ 14,029,000
1998                                                                    $  3,291,000
1999                                                                    $ 24,150,000
2000                                                                    $ 30,073,000
2001                                                                    $368,790,000

    The recorded cost of the Senior Notes approximates fair value. Due to the unique nature of each of the subordinated debt instruments issued to the sellers of firms, the assessment of current fair value is not practicable.

    Included in accounts payable and accrued expenses at December 31, 1996 and 1995 are accrued interest of $16,941,000 and $26,305,000, respectively. Interest expense and interest paid for each of the three years ended December 31 were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                           1996           1995           1994
-----------------------------------------------------------------------------------------------------------------
Interest expense                                                        $43,289,000    $45,880,000     $13,494,000
Interest paid                                                           $51,272,000    $23,039,000     $12,283,000

NOTE 4--STOCKHOLDERS' EQUITY

    During 1996, the Company issued 7,586,402 shares of common stock to effect acquisitions accounted for as poolings of interests. In 1995, the Company issued 3,746,008 shares of common stock in connection with acquisitions accounted for as purchases. In 1994, the Company issued 1,150,874 shares of its common stock to effect an acquisition accounted for as a pooling of interests. The Company issued 62,010, 2,718,076 and 3,381,306 warrants during 1996, 1995 and 1994, respectively, to effect acquisitions accounted for as purchases.

    The Company has a program to systematically repurchase shares of its common stock to meet the requirements for future issuance of shares upon the exercise of stock options and warrants. Since the program began in 1987, 11,192,134 shares of common stock have been repurchased at a cost of $150,763,000, and as of December 31, 1996, all but 506,046 shares had been reissued from treasury upon the exercise of stock options and warrants. During 1996, the Company's directors increased the number of shares authorized for repurchase from 12,000,000 to 16,000,000 shares.

    Included in accounts payable and accrued expenses at December 31, 1996 and 1995 are dividends payable of $11,681,000 and $9,036,000, respectively.

    At December 31, 1996, the following warrants were outstanding at a weighted average exercise price of $20.60 per share:

-------------------------------------------------
                                       RANGE OF
      YEAR OF          SHARES          EXERCISE
    EXPIRATION        ISSUABLE          PRICES
-------------------------------------------------
1997                   1,001,660     $ 8.25-11.50
1998                     162,232     $11.50-14.50
1999                   1,352,844     $16.50-17.50
2000                     240,840     $14.50-16.50
2001                   3,868,076     $14.50-28.75
2002                   2,718,076     $19.50-28.75
2003                      62,010     $23.00
                       ----------
                       9,405,738
                       ----------
                       ----------

    The Company is authorized to issue 5,000,000 shares of $1.00 par value preferred stock, none of which has been issued through December 31, 1996.

NOTE 5--STOCK OPTION PLANS

    Under the Company's 1994 Stock Option Plan, the Board of Directors is authorized to grant options for the purchase of 5,800,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. The exercise price of the options is not less than the fair market value at the date of the grant. The options expire five years from the date of the grant and may not be exercised for one year from the date of the grant. Thereafter, they may be exercised at dates stipulated in each grant.

    An additional 600,000 shares may be awarded under the 1994 Eligible Directors Stock Option Plan. Under this plan, each eligible director is granted 10,000 options annually for the purchase of shares of the Company's common stock at the fair market value at the date of the grant. In addition, eligible directors may also elect to receive discounted options in lieu of a portion of their directors' fees. In 1996, 60,000 shares were granted under the annual provision and 10,108 discounted options were issued in lieu of directors' fees. These options expire five years from the date of the grant.

    The Company applies APB 25, in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost for the Company's plans been determined based on the fair value of the awards at the grant dates, consistent with the methodology prescribed by FAS 123, the impact on the Company's 1996 and 1995 net income and earnings per share would not have been material.

    A summary of the Company's stock option plans as of December 31, 1996 and 1995, and changes during the years ending on those dates is presented below:

                                                                            1996                     1995
                                                                 --------------------------   -----------------------
                                                                                  WEIGHTED-               WEIGHTED-
                                                                                   AVERAGE                 AVERAGE
                                                                    NUMBER        EXERCISE     NUMBER      EXERCISE
                                                                   OF SHARES        PRICE     OF SHARES     PRICE
                                                                  -----------     ---------  ----------  -----------
Outstanding at the beginning of the year                            7,212,422      $15.23    6,575,660      $13.89
Options granted                                                     1,658,644      $20.72    1,753,912      $18.38
Options exercised                                                  (1,693,498)     $13.77     (877,190)     $10.66
Options canceled                                                     (159,372)     $17.79     (239,960)     $18.05
                                                                   ----------                 --------
Outstanding at the end of the year                                  7,018,196      $16.83    7,212,422      $15.23
                                                                   ----------                 --------
                                                                   ----------                 --------
Options available for future grants                                 2,591,696
Shares reserved, but unissued at the beginning of the year         11,379,188
Shares reserved, but unissued at the end of the year                9,609,892

    The following table summarizes information about all stock options outstanding at December 31, 1996:

                               OPTIONS                 OPTIONS
                             OUTSTANDING  WEIGHTED-   EXERCISABLE  WEIGHTED-
                RANGE OF      NUMBER OF    AVERAGE    NUMBER OF     AVERAGE
  YEAR IF       EXERCISE       OPTIONS     EXERCISE    OPTIONS     EXERCISE
EXPIRATION       PRICES      OUTSTANDING    PRICE     EXERCISABLE    PRICE
-----------  --------------  -----------  ----------  ----------  -----------
1997           $  .01-15.63   1,022,498     $ 5.77    1,022,498     $ 5.77
1998           $ 7.11-23.19   1,029,486     $16.37      696,962     $16.53
1999           $13.41-20.38   1,718,453     $18.48      802,531     $18.54
2000           $13.36-19.94   1,615,215     $18.40      423,558     $18.25
2001           $18.19-26.75   1,632,544     $20.74       70,108     $23.72
                              ---------               ---------
               $  .01-26.75   7,018,196     $16.83    3,015,657     $13.83
                              ---------               ---------
                              ---------               ---------

    The options outstanding at December 31, 1996 expire at various times in 1997 through 2001. The options which are exercisable at $.01 per share resulted from exchanging UAM options for options outstanding at an affiliated firm acquired in 1992.

NOTE 6--INCOME TAXES

    Income before income tax expense was taxed under the following jurisdictions:


---------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                               1996            1995            1994
---------------------------------------------------------------------------------------------------------------

Domestic                                                          $  159,436,000  $  107,992,000  $   93,530,000
Foreign                                                               11,812,000      11,018,000      11,963,000
----------------------------------------------------------------------------------------------------------------
                                                                  $  171,248,000  $  119,010,000  $  105,493,000
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

    Income tax expense consists of the following:


-------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                     1996           1995           1994
-------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                               $65,031,000    $33,126,000    $30,401,000
  State                                                                  11,371,000      7,489,000      7,239,000
  Foreign                                                                 3,911,000      3,951,000      3,792,000
Deferred:
  Federal                                                                (5,914,000)     6,143,000      2,975,000
  State                                                                    (973,000)     1,045,000        701,000
-----------------------------------------------------------------------------------------------------------------
                                                                        $73,426,000    $51,754,000    $45,108,000
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

    Deferred income tax liabilities are comprised of the following:

---------------------------------------------------------------------------------------------
December 31,                                                            1996          1995
---------------------------------------------------------------------------------------------
Additional contract amortization for tax purposes                  $40,062,000    $42,356,000
Other                                                               (2,343,000)     2,250,000
---------------------------------------------------------------------------------------------
                                                                   $37,719,000    $44,606,000
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

    For purchase acquisitions which occurred prior to The Revenue Reconciliation Act of 1993 (the Act), the additional contract amortization for income tax purposes results from the application of a method under which the deductions for income tax purposes are determined by (1) amortizing the cost assigned to contracts acquired on a straight-line basis over the same estimated useful lives as those used for financial reporting purposes; and (2) deducting the unamortized balance of such cost which is allocated to an individual contract when the contract is terminated. For acquisitions subsequent to the Act, the deduction for income tax purposes is determined by amortizing the cost assigned to contracts acquired on a straight-line basis over a 15-year period, with no deduction for the unamortized balance of individual contract terminations. The effective income tax rate differs from the statutory federal income tax rate as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  1996         1995         1994
---------------------------------------------------------------------------------------------------------------------------------
Federal income tax statutory rate                                                                  35%          35%          35%
State income taxes, net of federal benefit                                                          5            5            5
Nondeductible items                                                                                 3            3            3
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   43%          43%          43%
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

    Income taxes of $61,536,000, $41,538,000 and $40,720,000 were paid in 1996,
1995 and 1994, respectively.

    The Company's federal income tax returns for the years ending December 31, 1984 through December 31, 1992 are under audit by the Internal Revenue Service. The Company received a Revenue Agent's Report on December 27, 1996 proposing certain adjustments for these years. The principal issue raised in the Report is the amount of deductions claimed by the Company for amortization of the cost of acquired investment management contracts. The Company is appealing the results of the audit to the Appellate Division of the Internal Revenue Service. Previously, in a 1992 Revenue Agent's Report covering the years ending December 31, 1984, 1985 and 1986, the Internal Revenue Service challenged the Company's practice of deducting the amortization of cost assigned to acquired investment management contracts on the premise that no part of these costs could be amortized and deducted because such assets were in the nature of non-amortizable goodwill. The Revenue Agent's Report received in 1996 now agrees with the Company's position that costs properly assigned to acquired contracts are amortizable and deductible, but proposes adjustments to the Company's valuation of the acquired contracts. If the adjustments proposed in the Revenue Agent's Report were upheld in their entirety, the Company's additional liability for federal income tax for the years 1984 through 1992 would approximate $56,000,000, plus statutory interest thereon. Management and its advisors believe that there are substantial defects in the Revenue Agent's Report with respect to the valuation of the acquired contracts and that the audit will be resolved without material adverse effect on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

NOTE 7--ACQUISITIONS, COMMITMENTS AND OTHER

    During 1996, the Company issued shares of its common stock to acquire Rogge Global Partners and Clay Finlay through transactions accounted for as poolings of interests. The Company also acquired OSV Partners in a purchase transaction as well as provided financing for an affiliate, Analytic Investment Management, Inc., to acquire TSA Capital Management, now called Analytic[bullet]TSA Capital Management, Inc.

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

    The purchase price, including direct costs, associated with the acquisitions accounted for as purchases and the allocations thereof are summarized as follows:

-------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                     1996          1995            1994
-------------------------------------------------------------------------------------------------------------------
Consideration:
  Cash                                                                   $651,000     $ 52,295,000     $170,394,000
  Subordinated notes                                                           --      356,893,000       85,584,000
  Common stock and warrants                                                    --       68,872,000        4,045,000
-------------------------------------------------------------------------------------------------------------------
                                                                         $651,000     $478,060,000     $260,023,000
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Allocation of purchase price:
  Net tangible assets                                                    $     --     $  9,336,000     $  6,464,000
  Cost assigned to contracts acquired                                     251,000      468,724,000      251,365,000
  Other assets                                                            400,000               --        2,194,000
-------------------------------------------------------------------------------------------------------------------
                                                                         $651,000     $478,060,000     $260,023,000
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

    The results of operations of TSA Capital Management and OSV Partners are included in the consolidated results of operations of the Company from their respective dates of acquisition, January 31, 1996 and April 22, 1996.

    During 1996, the Company issued 7,586,402 shares of its common stock to the former shareholders of Rogge Global Partners and Clay Finlay to effect the poolings of interests with these firms. Accordingly, the consolidated financial statements of the Company have been restated to include Rogge Global Partners and Clay Finlay for the applicable periods. A reconciliation of revenues, net income and earnings per share as previously reported and as restated follows:

                                                                     1995            1994
                                                                --------------  -------------
Revenues:
  As previously reported                                         $698,462,000    $492,288,000
  Pooled firms                                                     35,891,000      29,081,000
                                                                 ----------------------------
    As restated                                                  $734,353,000    $521,369,000
                                                                 ----------------------------
                                                                 ----------------------------
Net income:
  As previously reported                                         $ 67,317,000    $ 59,012,000
  Pooled firms                                                        (61,000)      1,373,000
                                                                 ----------------------------
    As restated                                                  $ 67,256,000    $ 60,385,000
                                                                 ----------------------------
                                                                 ----------------------------
Earnings per share:
  Primary and fully diluted, as previously reported                     $1.08           $1.00
  Primary and fully diluted, as restated                                $ .97           $ .91

    At December 31, 1996, $12,500,000 was accrued in connection with additional purchase price commitments that are payable in 1997 to the former owners of an affiliate. Of this amount, $6,250,000 will be paid in cash and the remainder will be issued as subordinated notes. At December 31, 1995, $7,940,000 was accrued in connection with additional purchase price commitments that were paid in 1996 to the former owners of affiliates. Of this amount, $6,470,000 was paid in cash and the remainder was issued as subordinated notes. At December 31, 1994, $7,683,000 was accrued in connection with additional purchase price commitments that were paid in 1995 to the former owners of affiliates. Of this amount, $4,398,000 was paid in cash and the remainder was issued as subordinated notes.

    In conjunction with certain acquisitions, employment arrangements and incentive plans, the Company is contingently liable to make payments totaling as much as $262,000,000 related to acquisitions and employment agreements, and $31,000,000 related to incentive plans. These payments may be in the form of cash, subordinated notes and the Company's common stock, on dates through 2003 and are dependent upon the achievement and maintenance of stipulated performance measures.

    The 1996 results included non-recurring revenues approximating $12,000,000 which primarily related to the redemption of the Company's minority interest in Aldrich Eastman Waltch. Fully diluted earnings per share would have been $1.23 and $.37 for the year and quarter ended December 31, 1996, respectively, had these non-recurring items not occurred.

    Unaudited pro forma data for the years ended December 31, 1996, 1995 and 1994 are set forth below, giving consideration to the acquisitions occurring in the respective three-year period, assuming revenue sharing plans (see Note 1) had been in effect and after certain other pro forma adjustments have been made.

                                                                             YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
                                                                       1996            1995            1994
----------------------------------------------------------------------------------------------------------------
Revenues                                                            $883,267,000    $758,490,000    $691,239,000
Net income                                                          $103,858,000    $ 78,734,000    $ 75,753,000
Primary earnings per share                                                 $1.44           $1.12           $1.10
Fully diluted earnings per share                                           $1.41           $1.12           $1.10