Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

UNITED ASSET MANAGEMENT'S CLIENTS
--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION


United Asset Management is a leading firm in the global management of assets. By funding growth, rewarding outstanding investment performance and ensuring business stability, while maintaining the autonomy of its firms, UAM has assembled an outstanding group of independent investment management affiliates which employ a variety of investment styles to manage a broad mix of asset classes around the world.

UAM's firms manage both domestic and international investment portfolios for corporate benefit plans, mutual funds, government and union benefit plans, individuals, endowments, and foundations. As of December 31, 1997, UAM's firms had approximately $197.5 billion under management with an average account size of $35.3 million. The mix of assets under management for clients of UAM's firms was 63% U.S. equities, 14% U.S. bonds and cash, 14% international securities, 5% real estate and 4% stable value assets. The 20 largest clients of UAM's affiliates represented 16% of total revenues and the 100 largest clients represented 28%.

The goal of each of UAM's firms is to provide superior, focused and individual service to its clients. A sound and consistent investment philosophy, regular communications and a keen awareness of individual client needs are all critical elements in providing this high-quality client service. Because each affiliate retains its own identity, together with its investment and operating independence, UAM's structure allows each operating firm to meet or exceed client expectations, and thereby to retain existing clients and attract new prospects.


                                         ASSETS UNDER                                  AVERAGE
                                          MANAGEMENT                       NUMBER    ACCOUNT SIZE
AS OF DECEMBER 31, 1997                  (IN MILLIONS)     PERCENT       OF CLIENTS  (IN MILLIONS)
--------------------------------------------------------------------------------------------------
Corporate Employee Benefit Plans          $ 69,333           35.1%         1,537        $  45.1

Mutual Funds                                45,012           22.8            175          257.2

Government Employee Benefit Plans           34,406           17.4            346           99.4

Individuals                                 18,345            9.3          2,266(1)         8.1

Endowments and Foundations                  14,491            7.3            762           19.0

Union Member Benefit Plans                  13,205            6.7            285           46.3

Professional Groups                          1,607            0.8            202            8.0

Corporate Cash Reserves                      1,090            0.6             24           45.4
--------------------------------------------------------------------------------------------------
                                          $197,489          100.0%         5,597        $  35.3
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) These clients include 87 wrap-fee relationships with brokerage firms which represent approximately 27,000 individual accounts with $8.3 billion under management.