Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION


The revenues of UAM's affiliated firms are derived primarily from fees for investment advisory services provided to institutional and other clients. Investment advisory fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms. A minor portion of revenues is generated when firms consummate transactions for client portfolios. Assets under management can be affected by the addition of new client accounts or client contributions to existing accounts, withdrawals of assets from or terminations of client accounts and investment performance, which may depend on general market conditions.

AMORTIZATION OF COST ASSIGNED TO CONTRACTS ACQUIRED AND OPERATING CASH FLOW (NET INCOME (LOSS) PLUS AMORTIZATION, DEPRECIATION AND THE REDUCTION IN VALUE OF INTANGIBLE ASSETS, NET OF TAXES)

Cost assigned to contracts acquired, net of accumulated amortization, represented approximately 67% of the Company's total assets as of December 31, 1997. Amortization of cost assigned to contracts acquired, which is a noncash charge, represented 12% of the Company's operating expenses. Recording the cost assigned to contracts acquired as an asset, with the resulting amortization as an operating expense, reflects the application of generally accepted accounting principles to acquisitions by UAM of investment management firms in transactions accounted for as purchases. The principal assets acquired are the investment advisory contracts which evidence the firms' ongoing relationships with their clients.

Although the contracts acquired are typically terminable on 30-days notice, analyses conducted by independent consultants retained by UAM and the experience of UAM's firms to date have indicated that: (1) contracts are usually relatively long-lived; (2) the duration of contracts can be reasonably estimated; and (3) the value of the cost assigned to contracts acquired can be estimated based on the present value of its projected income stream.

The cost assigned to contracts acquired is amortized on a straight-line basis over the estimated weighted average useful life of the contracts of individual firms acquired. These lives are estimated through statistical analysis of historical patterns of terminations and the size and age of the contracts acquired as of the acquisition date.

When actual terminations differ from the statistical patterns developed, or upon the occurrence of certain other events, the Company updates the lifing analyses discussed above. If the update indicates that any of the estimates should be shortened, the remaining cost assigned to contracts acquired will be amortized over the shorter life commencing in the year in which the new estimate is determined. The Company regularly performs reviews for potential impairment of the value of contracts. If the review indicates that the carrying value of the contracts is impaired, the asset is adjusted to its estimated fair value.

Cost assigned to contracts acquired is amortized as an operating expense. It does not, however, require the use of cash and therefore, management believes that it is important to distinguish this expense from other operating expenses in order to evaluate the performance of the Company. Amortization of cost assigned to contracts acquired per share referred to below has been calculated by dividing total amortization by the same number of shares used in the diluted earnings-per-share calculation.

For purposes of this discussion, Operating Cash Flow is defined as net income
(loss) plus amortization, depreciation and the reduction in value of intangible assets, net of taxes, as reflected in the Company's Consolidated Statement of Cash Flows. Management uses Operating Cash Flow not to the exclusion of net income (loss), but rather as an additional important measure of the Company's performance.

--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

All per-share information has been restated to reflect Statement of Financial Accounting Standards No. 128, Earnings per Share, which became effective for financial statements issued for annual periods ending after December 15, 1997.

1997 COMPARED TO 1996

Revenues increased 7% to $941,621,000 in 1997 from $883,267,000 in 1996. This increase is the result of positive portfolio performance achieved by UAM's affiliated firms, as well as purchase business combinations during both 1997 and 1996, partially offset by the effect of net client cash outflows. The revenues of OSV Partners, J.R. Senecal & Associates Investment Counsel Corp., Pacific Financial Research, Inc., Thomson Horstmann & Bryant, Inc. and Lincluden Management Limited, acquired April 22, 1996, January 7, 1997, May 29, 1997, June 6, 1997 and September 4, 1997, respectively, have been included since their acquisition dates. In 1996, nonrecurring revenues included approximately $12,000,000 primarily related to the redemption of the Company's minority interest in Aldrich Eastman Waltch.

During 1997, UAM experienced a net increase in assets under management of $26.5 billion to a total of $197.5 billion at December 31, 1997. Investment performance of $27.1 billion and acquisitions totaling $15.4 billion were partially offset by negative net client cash flow of $16.0 billion. The Company experienced increased negative net client cash flow during 1997. UAM is undertaking a variety of initiatives focused on improving net client cash flow in 1998 and beyond.

Compensation and related expenses increased 9% to $470,372,000 from $431,877,000 due to higher compensation earned by employees of existing and newly acquired affiliated firms in accordance with revenue sharing plans. Amortization of cost assigned to contracts acquired rose 3% to $105,242,000 from $101,935,000 primarily due to the acquisitions described above. Other operating expenses increased 18% to $163,927,000 from $138,450,000, reflecting the acquisitions and higher costs of marketing, client service and product development. The Company expects to continue the co-investments it makes with affiliates in marketing, distribution and new-product development. Furthermore, the Company plans to continue supporting firms at various stages of development.

During the fourth quarter of 1997, the Company recorded a noncash charge reducing the recorded value of intangible assets to reflect an impairment of the cost assigned to contracts acquired of $170,982,000 due to a projected decline in revenues at two affiliates. The assets were reduced to their estimated fair value.

Interest expense was $43,156,000 in 1997 and $43,289,000 in 1996. The increase in the Company's average debt levels in 1997 was offset by a decrease in the average interest rates charged on borrowings.

The loss before income taxes was $7,223,000 in 1997 compared to income before income taxes of $171,248,000 in 1996. The decrease in income before income taxes reflects the net result of the events described above. Net loss for 1997 was $4,133,000 compared to net income of $97,822,000 in 1996. Diluted loss per share for 1997 was $.06 compared to diluted earnings per share of $1.36 in 1996.

--------------------------------------------------------------------------------

Amortization of cost assigned to contracts acquired per share increased to $1.44 in 1997 from $1.41 in 1996 and Operating Cash Flow increased to $213,652,000 in 1997 from $211,371,000 in 1996 primarily as a result of the circumstances discussed above.

Excluding the effects of both the 1997 reduction in value of intangible assets of $170,982,000 and the 1996 redemption of the minority interest in Aldrich Eastman Waltch, net income increased 5% to $95,214,000 in 1997 from $90,719,000 in 1996. Diluted earnings per share increased 4% to $1.31 in 1997 from $1.26 in 1996. Operating Cash Flow increased 5% to $213,652,000 in 1997 from $204,268,000 in 1996.

1996 COMPARED TO 1995

Revenues increased 20% to $883,267,000 in 1996 from $734,353,000 in 1995. This increase is the result of purchase business combinations during both 1996 and 1995, as well as positive portfolio performance achieved by UAM's affiliated firms. The revenues of Provident Investment Counsel, Pilgrim Baxter & Associates, Ltd. and OSV Partners, acquired February 15, 1995, April 28, 1995, and April 22, 1996, respectively, have been included since their acquisition dates. In addition, the fourth quarter of 1996 included nonrecurring revenues approximating $12,000,000 which primarily related to the redemption of the Company's minority interest in Aldrich Eastman Waltch.

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

Compensation and related expenses increased 19% to $431,877,000 from $362,516,000, and other operating expenses increased 20% to $138,450,000 from $115,454,000, reflecting the acquisitions described above and higher operating expenses and compensation earned by employees of existing affiliated firms in accordance with revenue sharing plans. Amortization of cost assigned to contracts acquired rose 9% to $101,935,000 from $93,192,000 primarily due to a full year of contract amortization for Provident Investment Counsel and Pilgrim Baxter & Associates.

Interest expense decreased to $43,289,000 from $45,880,000 in 1995 due to the decrease in the Company's average debt levels.

Income before income tax expense increased 44% to $171,248,000 from $119,010,000, reflecting the net result of the events discussed above. Net income for 1996 increased 45% to $97,822,000 from $67,256,000 in 1995.

Diluted earnings per share for 1996 increased 43% to $1.36 compared to diluted earnings per share of $.95 in 1995. This increase reflects the higher net income and the effect of the Company's common stock repurchased, partially offset by the impact of the issuance of shares of common stock, the Company's higher common stock price, and the hypothetical exercise of warrants and stock options on the calculation of earnings per share under the treasury stock method. Amortization of cost assigned to contracts acquired per share increased to $1.41 in 1996 from $1.31 in 1995 primarily as a result of the acquisitions described above.

--------------------------------------------------------------------------------


Operating Cash Flow increased 25% to $211,371,000 from $169,008,000 in 1995 as a result of the circumstances discussed above.

FINANCIAL CONDITION AND LIQUIDITY

The Company generated $213,652,000 of Operating Cash Flow in 1997. This Operating Cash Flow and additional borrowings under the Company's line of credit were primarily used to finance the $468,617,000 cash portion of acquisition activity, to repurchase shares of the Company's common stock for $76,411,000, and to pay dividends to shareholders totaling $51,543,000. As of December 31, 1997, the Company had working capital of $104,403,000 and had $197,000,000 available under its line of credit (see Note 3 to the Consolidated Financial Statements included in this Annual Report).

Management believes that the Company's existing capital, together with Operating Cash Flow and borrowings available under its revolving line of credit, will provide the Company with sufficient resources to meet its present and reasonably foreseeable future cash needs. Management expects that the principal uses of financial resources will be to acquire additional investment management firms, to fund commitments due or potentially due to former owners of affiliated firms, to repurchase shares of the Company's common stock and to pay shareholder dividends. In January 1998, the Company received authorization from its Board of Directors to expand its stock repurchase program by 8,000,000 shares. In addition, the Company obtained an amendment of its credit agreement with its banks which allows it to spend a greater percentage of Operating Cash Flow on stock repurchases and dividends for one year. The Company does not plan to raise its dividend in early 1998, when an increase would ordinarily be considered, in order to increase the amount of cash available for the above-mentioned investments.

Increases or decreases in interest rates affect UAM's costs of operations chiefly through increasing or decreasing the interest expense related to the Company's variable-rate debt outstanding. To mitigate the risks associated with increases in interest rates, UAM has entered into and plans to continue to enter into interest-rate protection agreements (see Notes 1 and 3 to the Consolidated Financial Statements included in this Annual Report). Rates of interest on the Senior Notes and existing subordinated debt are fixed. Increases and decreases in interest rates may also affect market prices of assets managed by the Company's affiliated firms. Changes in such prices may affect the affiliated firms' revenues, and therefore UAM's consolidated revenues.

EFFECTS OF INFLATION

The Company's business is not capital intensive. Management believes that financial results as reported would not be significantly affected had such results been adjusted to reflect the effects of inflation and price changes.

FORWARD-LOOKING STATEMENTS

Certain statements within this Annual Report filed under Form 10-K, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, and in other written or oral communications made by or with the approval of an authorized executive officer of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "may depend," "believes," "estimate," "project" and similar words and phrases are intended to identify such forward-looking statements.

--------------------------------------------------------------------------------


Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Some of these risks, uncertainties and other factors are: changes in domestic and foreign economic and market conditions, effects of client cash flow, impairment of acquired client contracts, competition in the investment management industry, and other factors as more thoroughly identified and explained in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission. Because of such risks, uncertainties and other factors, the Company cautions each person receiving such forward-looking statements not to place undue reliance on any such statements. All such forward-looking statements are current only as of the date and time they are made. The Company has no obligation, and will not undertake, to release publicly any revisions to such forward-looking statements (for example, to reflect events or circumstances occurring after the date and time such statements were made, or to reflect events or circumstances that were not anticipated at the date and time such statements were made).

YEAR 2000

The Company has and will continue to make certain investments in its software systems and applications to ensure that the Company is fully compliant with Year 2000 computer-related issues. The financial impact to the Company has not been and is not anticipated to be material.