Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

Consolidated Balance Sheet

UNITED ASSET MANAGEMENT CORPORATION


DECEMBER 31,                                                 1997                1996
-------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                   $    173,638,000    $    248,399,000
     Investment advisory fees receivable              180,921,000         149,843,000
     Other current assets                              11,863,000          11,713,000
-------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                  366,422,000         409,955,000
Fixed assets, net                                      41,110,000          30,297,000
Cost assigned to contracts acquired, net of
     accumulated amortization of $743,795,000
     in 1997 and $467,571,000 in 1996               1,018,172,000         959,886,000
Other assets                                           87,796,000          48,911,000
-------------------------------------------------------------------------------------
TOTAL ASSETS                                     $  1,513,500,000    $  1,449,049,000
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses       $    118,249,000    $    113,718,000
     Accrued compensation                             143,633,000         116,005,000
     Current portion of notes payable                     137,000           3,481,000
-------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                             262,019,000         233,204,000
Senior notes payable                                  514,843,000         150,000,000
Subordinated notes payable                            258,412,000         457,486,000
Deferred income taxes                                  20,074,000          56,115,000
-------------------------------------------------------------------------------------
TOTAL LIABILITIES                                   1,055,348,000         896,805,000
-------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
     Common stock, par value $.01 per share:
       Authorized - 200,000,000 shares
       Issued - 70,346,577 shares in 1997 and
         69,217,426 shares in 1996                        703,000             692,000
     Capital in excess of par value                   357,239,000         346,017,000
     Retained earnings                                128,922,000         217,703,000
-------------------------------------------------------------------------------------
                                                      486,864,000         564,412,000
     Less treasury shares at cost - 1,089,548
        shares in 1997 and 506,046 in 1996            (28,712,000)        (12,168,000)
-------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                            458,152,000         552,244,000
-------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  1,513,500,000    $  1,449,049,000
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.