Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

Consolidated Statement of Cash Flows

UNITED ASSET MANAGEMENT CORPORATION



YEAR ENDED DECEMBER 31,                                                     1997                1996                1995
------------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
   Net income (loss)                                               $  (4,133,000)     $   97,822,000      $   67,256,000
   Adjustments to reconcile net income (loss) to net
      cash flow from operating activities:
      Amortization of cost assigned to
         contracts acquired                                          105,242,000         101,935,000          93,192,000
      Depreciation                                                    10,754,000           9,380,000           6,865,000
      Other amortization                                               2,442,000           2,234,000           1,695,000
      Reduction in value of intangible assets,
         net of taxes                                                 99,347,000                   -                   -
------------------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS) PLUS AMORTIZATION, DEPRECIATION
      AND THE REDUCTION IN VALUE OF INTANGIBLE
      ASSETS, NET OF TAXES                                           213,652,000         211,371,000         169,008,000
   Changes in assets and liabilities:
      Increase in investment advisory fees receivable                (35,970,000)        (14,234,000)        (48,732,000)
      Decrease (increase) in other current assets                        (43,000)          2,446,000            (507,000)
      Increase in accounts payable and accrued
         expenses                                                      7,134,000          16,512,000          30,213,000
      Increase in accrued compensation                                27,795,000          28,965,000          37,745,000
      Increase (decrease) in deferred income taxes                       919,000          (6,887,000)          7,188,000
------------------------------------------------------------------------------------------------------------------------
NET CASH FLOW FROM OPERATING ACTIVITIES                              213,487,000         238,173,000         194,915,000
------------------------------------------------------------------------------------------------------------------------
Cash flow from (used in) investing activities:
   Purchase of fixed assets                                          (21,715,000)        (10,897,000)        (13,937,000)
   Cash additions to cost assigned to
      contracts acquired                                            (152,068,000)           (292,000)        (43,582,000)
   Change in other assets                                             (8,866,000)         10,291,000          (1,283,000)
------------------------------------------------------------------------------------------------------------------------
NET CASH FLOW USED IN INVESTING ACTIVITIES                          (182,649,000)           (898,000)        (58,802,000)
------------------------------------------------------------------------------------------------------------------------
Cash flow from (used in) financing activities:
   Purchase of treasury shares                                       (76,411,000)        (43,718,000)        (48,819,000)
   Additions to notes payable                                        303,161,000          61,750,000         268,175,000
   Reductions in notes payable                                      (313,619,000)       (117,597,000)       (295,435,000)
   Issuance or reissuance of equity securities                        29,029,000          22,743,000          10,494,000
   Dividends paid                                                    (51,543,000)        (40,204,000)        (35,650,000)
------------------------------------------------------------------------------------------------------------------------
NET CASH FLOW USED IN FINANCING ACTIVITIES                          (109,383,000)       (117,026,000)       (101,235,000)
------------------------------------------------------------------------------------------------------------------------
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON
   CASH FLOW                                                           3,784,000           2,702,000            (390,000)
------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 (74,761,000)        122,951,000          34,488,000
Cash and cash equivalents at beginning of year                       248,399,000         125,448,000          90,960,000
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  173,638,000      $  248,399,000      $  125,448,000
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.