Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

Consolidated Statement of Changes in Stockholders' Equity

UNITED ASSET MANAGEMENT CORPORATION


                                                           COMMON     CAPITAL IN                                     TREASURY
                                            SHARES       STOCK AT      EXCESS OF       RETAINED       TREASURY         SHARES
                                            ISSUED      PAR VALUE      PAR VALUE       EARNINGS         SHARES        AT COST
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1994                       64,152,566    $   359,000   $255,556,000   $156,798,000       (379,452)   $(6,555,000)
Issuance of stock                        3,746,008         19,000     67,351,000            ---            ---            ---
Exercise of stock options
  and warrants                           1,318,852          6,000     17,530,000     (7,229,000)     1,304,122     23,870,000
Issuance of warrants                           ---            ---      1,502,000            ---            ---            ---
Purchase of treasury shares                    ---            ---            ---            ---     (2,601,600)   (48,819,000)
Net income                                     ---            ---            ---     67,256,000            ---            ---
Dividends declared
  ($.58 per share)                             ---            ---            ---    (35,275,000)           ---            ---
Dividends declared by pooled
  companies                                    ---            ---            ---       (375,000)           ---            ---
Foreign currency translation
  adjustment                                   ---            ---            ---       (225,000)           ---            ---
Two-for-one common stock split                 ---        308,000       (308,000)           ---            ---            ---
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1995                       69,217,426        692,000    341,631,000    180,950,000     (1,676,930)   (31,504,000)
Exercise of stock options
  and warrants                                 ---            ---      4,284,000    (21,302,000)     3,113,184     63,054,000
Issuance of warrants                           ---            ---        102,000            ---            ---            ---
Purchase of treasury shares                    ---            ---            ---            ---     (1,942,300)   (43,718,000)
Net income                                     ---            ---            ---     97,822,000            ---            ---
Dividends declared
  ($.66 per share)                             ---            ---            ---    (42,729,000)           ---            ---
Foreign currency translation
  adjustment                                   ---            ---            ---      2,962,000            ---            ---
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1996                       69,217,426        692,000    346,017,000    217,703,000       (506,046)   (12,168,000)
Exercise of stock options
  and warrants                           1,129,151         11,000      9,928,000    (25,852,000)     2,284,398     59,867,000
Issuance of warrants                           ---            ---      1,294,000            ---            ---            ---
Purchase of treasury shares                    ---            ---            ---            ---     (2,867,900)   (76,411,000)
Net loss                                       ---            ---            ---     (4,133,000)           ---            ---
Dividends declared
  ($.77 per share)                             ---            ---            ---    (53,713,000)           ---            ---
Foreign currency translation
  adjustment                                   ---            ---            ---     (5,083,000)           ---            ---
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1997                       70,346,577    $   703,000   $357,239,000   $128,922,000     (1,089,548)  $(28,712,000)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.