Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

UNITED ASSET MANAGEMENT CORPORATION


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

The principal business activities of United Asset Management Corporation (the Company) are investment advisory services, primarily for institutional clients, and the acquisition of institutional investment management firms. The Company's wholly owned subsidiaries operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate benefit plans, mutual funds, government and union benefit plans, individuals, endowments, and foundations. While the Company's subsidiaries primarily specialize in the management of U.S. equities, bonds and cash, other asset classes under management include international securities, real estate and stable value assets.

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

Amounts paid to certain key employees for entering into long-term employment contracts and noncompetition agreements at the time of purchase business combinations are included in cost assigned to contracts acquired and are amortized on a straight-line basis over the lives of such arrangements.

--------------------------------------------------------------------------------

Purchase price in excess of the fair value of the net assets acquired is recorded as goodwill and amortized using the straight-line method over 40 years. Goodwill, net of accumulated amortization, was $59,144,000 and $20,157,000 at December 31, 1997 and 1996, respectively, and is included in other assets in the accompanying consolidated balance sheet.

The Company evaluates its long-lived assets for impairment when circumstances indicate that the carrying value of such assets may not be fully recoverable. Such an evaluation compares the carrying value of the asset against the estimated undiscounted future cash flows associated with the asset. If the evaluation indicates that the undiscounted future cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value. During the fourth quarter of 1997, due to a projected decline in revenues at two affiliates, the Company recorded a noncash reduction in value of intangible assets to reflect an impairment of the cost assigned to contracts acquired. The Company estimated the fair value of the contracts based on estimated discounted future cash flow projections. The total impairment was $170,982,000 ($99,347,000 net of taxes).

RETIREMENT AND PENSION PLANS

The Company has certain retirement and pension plans which cover eligible employees of the Company and its subsidiaries. All plans are defined contribution retirement plans, with the exception of a defined benefit pension plan maintained by a non-U.S. subsidiary. The expense related to all plans was $11,780,000, $10,428,000 and $11,039,000 in 1997, 1996 and 1995, respectively.

The defined benefit pension plan has an excess of plan assets over plan obligations. Excess plan assets and pension expense relating to this plan are not significant in relation to the Company's consolidated financial statements.

STOCK-BASED COMPENSATION PLANS

As permitted under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). (See Note 5.)

EARNINGS PER SHARE

Statement of Financial Accounting Standards No. 128, Earnings per Share (FAS
128), became effective for financial statements issued for annual periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period earnings-per-share data. FAS 128 replaced Accounting Principles Board Opinion No. 15 and requires dual presentation of basic and diluted earnings per share for all entities with complex capital structures. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share is computed by giving effect to all dilutive potential common shares that were outstanding during the period. All historical per-share information has been restated to reflect FAS 128.

CASH AND CASH EQUIVALENTS

Cash equivalents represent highly liquid investments purchased with a remaining maturity of three months or less. The Company invests its excess cash in deposits with major banks, money market funds or in securities composed primarily of commercial paper of companies with strong credit ratings in diversified industries. At December 31, 1997 and 1996, cash equivalents included $10,628,000 and $89,483,000, respectively, of short-term interest-bearing debt securities, which were classified as held to maturity and for which cost approximated fair value.

--------------------------------------------------------------------------------

FOREIGN OPERATIONS

The Company conducts operations in the U.S. and certain foreign locations. In 1997, revenues, operating income and assets of foreign operations represented $76,664,000, $17,559,000 and $181,265,000, respectively.

The financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and stockholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of stockholders' equity.

INTEREST-RATE PROTECTION AGREEMENTS

The Company periodically enters into interest-rate protection agreements to reduce the potential impact of interest-rate increases associated with the Company's outstanding borrowings. Premiums paid for these instruments are amortized as interest expense over the terms of the agreements. Any amounts receivable under these agreements are recorded as a reduction of interest expense.

DEFERRED INCENTIVE COMPENSATION PLAN

The Company has a deferred incentive compensation plan for employees of affiliates that is based on each affiliate's growth. The deferred compensation is payable over seven years and is subject to increases or decreases in value during that period based on performance. The expense of this incentive plan is recorded over the period in which the incentive compensation is earned.

USE OF ESTIMATES AND RECLASSIFICATIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts and disclosures reported in the accompanying consolidated financial statements. Certain reclassifications have been made to the 1996 balance sheet to conform with the current year's presentation.

NOTE 2--FIXED ASSETS AND LEASE OBLIGATIONS

Fixed assets, which have estimated useful lives up to 10 years, consisted of the following:

DECEMBER 31,                                            1997           1996
--------------------------------------------------------------------------------
Equipment, leasehold improvements and
other fixed assets                               $89,841,000    $70,337,000
Accumulated depreciation and amortization        (48,731,000)   (40,040,000)
--------------------------------------------------------------------------------
                                                 $41,110,000    $30,297,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

At December 31, 1997, future minimum rentals for operating leases that had initial or noncancelable lease terms in excess of one year were payable as follows:

                                                                   REQUIRED
                                                                    MINIMUM
YEAR ENDED DECEMBER 31,                                             PAYMENT
---------------------------------------------------------------------------
1998                                                            $24,934,000
1999                                                            $22,294,000
2000                                                            $20,552,000
2001                                                            $18,625,000
2002                                                            $15,640,000
Thereafter                                                      $27,594,000

Rent expense for 1997, 1996 and 1995 approximated $24,475,000, $21,361,000 and
$20,179,000, respectively.

---------------------------------------------------------------------------

NOTE 3--NOTES PAYABLE

The Company has a Reducing Revolving Credit Agreement (the Credit Agreement) with a group of banks whereby the Company may borrow, prepay and reborrow up to $500,000,000 through April 19, 2001. Any principal amount of borrowings outstanding under the Credit Agreement will be due and payable at that date. At December 31, 1997, $303,000,000 were outstanding under the Credit Agreement. The Company had no borrowings outstanding under the Credit Agreement at December 31, 1996.

As of December 31, 1997, an annual commitment fee of .17% is payable on the daily average unused portion of the Credit Agreement. Interest rates available for amounts outstanding under this arrangement are currently: prime, .55% over LIBOR, .675% over certain certificate of deposit rates, or a money market bid option. Under the money market bid option, the Company can borrow up to $50,000,000 from members of its banking group at prevailing money market rates; any such borrowings reduce the commitment under the Credit Agreement.

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

At December 31, 1997, the Company was a party to interest-rate protection agreements entered into with certain members of the Company's banking group, which extend up to four years and limit interest rates to an average of 8.1%. The notional principal amount of debt covered by these arrangements over their remaining lives ranges from $15,000,000 to $275,000,000. Unamortized premiums outstanding were $712,000 and $1,363,000 at December 31, 1997 and 1996, respectively. These amounts approximate the fair market value of the agreements. Amortization of premiums, which is included in interest expense, was $960,000, $1,381,000 and $1,477,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Currently, the Company mitigates the credit risk associated with interest-rate protection agreements by entering into these arrangements only with members of the group of banks who are party to the Credit Agreement. The Company monitors the credit standing of these counterparties on a continuous basis.

At December 31, 1997 and 1996, the Company also had $258,549,000 and $460,967,000, respectively, of subordinated notes outstanding. These notes primarily represent a portion of the consideration paid to selling shareholders of businesses acquired, the majority of whom remain employed by the Company's subsidiaries after the date of acquisition. The notes mature at various dates through 2005, and as of December 31, 1997, have interest rates ranging from 5.5% to 8.5%. The notes outstanding may be tendered upon the exercise of warrants issued in conjunction with the notes. In connection with the exercise of warrants through the tender of subordinated notes, subordinated debt of $11,391,000, $19,375,000 and $23,676,000 was extinguished in 1997, 1996 and
1995, respectively. In addition, during 1997, subordinated notes totaling $313,619,000 were paid in cash. The Company intends to finance subordinated debt that becomes due which has not been tendered in connection with the exercise of warrants by utilizing its Credit Agreement. As such, the $27,851,000 of subordinated notes due in 1998 have been included in the payments due in 2001, the year the line of credit expires.

---------------------------------------------------------------------------

The aggregate cash repayments of all outstanding borrowings during the five years after December 31, 1997 total the following amounts:

                                                                   REQUIRED
                                                                    MINIMUM
YEAR ENDED DECEMBER 31,                                             PAYMENT
---------------------------------------------------------------------------
1998                                                               $137,000
1999                                                            $21,015,000
2000                                                            $30,073,000
2001                                                           $510,911,000
2002                                                            $84,381,000

The recorded cost of the Senior Notes approximates fair value. Due to the unique nature of each of the subordinated debt instruments issued to the sellers of firms, the assessment of current fair value is not practicable.

Included in accounts payable and accrued expenses at December 31, 1997 and 1996 were accrued interest of $11,981,000 and $16,941,000, respectively. Interest expense and interest paid for each of the three years ended December 31 were as follows:

                                         1997           1996           1995
---------------------------------------------------------------------------
Interest expense                  $43,156,000    $43,289,000    $45,880,000
Interest paid                     $47,156,000    $51,272,000    $23,039,000

NOTE 4--STOCKHOLDERS' EQUITY

In 1996, the Company issued 7,586,402 shares of common stock to effect acquisitions accounted for as poolings of interests. In 1995, the Company issued 3,746,008 shares of common stock in connection with acquisitions accounted for as purchases. The Company issued 1,097,566, 62,010 and 2,718,076 warrants during 1997, 1996 and 1995, respectively, to effect acquisitions accounted for as purchases.

The Company has a program to systematically repurchase shares of its common stock to meet the requirements for future issuance of shares upon the exercise of stock options and warrants. Since the program began in 1987, 14,060,034 shares of common stock have been repurchased at a cost of $227,174,000, and as of December 31, 1997, all but 1,089,548 shares had been reissued from treasury upon the exercise of stock options and warrants. In January 1998, the Company's directors increased the number of shares authorized for repurchase from 16,000,000 to 24,000,000 shares.

Included in accounts payable and accrued expenses at December 31, 1997 and 1996 were dividends payable of $13,851,000 and $11,681,000, respectively.

At December 31, 1997, the following warrants were outstanding at a weighted average exercise price of $23.03 per share:

YEAR OF EXPIRATION                 SHARES ISSUABLE   RANGE OF EXERCISE PRICES
------------------------------------------------------------------------------
1998                                       162,232               $11.50-14.50
1999                                     1,162,844               $16.50-17.50
2000                                       240,840               $14.50-16.50
2001                                     3,868,076               $14.50-28.75
2002                                     2,559,434               $19.50-28.75
2003                                        59,565                     $23.00
2004                                     1,097,566               $23.00-34.00
                                         ---------
                                         9,150,557
                                         ---------
                                         ---------

--------------------------------------------------------------------------------

The Company is authorized to issue 5,000,000 shares of $1.00 par value preferred stock, none of which had been issued through December 31, 1997.

NOTE 5--STOCK OPTION PLANS

During 1997, the Company adopted the Amended and Restated 1994 Stock Option Plan whereby the Board of Directors is authorized to grant options for the purchase of 11,900,000 shares of the Company's common stock to directors, officers and other key employees of the Company and its subsidiaries. The exercise price of the options granted to officers and other key employees is not less than the fair market value of the Company's common stock at the date of the grant. These options expire five years from the date of the grant and may not be exercised for one year from the date of the grant. Thereafter, they may be exercised ratably over the ensuing four years.

Each eligible director is granted 14,000 options annually for the purchase of shares of the Company's common stock at the fair market value at the date of the grant. In addition, eligible directors may also elect to receive discounted options in lieu of a portion of their directors' fees. In 1997, 98,000 shares were granted under the annual provision and 6,968 discounted options were issued in lieu of directors' fees. These options expire five years from the date of the grant.

The Company applies APB 25 in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost for the Company's plans been determined based on the fair value of the awards at the grant dates, consistent with the methodology prescribed by FAS 123, the Company's net income (loss) and earnings (loss) per share, including tax effects if any, would have been as follows:

                                           1997           1996           1995
--------------------------------------------------------------------------------
Net income (loss)                   $(9,277,000)   $94,932,000    $65,921,000
Basic earnings (loss) per share           $(.13)         $1.39           $.97
Diluted earnings (loss) per share         $(.13)         $1.33           $.93

During the initial phase-in period of FAS 123, pro forma disclosures may not be representative of the effects on reported net income (loss) and earnings (loss) per share for future years because the FAS 123 method of accounting has not been applied to options granted prior to January 1, 1995.

The fair value of each option grant is estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in 1997, 1996 and 1995, respectively: expected life of 4.5 years for all years; stock price volatility of 22.1, 23.9 and 25.9 percent; risk-free interest rates of 6.3, 5.7, and 7.0 percent; and dividend yield of 2.6, 2.9, and 2.8 percent. The weighted-average fair value of options granted during 1997, 1996 and 1995 was $6.08, $4.55 and $4.75, respectively.

--------------------------------------------------------------------------------

A summary of the Company's stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:

                                                        OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------------------------------
                                                   NUMBER OF           WEIGHTED-           NUMBER OF           WEIGHTED-
                                                     OPTIONS             AVERAGE             OPTIONS             AVERAGE
                                                 OUTSTANDING      EXERCISE PRICE         EXERCISABLE     EXERCISE  PRICE
------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                         6,575,660              $13.89
Options granted                                    1,753,912              $18.38
Options exercised                                   (877,190)             $10.66
Options canceled                                    (239,960)             $18.05
                                                 -----------
Balance, December 31, 1995                         7,212,422              $15.23           3,026,974              $11.94
Options granted                                    1,658,644              $20.72
Options exercised                                 (1,693,498)             $13.77
Options canceled                                    (159,372)             $17.79
                                                 -----------
Balance, December 31, 1996                         7,018,196              $16.83           3,015,657              $13.83
Options granted                                    2,047,125              $26.90
Options exercised                                 (2,102,764)             $11.86
Options canceled                                    (203,446)             $21.19
                                                 -----------
Balance, December 31, 1997                         6,759,111              $21.29           2,558,059              $18.79
                                                 -----------
                                                 -----------

At December 31, 1997, the Company had 6,220,703 options available for future grants. Shares reserved but unissued at December 31, 1997 and 1996 were 12,979,814 and 9,609,892, respectively.

The following table summarizes information about all stock options outstanding at December 31, 1997:

                                      OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------------------------------
                                                                       WEIGHTED-                               WEIGHTED-
                                RANGE OF           NUMBER OF             AVERAGE           NUMBER OF             AVERAGE
   YEAR OF                      EXERCISE             OPTIONS            EXERCISE             OPTIONS            EXERCISE
EXPIRATION                        PRICES         OUTSTANDING               PRICE         EXERCISABLE               PRICE
------------------------------------------------------------------------------------------------------------------------
      1998                  $14.50-23.19             576,692              $16.46             576,692              $16.46
      1999                  $13.41-20.38           1,296,378              $18.52             867,181              $18.56
      2000                  $13.36-19.94           1,436,275              $18.40             660,843              $18.35
      2001                  $18.19-26.75           1,437,964              $20.74             355,343              $21.24
      2002                  $21.09-29.50           2,011,802              $26.90              98,000              $28.50
                                                   ---------                               ---------
                            $13.36-29.50           6,759,111              $21.29           2,558,059              $18.79
                                                   ---------                               ---------
                                                   ---------                               ---------

--------------------------------------------------------------------------------

NOTE 6--INCOME TAXES

Income taxes for financial reporting purposes are recorded in accordance with an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities.

Income (loss) before income tax expense (benefit) was taxed under the following jurisdictions:


YEAR ENDED DECEMBER 31,                                 1997                1996                1995
----------------------------------------------------------------------------------------------------
Domestic                                        $(27,290,000)       $159,436,000        $107,992,000
Foreign                                           20,067,000          11,812,000          11,018,000
----------------------------------------------------------------------------------------------------
                                                 $(7,223,000)       $171,248,000        $119,010,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Income tax expense (benefit) consisted of the following:

YEAR ENDED DECEMBER 31,                                 1997                1996                1995
----------------------------------------------------------------------------------------------------
Current:
  Federal                                        $54,910,000         $65,031,000         $33,126,000
  State                                            8,797,000          11,371,000           7,489,000
  Foreign                                          5,027,000           3,911,000           3,951,000
Deferred:
  Federal                                        (58,131,000)         (5,914,000)          6,143,000
  State                                          (13,693,000)           (973,000)          1,045,000
----------------------------------------------------------------------------------------------------
                                                 $(3,090,000)        $73,426,000         $51,754,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Deferred income taxes consisted of the following:

DECEMBER 31,                                                                1997                1996
----------------------------------------------------------------------------------------------------
Deferred tax assets:
  Deferred incentive compensation                                     $2,358,000          $1,481,000
  Additional contract amortization for book purposes                  56,430,000                  --
  State net operating loss carryforwards                               3,523,000           1,853,000
  Foreign tax credit carryforwards                                     5,788,000           5,728,000
  Deferred tax assets valuation allowance                             (3,780,000)         (1,842,000)
----------------------------------------------------------------------------------------------------
                                                                      64,319,000           7,220,000
----------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Additional contract amortization for tax purposes                   41,698,000          40,062,000
  Contracts acquired in nontaxable transactions                       36,692,000          18,396,000
  Other                                                                6,003,000           4,877,000
----------------------------------------------------------------------------------------------------
                                                                      84,393,000          63,335,000
----------------------------------------------------------------------------------------------------
Net deferred tax liability                                           $20,074,000         $56,115,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

At December 31, 1997, the Company had state net operating loss carryforwards of approximately $32,769,000 which will begin to expire in 2008. Also, at December 31, 1997, the Company had approximately $5,788,000 of foreign tax credit carryforwards of which $557,000, $791,000, $3,008,000 and $1,432,000 expire in
1998, 1999, 2000 and 2001, respectively.

For purchase acquisitions which occurred prior to the Revenue Reconciliation Act of 1993 (the Act), the additional contract amortization for income tax purposes results from the application of a method under which the deductions for income tax purposes are determined by: (1) amortizing the cost assigned to contracts acquired on a straight-line basis over the same estimated useful lives as those used for financial reporting purposes; and (2) deducting the unamortized balance of such cost which is allocated to an individual contract when the contract is terminated. For acquisitions after the Act, the deduction for income tax purposes is determined by amortizing the cost assigned to contracts acquired on a straight-line basis over a 15-year period, with no deduction for the unamortized balance of individual contract terminations.

The effective income tax rate differed from the statutory federal income tax rate as follows:


YEAR ENDED DECEMBER 31,                      1997           1996           1995
--------------------------------------------------------------------------------
Federal income tax statutory rate            (35)%          35%            35%
State income taxes, net of federal benefit   (15)            5              5
Foreign tax rate differential                (11)           --             --
Nondeductible items and other                 18             3              3
--------------------------------------------------------------------------------
                                             (43)%          43%            43%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Excluding the effect of the 1997 charge reducing the value of intangible assets, the percentages presented above for 1997 would have been similar to those reported for 1996 and 1995. Income taxes of $76,761,000, $61,536,000 and
$41,538,000 were paid in 1997, 1996 and 1995, respectively.

The Company's federal income tax returns for the years ending December 31, 1984 through December 31, 1992 are under audit by the Internal Revenue Service. The Company received a Revenue Agent's Report on December 27, 1996 proposing certain adjustments for these years. The principal issue raised in the Report is the amount of deductions claimed by the Company for amortization of the cost of acquired investment management contracts. The Company is appealing the results of the audit to the Appellate Division of the Internal Revenue Service. Previously, in a 1992 Revenue Agent's Report covering the years ending December 31, 1984, 1985 and 1986, the Internal Revenue Service challenged the Company's practice of deducting the amortization of cost assigned to acquired investment management contracts on the premise that no part of these costs could be amortized and deducted because such assets were in the nature of nonamortizable goodwill. The Revenue Agent's Report received in 1996 agrees with the Company's position that costs properly assigned to acquired contracts are amortizable and deductible, but proposes adjustments to the Company's valuation of the acquired contracts. If the adjustments proposed in the Revenue Agent's Report were upheld in their entirety, the Company's additional liability for federal income tax for the years 1984 through 1992 would approximate $56,000,000, plus statutory interest thereon. Management and its advisors believe that there are substantial defects in the Revenue Agent's Report with respect to the valuation of the acquired contracts and that the audit will be resolved without material adverse effect on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

--------------------------------------------------------------------------------

NOTE 7--ACQUISITIONS, COMMITMENTS AND OTHER

During 1997, the Company acquired J.R. Senecal & Associates Investment Counsel Corp., Pacific Financial Research, Inc., and Thomson Horstmann & Bryant, Inc. through purchase transactions. The Company also acquired an interest in Lincluden Management Limited. In addition, the Company organized Expertise Asset Management and Palladyne Asset Management B.V. and acquired InvestLink Technologies, Inc.

During 1996, the Company issued shares of its common stock to acquire Rogge Global Partners and Clay Finlay Inc. through transactions accounted for as poolings of interests. The Company also acquired OSV Partners in a purchase transaction as well as provided financing for an affiliate, Analytic Investment Management, Inc., to acquire TSA Capital Management, now called Analytic-TSA Global Asset Management, Inc.

During 1995, the Company acquired Provident Investment Counsel and Pilgrim Baxter & Associates, Ltd. through purchase transactions.

The purchase price, including direct costs, associated with the acquisitions accounted for as purchases and the allocations thereof are summarized as follows:


YEAR ENDED DECEMBER 31,                                 1997                1996                1995
----------------------------------------------------------------------------------------------------
Consideration:
  Cash                                          $160,167,000            $651,000         $52,295,000
  Notes payable                                  105,176,000                  --         356,893,000
  Common stock and warrants                        1,294,000                  --          68,872,000
----------------------------------------------------------------------------------------------------
                                                $266,637,000            $651,000        $478,060,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Allocation of purchase price:
  Net tangible assets                             $1,562,000            $     --          $9,336,000
  Cost assigned to contracts acquired            258,492,000             251,000         468,724,000
  Other assets                                     6,583,000             400,000                  --
----------------------------------------------------------------------------------------------------
                                                $266,637,000            $651,000        $478,060,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

In conjunction with a nontaxable 1997 acquisition, goodwill and a deferred tax liability of $35,844,000 were recorded in purchase accounting related to the cost of contracts capitalized for financial reporting purposes.

The results of operations of J.R. Senecal & Associates Investment Counsel, InvestLink Technologies, Expertise Asset Management, Pacific Financial Research, Thomson Horstmann & Bryant, Lincluden Management Limited and Palladyne Asset Management are included in the consolidated results of operations of the Company from their respective dates of acquisition: January 7, 1997, February 6, 1997, May 22, 1997, May 29, 1997, June 6, 1997, September 4, 1997, and December 3,
1997.

At December 31, 1997, a total of $79,098,000 was accrued in senior notes payable and subordinated notes payable and capitalized to cost assigned to contracts acquired in connection with additional purchase price commitments that are payable in 1998 to the former owners of two affiliates. During the first quarter of 1998, 78% of this amount will be paid in cash, 17% will be issued in the Company's common stock, and 5% will be issued as subordinated notes.

At December 31, 1996, $12,500,000 was accrued in connection with an additional purchase price commitment that was paid in 1997 to the former owners of an affiliate. Of this amount, $6,250,000 was paid in cash and the remainder was issued as subordinated notes.

--------------------------------------------------------------------------------

At December 31, 1995, $7,940,000 was accrued in connection with additional purchase price commitments that were paid in 1996 to the former owners of affiliates. Of this amount, $6,470,000 was paid in cash and the remainder was issued as subordinated notes.

In conjunction with certain acquisitions, employment arrangements and incentive plans, the Company is contingently liable to make payments totaling as much as $144,000,000 related to acquisitions and employment agreements, and $25,000,000 related to incentive plans. These payments may be in the form of cash and subordinated notes on dates through 2004 and are dependent upon the achievement and maintenance of stipulated performance measures.

The 1996 results included nonrecurring revenues approximating $12,000,000 which primarily related to the redemption of the Company's minority interest in Aldrich Eastman Waltch. Diluted earnings per share would have been $1.26 and $.37 for the year and quarter ended December 31, 1996, respectively, had these non-recurring items not occurred.

Unaudited pro forma data for the years ended December 31, 1997, 1996 and 1995 are set forth below, giving consideration to the acquisition activity in the respective three-year period, assuming revenue sharing plans (see Note 1) had been in effect and after certain other pro forma adjustments have been made.


YEAR ENDED DECEMBER 31,                       1997                1996                1995
------------------------------------------------------------------------------------------
Revenues                              $964,756,000        $930,054,000        $793,292,000
Net income (loss)                      $(4,758,000)       $104,717,000         $78,136,000
Basic earnings (loss) per share              $(.07)              $1.53               $1.15
Diluted earnings (loss) per share            $(.07)              $1.45               $1.10