Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

COMMON STOCK INFORMATION
--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

The Company's common stock is listed on the New York Stock Exchange. Presented below are the high, low and closing quarterly stock prices for 1996 and 1997, as reported on the New York Stock Exchange composite tape, together with quarterly dividends declared.

Ticker Symbol: UAM

                                                                     DIVIDEND
                               HIGH            LOW          CLOSE    DECLARED
-----------------------------------------------------------------------------
FIRST QUARTER, 1996        $23 5/16       $18 3/16       $23 3/16       $.160
SECOND QUARTER, 1996       $25 1/8        $21 3/4        $24            $.160
THIRD QUARTER, 1996        $25 1/8        $21 3/4        $23 5/8        $.170
FOURTH QUARTER, 1996       $27 5/8        $23 1/4        $26 5/8        $.170
-----------------------------------------------------------------------------
FIRST QUARTER, 1997        $29 1/8        $25 5/8        $25 5/8        $.185
SECOND QUARTER, 1997       $28 7/8        $24 1/4        $28 5/16       $.185
THIRD QUARTER, 1997        $28 13/16      $26            $28 11/16      $.200
FOURTH QUARTER, 1997       $30 3/16       $24 1/4        $24 7/16       $.200