Form 10-K, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-03-25
CIK 796370

SELECTED QUARTERLY FINANCIAL DATA


---------------------------------------------------------------------------------------------------------------------------------
                                                       1996                                             1997
---------------------------------------------------------------------------------------------------------------------------------
Unaudited (In thousands,           FIRST      SECOND        THIRD      FOURTH        FIRST      SECOND        THIRD      FOURTH
except per-share data)           QUARTER     QUARTER      QUARTER   QUARTER(2)     QUARTER     QUARTER      QUARTER   QUARTER(1)
---------------------------------------------------------------------------------------------------------------------------------
Revenues                       $ 208,522   $ 206,665    $ 219,618   $ 248,462    $ 215,522   $ 219,572    $ 241,710  $  264,817
Operating income (loss)        $  45,311   $  46,653    $  49,803   $  69,238    $  50,452   $  51,027    $  51,075  $ (121,456)
Income (loss) before
   income tax
   expense (benefit)           $  34,256   $  36,542    $  40,215   $  60,235    $  42,054   $  42,011    $  40,693  $ (131,981)
Net income (loss)              $  19,487   $  20,877    $  23,005   $  34,453    $  24,055   $  24,030    $  23,226  $  (75,444)
---------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss)
   per share (3)                    $.29        $.30         $.34        $.50         $.35        $.34         $.33      $(1.09)
Diluted earnings (loss)
   per share (3)                    $.27        $.29         $.32        $.47         $.33        $.33         $.32      $(1.09)
---------------------------------------------------------------------------------------------------------------------------------
Operating Cash Flow (4)        $  50,732   $  48,035    $  50,475   $  62,129    $  51,824   $  52,722    $  54,214  $   54,892
---------------------------------------------------------------------------------------------------------------------------------


(1) Reduction in value of intangible assets of approximately $170,982,000 was charged to operating expenses ($99,347,000 net of taxes), or $1.37 to loss per share for the year.
(2) Nonrecurring gains contributed approximately $12,000,000 to revenues and $.10 to earnings per share.
(3) Under generally accepted accounting principles, when earnings (loss) per share are computed under the treasury stock method, the total of four quarters' earnings (loss) per share may not equal the earnings (loss) per share for the year.
(4) Net income (loss) plus amortization, depreciation and the reduction in value of intangible assets, net of taxes.