Form 10-K/A, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-04-30
CIK 796370

Eleven-Year Review

UNITED ASSET MANAGEMENT CORPORATION



(In thousands, unless otherwise
indicated, except per-share amounts)          1997         1996 (2)         1995           1994           1993           1992
-----------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA

Revenues                                $  941,621     $  883,267     $  734,353     $  521,369     $  476,729     $  396,074
-----------------------------------------------------------------------------------------------------------------------------
Operating expenses:

  Compensation and related expenses        470,372        431,877        362,516        261,031        237,403        200,884
  Amortization of cost assigned to
    contracts acquired                     105,242        101,935         93,192         55,121         48,493         37,279
  Other operating expenses                 163,927        138,450        115,454         86,895         78,537         70,650
  Reduction in value of
    intangible assets (1)                  170,982              -              -              -              -              -
-----------------------------------------------------------------------------------------------------------------------------
                                           910,523        672,262        571,162        403,047        364,433        308,813
-----------------------------------------------------------------------------------------------------------------------------
Operating income                            31,098        211,005        163,191        118,322        112,296         87,261
-----------------------------------------------------------------------------------------------------------------------------
Interest expense, net and
  other amortization                        38,321         39,757         44,181         12,829         15,328         16,232
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income
  tax expense (benefit)                     (7,223)       171,248        119,010        105,493         96,968         71,029
Income tax expense (benefit)                (3,090)        73,426         51,754         45,108         41,989         30,298
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                       $   (4,133)    $   97,822     $   67,256     $   60,385     $   54,979     $   40,731
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share              $(.06)         $1.43           $.99           $.95           $.92           $.76
Diluted earnings (loss) per share            $(.06)         $1.36           $.95           $.90           $.84           $.68
DIVIDENDS DECLARED PER SHARE                 $ .77          $ .66           $.58           $.50           $.42           $.34
-----------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
Operating Cash Flow (3)                 $  213,652     $  211,371     $  169,008     $  121,979     $  109,552      $  83,681
Assets under management at
  end of year  (in millions)            $  197,489     $  171,027     $  151,606     $  111,507     $  106,082      $  90,240
BALANCE SHEET DATA
Total assets                            $1,513,500     $1,449,049     $1,419,031     $  947,598     $  708,412     $  658,900
Cost assigned to contracts
  acquired, net                         $1,018,172     $  959,886     $1,055,676     $  674,526     $  480,101     $  460,523
Long-term debt (including
  current portion)                      $  773,392     $  610,967     $  680,300     $  369,268     $  216,230     $  275,110
Total stockholders' equity              $  458,152     $  552,244     $  491,769     $  406,158     $  358,301     $  288,751
Number of common shares
  outstanding at end of year                69,257         68,711         67,540         63,772         61,530         56,986
-----------------------------------------------------------------------------------------------------------------------------


(In thousands, unless otherwise
indicated, except per-share amounts)          1991           1990           1989           1988           1987
--------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
Revenues                                $  324,772     $  268,022     $  227,745     $  189,839     $  169,790
--------------------------------------------------------------------------------------------------------------
Operating expenses:
  Compensation and related expenses        163,054        130,095        108,595         86,789         80,594
  Amortization of cost assigned to
    contracts acquired                      30,535         27,157         23,808         21,387         14,398
  Other operating expenses                  58,825         57,665         43,446         39,951         36,752
  Reduction in value of
    intangible assets (1)                        -              -              -              -              -
--------------------------------------------------------------------------------------------------------------
                                           252,414        214,917        175,849        148,127        131,744
--------------------------------------------------------------------------------------------------------------
Operating income                            72,358         53,105         51,896         41,712         38,046
--------------------------------------------------------------------------------------------------------------
Interest expense, net and
  other amortization                        17,040         13,158         13,166         13,203          7,275
--------------------------------------------------------------------------------------------------------------
Income (loss) before income
  tax expense (benefit)                     55,318         39,947         38,730         28,509         30,771
Income tax expense (benefit)                22,936         16,664         15,107         11,380         13,278
--------------------------------------------------------------------------------------------------------------
Net income (loss)                       $   32,382     $   23,283     $   23,623     $   17,129     $   17,493
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share               $.65           $.48           $.51           $.36           $.39
Diluted earnings (loss) per share             $.58           $.44           $.45           $.34           $.37
DIVIDENDS DECLARED PER SHARE                  $.28           $.22           $.17           $.13           $.09
--------------------------------------------------------------------------------------------------------------
OPERATING DATA
Operating Cash Flow (3)                 $   67,572     $   54,772     $   51,416     $   42,954     $   35,744
Assets under management
  at end of year (in millions)          $   76,182     $   58,123     $   53,319     $   40,628     $   35,795
BALANCE SHEET DATA
Total assets                            $  532,610     $  461,626     $  406,952     $  345,747     $  299,133
Cost assigned to contracts
  acquired, net                         $  343,421     $  320,940     $  292,199     $  258,804     $  187,507
Long-term debt (including
  current portion)                      $  208,475     $  190,635     $  157,459     $  133,541     $   75,050
Total stockholders' equity              $  226,904     $  190,185     $  175,528     $  160,359     $  162,420
Number of common shares
  outstanding at end of year                50,926         47,986         46,518         46,436         46,410
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