Form 10-K/A, Exhibit 13
period 1997-12-31
UNITED ASSET MANAGEMENT CORP
filed 1998-04-30
CIK 796370

Consolidated Statement of Operations

UNITED ASSET MANAGEMENT CORPORATION




YEAR ENDED DECEMBER 31,                                 1997                1996                1995
----------------------------------------------------------------------------------------------------
REVENUES                                      $  941,621,000      $  883,267,000      $  734,353,000
----------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Compensation and related expenses             470,372,000         431,877,000         362,516,000
   Amortization of cost assigned to
     contracts acquired                          105,242,000         101,935,000          93,192,000
   Other operating expenses                      163,927,000         138,450,000         115,454,000
   Reduction in value of intangible assets       170,982,000                   -                   -
----------------------------------------------------------------------------------------------------
                                                 910,523,000         672,262,000         571,162,000
----------------------------------------------------------------------------------------------------
Operating income                                  31,098,000         211,005,000         163,191,000
----------------------------------------------------------------------------------------------------
NON-OPERATING EXPENSES:
   Interest expense, net                          35,879,000          37,523,000          42,486,000
   Other amortization                              2,442,000           2,234,000           1,695,000
----------------------------------------------------------------------------------------------------
                                                  38,321,000          39,757,000          44,181,000
----------------------------------------------------------------------------------------------------
Income (loss) before income tax
   expense (benefit)                              (7,223,000)        171,248,000         119,010,000
Income tax expense (benefit)                      (3,090,000)         73,426,000          51,754,000
----------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                             $   (4,133,000)      $  97,822,000       $  67,256,000
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                        $(.06)              $1.43                $.99
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                      $(.06)              $1.36                $.95
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.