Form 10-K, Exhibit 13
period 1998-12-31
UNITED ASSET MANAGEMENT CORP
filed 1999-03-25
CIK 796370

United Asset Management Corporation

United Asset Management's
clients

United Asset Management is one of the largest independent investment management firms in the world. By funding growth, rewarding superior investment performance, ensuring business stability, and maintaining the autonomy of its firms, UAM has assembled an outstanding group of independent investment management affiliates that employ a variety of investment styles to manage a broad mix of asset classes around the globe.

UAM's firms manage both domestic and international investment portfolios for corporate, government and union benefit plans, mutual funds, individuals, endowments, and foundations. As of December 31, 1998, UAM's firms had approximately $201.4 billion under management with an average account size of $32.3 million. The mix of assets under management for clients of UAM's firms was 63% U.S. equities, 14% international securities, 13% U.S. bonds and cash, 5% real estate and 5% stable value assets. The 20 largest clients of UAM's affiliates represented 16% of total revenues and the 100 largest clients represented 28%.

The goal of each of UAM's firms is to provide superior, focused and individual service to its clients. A sound and consistent investment philosophy, regular communications and a keen awareness of individual client needs are all critical elements in providing exceptional client service. To retain existing clients and attract new prospects, UAM and its affiliates are co-investing in a wide range of initiatives ranging from client relationship management and back office systems to new product development and marketing support. These investments are part of a stronger, more effective operating partnership between UAM and its affiliates, and are at the center of UAM's four-point strategy to enhance shareholder value and increase the internal growth of its firms.


                                     Assets under                                    Average
                                       management                   Number      account size
As of December 31, 1998             (in millions)    Percent    of clients     (in millions)
 ............................................................................................
Corporate employee benefit plans      $ 68,400        34.0%       1,672          $ 40.9
 ............................................................................................
Mutual funds                            48,483        24.1          260           186.5
 ............................................................................................
Government employee benefit plans       33,345        16.5          343            97.2
 ............................................................................................
Individuals                             20,512        10.1        2,704(1)          7.6
 ............................................................................................
Endowments and foundations              14,070         7.0          769            18.3
 ............................................................................................
Union member benefit plans              13,086         6.5          284            46.1
 ............................................................................................
Corporate cash reserves                  1,778         0.9           24            74.1
 ............................................................................................
Professional groups                      1,719         0.9          185             9.3
--------------------------------------------------------------------------------------------
                                      $201,393       100.0%       6,241          $ 32.3
============================================================================================

(1) These clients include 105 wrap-fee relationships with brokerage firms which represent approximately 29,000 individual accounts with $9.3 billion under management.

Management's discussion and analysis


The principal business activities of UAM are investment advisory services, primarily for institutional clients, and the acquisition of institutional investment management firms. The Company's wholly owned subsidiaries operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate, government and union benefit plans, mutual funds, individuals, endowments, and foundations.

The revenues of UAM's affiliated firms are derived primarily from fees for investment advisory services provided to institutional and other clients. Investment advisory fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms. A minor portion of revenues is generated when firms consummate transactions for client portfolios. Assets under management can be affected by the addition of new client accounts or client contributions to existing accounts, withdrawals of assets from or terminations of client accounts, and investment performance, which may depend on general market conditions.

Amortization of cost assigned to contracts acquired and Operating Cash Flow (net income (loss) plus amortization, depreciation and the reduction in value of intangible assets, net of taxes)
Cost assigned to contracts acquired, net of accumulated amortization, represented approximately 65% of the Company's total assets as of December 31, 1998. Amortization of cost assigned to contracts acquired, which is a noncash charge, represented 15% of the Company's operating expenses. Recording the cost assigned to contracts acquired as an asset, with the resulting amortization as an operating expense, reflects the application of generally accepted accounting principles to acquisitions by UAM of investment management firms in transactions accounted for as purchases. The principal assets acquired are the investment advisory contracts which evidence the firms' ongoing relationships with their clients.

Although the contracts acquired are typically terminable on 30-days notice, analyses conducted by independent consultants retained by UAM and the experience of UAM's firms to date have indicated that: (1) contracts are usually relatively long-lived; (2) the duration of contracts can be reasonably estimated; and (3) the value of the cost assigned to contracts acquired can be estimated based on the present value of their projected income stream.

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

United Asset Management Corporation

For purposes of this discussion, Operating Cash Flow is defined as net income
(loss) plus amortization, depreciation and the reduction in value of intangible assets, net of taxes, as reflected in the Company's Consolidated Statement of Cash Flows. Operating Cash Flow is used to invest in affiliate growth initiatives, repurchase shares of the Company's common stock, pay dividends to shareholders and fund acquisitions. Management uses Operating Cash Flow not to the exclusion of net income (loss), but rather as an additional important measure of the Company's performance.

Results of operations

Revenues were $961,854,000, $941,621,000 and $883,267,000 for the years ended
December 31, 1998, 1997 and 1996, respectively. The increase in revenues year over year was the result of positive portfolio performance achieved by UAM's affiliated firms as well as purchase business combinations, partially offset by the effect of net client cash outflows. In addition, in 1998 UAM received life insurance proceeds as a result of the death of an executive. Also in 1998, Heitman Financial LLC sold its non-retail property management operation. In 1996, nonrecurring revenues included the redemption of the Company's minority interest in Aldrich Eastman Waltch. The revenues of OSV Partners, J.R. Senecal & Associates Investment Counsel Corp., Pacific Financial Research, Inc., Thomson Horstmann & Bryant, Inc., Lincluden Management Limited and Integra Capital Management Corporation have been included since their acquisition dates of April 22, 1996, January 7, 1997, May 29, 1997, June 6, 1997, September 4,
1997 and January 6, 1998, respectively.

Assets under management totaled $201.4 billion in 1998 compared to $197.5 billion in 1997 and $171.0 billion in 1996. The net increase in assets under management of $3.9 billion during 1998 consisted of investment performance of $21.2 billion and acquisitions totaling $2.5 billion, partially offset by negative net client cash flow of $19.8 billion. The net increase in assets under management of $26.5 billion during 1997 consisted of investment performance of $27.1 billion and acquisitions totaling $15.4 billion, partially offset by negative net client cash flow of $16.0 billion. UAM is undertaking a number of initiatives focused on improving net client cash flow.

Compensation and related expenses was $474,721,000 in 1998, $470,372,000 in 1997 and $431,877,000 in 1996. The increase in compensation and related expenses each year was due to higher compensation earned by employees in accordance with revenue sharing plans. Amortization of cost assigned to contracts acquired was $113,296,000 in 1998, $105,242,000 in 1997 and
$101,935,0000 in 1996. The increase each year was primarily due to the acquisitions described above. Other operating expenses were $179,342,000 in 1998, $163,927,000 in 1997 and $138,450,000 in 1996. The increase between years reflects the acquisitions described above as well as the higher costs of marketing, client service and product development. The Company expects to continue the investments it makes with affiliates in marketing, distribution and new product development. Furthermore, the Company plans to continue supporting firms at various stages of development.

During the fourth quarter of 1997, the Company recorded a noncash charge reducing the recorded value of intangible assets to reflect an impairment of the cost assigned to contracts acquired of $170,982,000 ($99,347,000 net of taxes) due to a projected decline in revenues at two affiliates. The assets were reduced to their estimated fair value.

Interest expense was $60,275,000 in 1998, $43,156,000 in 1997 and $43,289,000
in 1996. The increase in 1998 was due to an increase in both the Company's average debt levels and the average interest rates charged on borrowings. The Company's average debt levels also increased between 1996 and 1997 but were partially offset by a decrease in the average interest rates charged on borrowings.

Income before income taxes was $137,249,000 in 1998 compared to a loss before income taxes of $7,223,000 in 1997 and income before income taxes of $171,248,000 in 1996 primarily as a result of the events described above. Net income for 1998 was $78,507,000 compared to a net loss of $4,133,000 in 1997 and net income of $97,822,000 in 1996. Diluted earnings per share for 1998 were $1.15 compared to diluted loss per share of $.06 in 1997 and diluted earnings per share of $1.36 in 1996.

Amortization of cost assigned to contracts acquired per share increased to $1.66 in 1998 from $1.44 in 1997 and $1.41 in 1996. Operating Cash Flow was $211,404,000 in 1998, $213,652,000 in 1997 and $211,371,000 in 1996. The
changes in Operating Cash Flow were primarily the result of the circumstances discussed above.

Excluding the effects of the 1997 reduction in value of intangible assets of $170,982,000 and the 1996 redemption of the minority interest in Aldrich Eastman Waltch, net income was $95,214,000 in 1997 and $90,719,000 in 1996. Diluted earnings per share were $1.31 in 1997 and $1.26 in 1996. Operating Cash Flow was $213,652,000 in 1997 and $204,268,000 in 1996.

Financial condition and liquidity

The Company generated $211,404,000 of Operating Cash Flow in 1998. This Operating Cash Flow and additional borrowings under the Company's line of credit were primarily used to repurchase shares of the Company's common stock for $270,579,000, to finance the $144,303,000 cash portion of acquisition activity, and to pay dividends to shareholders totaling $53,675,000. As of December 31, 1998, the Company had working capital of $83,315,000 and had $463,000,000 available under its line of credit (see Note 3 to the Consolidated Financial Statements included in this Annual Report which details changes in the Company's credit arrangements over the past year).

Management believes that the Company's existing capital, together with Operating Cash Flow and borrowings available under its revolving line of credit, will provide the Company with sufficient resources to meet its present and reasonably foreseeable future cash needs. Management expects that the principal uses of financial resources will be to repurchase shares of the Company's common stock, to provide further support for investing with existing affiliates, to pay shareholder dividends, to acquire additional investment management firms, and to fund commitments due or potentially due to former owners of affiliated firms.

Although the Company is still pursuing acquisitions of investment management firms, the activity level has slowed in recent years due to prices for firms increasing significantly as well as UAM increasing its support for growth initiatives at individual affiliates in areas such as product development and client service. The Company is also taking steps to refocus operations that do not meet strategic objectives. This has allowed the Company and its affiliates to reallocate resources toward more efficient uses. Furthermore, during 1998, the Company significantly increased its repurchases of UAM common stock.

Increases or decreases in interest rates affect UAM's costs of operations chiefly through raising or lowering the interest expense related to the Company's variable-rate debt outstanding. To mitigate the risks associated with increases in interest rates, UAM has entered into and plans to continue to enter into interest-rate protection agreements (see Notes 1 and 3 to the Consolidated Financial Statements included in this Annual Report). Rates of interest on the $400,000,000 of Senior Notes and the existing subordinated debt are fixed. Increases and decreases in interest rates may also affect market prices of assets managed by the Company's affiliated firms. Changes in such prices may affect the affiliated firms' revenues, and therefore UAM's consolidated revenues.

Effects of inflation

The Company's business is not capital intensive. Management believes that financial results as reported would not be significantly effected had such results been adjusted to reflect inflation and price changes.

Year 2000 and other system-related issues

The "Year 2000 issue" is the result of computer programs and other electronic systems that use two digits rather than four to define the applicable year. These programs and systems may not be able to process dates beyond 1999, which may cause system failures or create erroneous results.

The Company has retained a consulting firm since 1997 to help develop and implement a program to assess its Year 2000 readiness. An inventory of the Company's computer hardware and software programs, as well as surveys conducted of all of its software and hardware vendors, have substantially been completed. As part of this program, the Company is testing, modifying, upgrading or replacing its computer software applications and systems, and seeks to be Year 2000 compliant by June 30, 1999.

United Asset Management Corporation

The Company is also addressing Year 2000 issues related to non-information technology (non-IT) systems, including embedded software and equipment (e.g. elevators, telephone systems, etc.), and addressing the compliance of key business partners. The Company has substantially completed an assessment of its non-IT systems and service providers and is in the process of gaining assurances that they will be Year 2000 compliant, and seeks to have these assurances by June 30, 1999.

The Company is in the process of developing contingency plans in the event that the IT or non-IT systems of the Company or any of its key service providers are not Year 2000 compliant by the end of 1999. The contingency plans, which are expected to be completed by the end of 1999, will address how to mitigate risks associated with the worst reasonably likely failures of systems at critical dates in both the short term and the long term. Any Year 2000 compliance problem of the Company, any of its affiliated firms, any of its vendors and any other company with which it conducts business could have a material adverse effect on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

To date, the Company and its affiliates have incurred expenses in the amount of approximately $1,200,000 and expect to incur an additional $1,000,000 related to this issue. These costs, which principally represent consulting fees, are being expensed as incurred. The Company has performed, and expects to continue to perform, modifications, upgrades and replacements of its computer software applications and systems through the Company's ongoing maintenance program. Therefore, the Company has not incurred, and does not expect to incur, significant incremental expenses for such modifications, upgrades and replacements. The Company does not segregate payroll or other internal costs specifically devoted to its efforts to address Year 2000 issues, but does not believe these costs to be significant. The expenses of the Company's affiliated firms related to Year 2000 issues are funded out of the share of revenues reserved for the affiliates under revenue sharing agreements and do not affect the share of revenues retained by the Company. The total cost associated with becoming Year 2000 compliant is not expected to be material to the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

The Company's affiliates that are registered with the Securities and Exchange Commission (SEC) as investment advisers or broker-dealers are required to discuss their Year 2000 readiness in Forms ADV-Y2K or BD-Y2K which are filed with the SEC and are available to clients.

On January 1, 1999, 11 European Union member states adopted the "Euro" as their common national currency. This currency will replace existing national currencies in all participating countries over a period ending July 1, 2002. During this period, both the Euro and existing national currencies will be accepted. The Company and its affiliates have identified and addressed the operational and information system issues related to the Euro conversion. The costs associated with adopting the Euro did not have a material adverse effect on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

The estimates and conclusions herein contain forward-looking statements and are based on management's best estimates of future events. These statements should be read in conjunction with the Company's disclosures under the heading "Forward-looking statements" detailed below.

Derivative instruments and hedging activities

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The standard is effective for fiscal years beginning after June 15, 1999 and, based on current activities, is not expected to have a material impact on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

Forward-looking statements

Certain statements within this Annual Report filed under Form 10-K, in future filings by the Company with the SEC, in the Company's press releases, and in other written or oral communications made by or with the approval of an authorized executive officer of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "may depend," "believes," "estimate," "project" and similar words and phrases are intended to identify such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Some of these risks, uncertainties and other factors are: changes in domestic and foreign economic and market conditions, effects of client cash flow, impairment of acquired client contracts, competition in the investment management industry, and other factors as more thoroughly identified and explained in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC. Because of such risks, uncertainties and other factors, the Company cautions each person receiving such forward-looking statements not to place undue reliance on any such statements. All such forward-looking statements are current only as of the date and time they are made. The Company has no obligation, and will not undertake, to release publicly any revisions to such forward-looking statements (for example, to reflect events or circumstances occurring after the date and time such statements were made, or to reflect events or circumstances that were not anticipated at the date and time such statements were made).

United Asset Management Corporation


      Eleven-year review
      (In thousands, unless otherwise indicated, except per-share amounts)



                                                                            1998           1997       1996(1)
 ..............................................................................................................
Statement of    Revenues                                              $  961,854     $  941,621    $  883,267
operations data ----------------------------------------------------------------------------------------------
                Operating expenses:
                ..............................................................................................
                  Compensation and related expenses                      474,721        470,372       431,877
                ..............................................................................................
                  Amortization of cost assigned
                  to contracts acquired                                  113,296        105,242       101,935
                ..............................................................................................
                  Other operating expenses                               179,342        163,927       138,450
                ..............................................................................................
                  Reduction in value of intangible assets                     --        170,982(2)         --
                ----------------------------------------------------------------------------------------------
                                                                         767,359        910,523       672,262
                ----------------------------------------------------------------------------------------------
                Operating income                                         194,495         31,098       211,005
                ----------------------------------------------------------------------------------------------
                Interest expense, net and other amortization              57,246         38,321        39,757
                ----------------------------------------------------------------------------------------------
                Income (loss) before income tax expense (benefit)        137,249         (7,223)      171,248
                ..............................................................................................
                Income tax expense (benefit)                              58,742         (3,090)       73,426
                ----------------------------------------------------------------------------------------------
                Net income (loss)                                     $   78,507     $   (4,133)   $   97,822
                ==============================================================================================

 ..............................................................................................................
Per-share       Basic earnings (loss) per share                       $     1.19     $     (.06)   $     1.43
data            ..............................................................................................
                Diluted earnings (loss) per share                     $     1.15     $     (.06)   $     1.36
                ..............................................................................................
                Dividends declared per share                          $      .80     $      .77    $      .66
                ..............................................................................................

 ..............................................................................................................
Operating data  Operating Cash Flow(3)                                $  211,404     $  213,652    $  211,371
                ..............................................................................................
                Assets under management at end of year (in millions)  $  201,393     $  197,489    $  171,027
                ..............................................................................................

 ..............................................................................................................
Balance sheet   Total assets                                          $1,439,511     $1,513,500    $1,449,049
data            ..............................................................................................
                Cost assigned to contracts acquired, net              $  931,815     $1,018,172    $  959,886
                ..............................................................................................
                Long-term debt (including current portion)            $  890,361     $  773,255    $  610,967
                ..............................................................................................
                Total stockholders' equity                            $  269,844     $  458,152    $  552,244
                ..............................................................................................
                Number of common shares outstanding
                at end of year                                            61,554         69,257        68,711
                ..............................................................................................


                                                                            1995          1994          1993          1992
 .............................................................................................................................
Statement of    Revenues                                              $  734,353     $ 521,369     $ 476,729     $ 396,074
operations data -------------------------------------------------------------------------------------------------------------
                Operating expenses:
                .............................................................................................................
                  Compensation and related expenses                      362,516       261,031       237,403       200,884
                .............................................................................................................
                  Amortization of cost assigned
                  to contracts acquired                                   93,192        55,121        48,493        37,279
                .............................................................................................................
                  Other operating expenses                               115,454        86,895        78,537        70,650
                .............................................................................................................
                  Reduction in value of intangible assets                     --            --            --            --
                -------------------------------------------------------------------------------------------------------------
                                                                         571,162       403,047       364,433       308,813
                -------------------------------------------------------------------------------------------------------------
                Operating income                                         163,191       118,322       112,296        87,261
                -------------------------------------------------------------------------------------------------------------
                Interest expense, net and other amortization              44,181        12,829        15,328        16,232
                -------------------------------------------------------------------------------------------------------------
                Income (loss) before income tax expense (benefit)        119,010       105,493        96,968        71,029
                .............................................................................................................
                Income tax expense (benefit)                              51,754        45,108        41,989        30,298
                -------------------------------------------------------------------------------------------------------------
                Net income (loss)                                     $   67,256     $  60,385     $  54,979     $  40,731
                =============================================================================================================

 .............................................................................................................................
Per-share       Basic earnings (loss) per share                       $      .99     $     .95     $     .92     $     .76
data            .............................................................................................................
                Diluted earnings (loss) per share                     $      .95     $     .90     $     .84     $     .68
                .............................................................................................................
                Dividends declared per share                          $      .58     $     .50     $     .42     $     .34
                .............................................................................................................

 .............................................................................................................................
Operating data  Operating Cash Flow(3)                                $  169,008     $ 121,979     $ 109,552     $  83,681
                .............................................................................................................
                Assets under management at end of year (in millions)  $  151,606     $ 111,507     $ 106,082     $  90,240
                .............................................................................................................

 .............................................................................................................................
Balance sheet   Total assets                                          $1,419,031     $ 947,598     $ 708,412     $ 658,900
data            .............................................................................................................
                Cost assigned to contracts acquired, net              $1,055,676     $ 674,526     $ 480,101     $ 460,523
                .............................................................................................................
                Long-term debt (including current portion)            $  680,300     $ 369,268     $ 216,230     $ 275,110
                .............................................................................................................
                Total stockholders' equity                            $  491,769     $ 406,158     $ 358,301     $ 288,751
                .............................................................................................................
                Number of common shares outstanding
                at end of year                                            67,540        63,772        61,530        56,986
                .............................................................................................................



                                                                                                                             10-year
                                                                                                                              annual
                                                                                                                            compound
                                                                                                                              growth
                                                                           1991          1990          1989          1988       rate
 ....................................................................................................................................
Statement of    Revenues                                              $ 324,772     $ 268,022     $ 227,745     $ 189,839   17.6%
operations data --------------------------------------------------------------------------------------------------------------------
                Operating expenses:
                ....................................................................................................................
                  Compensation and related expenses                     163,054       130,095       108,595        86,789   18.5%
                ....................................................................................................................
                  Amortization of cost assigned
                  to contracts acquired                                  30,535        27,157        23,808        21,387   18.1%
                ....................................................................................................................
                  Other operating expenses                               58,825        57,665        43,446        39,951   16.2%
                ....................................................................................................................
                  Reduction in value of intangible assets                    --            --            --            --     --
                --------------------------------------------------------------------------------------------------------------------
                                                                        252,414       214,917       175,849       148,127   17.9%
                --------------------------------------------------------------------------------------------------------------------
                Operating income                                         72,358        53,105        51,896        41,712   16.6%
                --------------------------------------------------------------------------------------------------------------------
                Interest expense, net and other amortization             17,040        13,158        13,166        13,203   15.8%
                --------------------------------------------------------------------------------------------------------------------
                Income (loss) before income tax expense (benefit)        55,318        39,947        38,730        28,509   17.0%
                ....................................................................................................................
                Income tax expense (benefit)                             22,936        16,664        15,107        11,380   17.8%
                --------------------------------------------------------------------------------------------------------------------
                Net income (loss)                                     $  32,382     $  23,283     $  23,623     $  17,129   16.4%
                ====================================================================================================================

 ..........................................................................................................................  ........
Per-share       Basic earnings (loss) per share                       $     .65     $     .48     $     .51     $     .36   12.7%
data            ....................................................................................................................
                Diluted earnings (loss) per share                     $     .58     $     .44     $     .45     $     .34   13.0%
                ....................................................................................................................
                Dividends declared per share                          $     .28     $     .22     $     .17     $     .13   19.9%
                ..........................................................................................................  ........

 ....................................................................................................................................
Operating data  Operating Cash Flow(3)                                $  67,572     $  54,772     $  51,416     $  42,954   17.3%
                ....................................................................................................................
                Assets under management at end of year (in millions)  $  76,182     $  58,123     $  53,319     $  40,628   17.4%
                ..........................................................................................................  ........

 ....................................................................................................................................
Balance sheet   Total assets                                          $ 532,610     $ 461,626     $ 406,952     $ 345,747     --
data            ....................................................................................................................
                Cost assigned to contracts acquired, net              $ 343,421     $ 320,940     $ 292,199     $ 258,804     --
                ....................................................................................................................
                Long-term debt (including current portion)            $ 208,475     $ 190,635     $ 157,459     $ 133,541     --
                ....................................................................................................................
                Total stockholders' equity                            $ 226,904     $ 190,185     $ 175,528     $ 160,359     --
                ....................................................................................................................
                Number of common shares outstanding
                at end of year                                           50,926        47,986        46,518        46,436     --
                ....................................................................................................................

(1) Nonrecurring gains contributed approximately $12,000,000 to revenues, or $.10 to earnings per share.

(2) Reduction in value of intangible assets of approximately $170,982,000 was charged to operating expenses ($99,347,000 net of taxes), or $1.37 to loss per share.

(3) Net income (loss) plus amortization, depreciation and the reduction in value of intangible assets, net of taxes.

United Asset Management Corporation

         Consolidated balance sheet


                        December 31,                                              1998                1997
-----------------------------------------------------------------------------------------------------------
Assets                  Current assets:
                        ...................................................................................
                          Cash and cash equivalents                     $  153,616,000      $  173,638,000
                        ...................................................................................
                          Investment advisory fees receivable              169,061,000         180,921,000
                        ...................................................................................
                          Other current assets                              12,419,000          11,863,000
                        -----------------------------------------------------------------------------------
                        Total current assets                               335,096,000         366,422,000
                        ...................................................................................
                        Fixed assets, net                                   42,148,000          41,110,000
                        ...................................................................................
                        Cost assigned to contracts acquired, net of
                        accumulated amortization of $598,621,000
                        in 1998 and $508,087,000 in 1997                   931,815,000       1,018,172,000
                        ...................................................................................
                        Other assets                                       130,452,000          87,796,000
                        -----------------------------------------------------------------------------------
                        Total assets                                    $1,439,511,000      $1,513,500,000
                        ===================================================================================

 ...........................................................................................................
Liabilities and         Current liabilities:
stockholders' equity    ...................................................................................
                          Accounts payable and accrued expenses         $  143,559,000      $  118,386,000
                        ...................................................................................
                          Accrued compensation                             108,222,000         143,633,000
                        -----------------------------------------------------------------------------------
                        Total current liabilities                          251,781,000         262,019,000
                        ...................................................................................
                        Senior notes payable                               687,521,000         514,843,000
                        ...................................................................................
                        Subordinated notes payable                         202,840,000         258,412,000
                        ...................................................................................
                        Deferred income taxes                               27,525,000          20,074,000
                        -----------------------------------------------------------------------------------
                        Total liabilities                                1,169,667,000       1,055,348,000
                        -----------------------------------------------------------------------------------
                        Commitments and contingencies
                        ...................................................................................
                        Stockholders' equity:
                        ...................................................................................
                          Common stock, par value $.01 per share:
                          Authorized: 200,000,000 shares
                          Issued: 70,346,577 shares in 1998 and 1997           703,000             703,000
                        ...................................................................................
                          Capital in excess of par value                   360,781,000         357,239,000
                        ...................................................................................
                          Retained earnings                                140,751,000         133,291,000
                        ...................................................................................
                          Accumulated other comprehensive income           (10,132,000)         (4,369,000)
                        -----------------------------------------------------------------------------------
                                                                           492,103,000         486,864,000
                        ...................................................................................
                          Less treasury shares at cost: 8,792,879 shares
                          in 1998 and 1,089,548 in 1997                   (222,259,000)        (28,712,000)
                        -----------------------------------------------------------------------------------
                        Total stockholders' equity                         269,844,000         458,152,000
                        -----------------------------------------------------------------------------------
                        Total liabilities and stockholders' equity      $1,439,511,000      $1,513,500,000
                        ===================================================================================

         See notes to consolidated financial statements.

                      Consolidated statement of operations


            Year ended December 31,                              1998            1997              1996
 ........................................................................................................
Revenues      Revenues                                  $ 961,854,000    $941,621,000     $ 883,267,000
              ------------------------------------------------------------------------------------------

 ........................................................................................................
Operating     Compensation and related expenses           474,721,000     470,372,000       431,877,000
expenses      ..........................................................................................
              Amortization of cost assigned
              to contracts acquired                       113,296,000     105,242,000       101,935,000
              ..........................................................................................
              Other operating expenses                    179,342,000     163,927,000       138,450,000
              ..........................................................................................
              Reduction in value of intangible assets              --     170,982,000                --
              ------------------------------------------------------------------------------------------
                                                          767,359,000     910,523,000       672,262,000
              ------------------------------------------------------------------------------------------
              Operating income                            194,495,000      31,098,000       211,005,000
              ------------------------------------------------------------------------------------------

 ........................................................................................................
Non-operating Interest expense, net                        52,770,000      35,879,000        37,523,000
expenses      ..........................................................................................
              Other amortization                            4,476,000       2,442,000         2,234,000
              ------------------------------------------------------------------------------------------
                                                           57,246,000      38,321,000        39,757,000
              ------------------------------------------------------------------------------------------
              Income (loss) before income
              tax expense (benefit)                       137,249,000      (7,223,000)      171,248,000
              ..........................................................................................
              Income tax expense (benefit)                 58,742,000      (3,090,000)       73,426,000
              ------------------------------------------------------------------------------------------

 ........................................................................................................
Net income    Net income (loss)                         $  78,507,000    $ (4,133,000)    $  97,822,000
(loss)        ==========================================================================================
              Basic earnings (loss) per share           $        1.19    $       (.06)    $        1.43
              ==========================================================================================
              Diluted earnings (loss) per share         $        1.15    $       (.06)    $        1.36
              ==========================================================================================

                 See notes to consolidated financial statements.

United Asset Management Corporation

              Consolidated statement
              of cash flows


                        Year ended December 31,                                          1998              1997             1996
 ................................................................................................................................
Cash flow related to    Net income (loss)                                      $   78,507,000    $   (4,133,000)  $   97,822,000
operating activities    ........................................................................................................
                        Adjustments to reconcile net income (loss)
                        to net cash flow from operating activities:
                        ........................................................................................................
                          Amortization of cost assigned to contracts acquired     113,296,000       105,242,000      101,935,000
                        ........................................................................................................
                          Depreciation                                             13,767,000        10,754,000        9,380,000
                        ........................................................................................................
                          Amortization of goodwill and other                        5,834,000         2,442,000        2,234,000
                        ........................................................................................................
                          Reduction in value of intangible assets, net of taxes            --        99,347,000               --
                        --------------------------------------------------------------------------------------------------------
                        Net income (loss) plus amortization, depreciation
                        and the reduction in value of intangible assets,
                        net of taxes                                              211,404,000       213,652,000      211,371,000

 ................................................................................................................................
Changes in assets       Decrease (increase) in investment advisory fees
and liabilities         receivable                                                 12,181,000       (35,970,000)     (14,234,000)
                        ........................................................................................................
                        Decrease (increase) in other current assets                  (513,000)          (43,000)       2,446,000
                        ........................................................................................................
                        Increase in accounts payable and accrued expenses          21,560,000         7,134,000       16,512,000
                        ........................................................................................................
                        Increase (decrease) in accrued compensation               (35,276,000)       27,795,000       28,965,000
                        ........................................................................................................
                        Increase (decrease) in deferred income taxes                2,669,000           919,000       (6,887,000)
                        --------------------------------------------------------------------------------------------------------
                        Net cash flow from operating activities                   212,025,000       213,487,000      238,173,000
                        --------------------------------------------------------------------------------------------------------

 ................................................................................................................................
Cash flow related to    Purchase of fixed assets                                  (14,828,000)      (21,715,000)     (10,897,000)
investing activities    ........................................................................................................
                        Cash additions to cost assigned to contracts acquired     (18,477,000)     (152,068,000)        (292,000)
                        ........................................................................................................
                        Change in other assets                                    (43,247,000)       (8,866,000)      10,291,000
                        --------------------------------------------------------------------------------------------------------
                        Net cash flow used in investing activities                (76,552,000)     (182,649,000)        (898,000)
                        --------------------------------------------------------------------------------------------------------

 ................................................................................................................................
Cash flow related to    Purchase of treasury shares                              (270,579,000)      (76,411,000)     (43,718,000)
financing activities    ........................................................................................................
                        Additions to notes payable                                237,501,000       303,161,000       61,750,000
                        ........................................................................................................
                        Reductions in notes payable                               (94,112,000)     (313,619,000)    (117,597,000)
                        ........................................................................................................
                        Issuance or reissuance of equity securities                25,924,000        29,029,000       22,743,000
                        ........................................................................................................
                        Dividends paid                                            (53,675,000)      (51,543,000)     (40,204,000)
                        --------------------------------------------------------------------------------------------------------
                        Net cash flow used in financing activities               (154,941,000)     (109,383,000)    (117,026,000)
                        --------------------------------------------------------------------------------------------------------

 ................................................................................................................................
                        Effect of foreign exchange rate changes
                        on cash flow                                                 (554,000)        3,784,000        2,702,000
                        --------------------------------------------------------------------------------------------------------
                        Net increase (decrease) in cash and
                        cash equivalents                                          (20,022,000)      (74,761,000)     122,951,000
                        ........................................................................................................
                        Cash and cash equivalents at beginning of year            173,638,000       248,399,000      125,448,000
                        --------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents at end of year               $  153,616,000    $  173,638,000   $  248,399,000
                        ========================================================================================================

                 See notes to consolidated financial statements.

                Consolidated statement of changes in stockholders' equity


                 Year ended December 31,                                         1998            1997             1996
 .......................................................................................................................
Common stock     Balance, beginning of year                            $      703,000   $     692,000    $     692,000
at par value     ......................................................................................................
                 Exercise of stock options and warrants                            --          11,000               --
                 -----------------------------------------------------------------------------------------------------
                 Balance, end of year                                         703,000         703,000          692,000
                 -----------------------------------------------------------------------------------------------------

 .......................................................................................................................
Capital in       Balance, beginning of year                               357,239,000     346,017,000      341,631,000
excess of        ......................................................................................................
par value        Issuance of stock                                             (2,000)             --               --
                 ......................................................................................................
                 Exercise of stock options and warrants                     3,293,000       9,928,000        4,284,000
                 ......................................................................................................
                 Issuance of warrants                                         251,000       1,294,000          102,000
                 -----------------------------------------------------------------------------------------------------
                 Balance, end of year                                     360,781,000     357,239,000      346,017,000
                 -----------------------------------------------------------------------------------------------------

 .......................................................................................................................
Retained         Balance, beginning of year                               133,291,000     216,989,000      183,198,000
earnings         ......................................................................................................
                 Exercise of stock options and warrants                   (18,912,000)    (25,852,000)     (21,302,000)
                 ......................................................................................................
                 Net income (loss)                                         78,507,000      (4,133,000)      97,822,000
                 ......................................................................................................
                 Dividends declared ($.80, $.77, $.66 per share)          (52,135,000)    (53,713,000)     (42,729,000)
                 -----------------------------------------------------------------------------------------------------
                 Balance, end of year                                     140,751,000     133,291,000      216,989,000
                 -----------------------------------------------------------------------------------------------------

 .......................................................................................................................
Accumulated      Balance, beginning of year                                (4,369,000)        714,000       (2,248,000)
other            ......................................................................................................
comprehensive    Foreign currency translation adjustment, net of tax       (7,026,000)     (5,083,000)       2,962,000
income (loss)    ......................................................................................................
                 Unrealized gain on marketable securities, net of tax       1,263,000              --               --
                 -----------------------------------------------------------------------------------------------------
                 Balance, end of year                                     (10,132,000)     (4,369,000)         714,000
                 -----------------------------------------------------------------------------------------------------

 .......................................................................................................................
Treasury shares  Balance, beginning of year                               (28,712,000)    (12,168,000)     (31,504,000)
at cost          ......................................................................................................
                 Issuance of stock                                         19,007,000              --               --
                 ......................................................................................................
                 Exercise of stock options and warrants                    58,025,000      59,867,000       63,054,000
                 ......................................................................................................
                 Purchase of treasury shares                             (270,579,000)    (76,411,000)     (43,718,000)
                 -----------------------------------------------------------------------------------------------------
                 Balance, end of year                                    (222,259,000)    (28,712,000)     (12,168,000)
                 -----------------------------------------------------------------------------------------------------
                 Total stockholders' equity                            $  269,844,000   $ 458,152,000    $ 552,244,000
                 =====================================================================================================

 .......................................................................................................................
Shares issued    Balance, beginning of year                                70,346,577      69,217,426       69,217,426
                 ......................................................................................................
                 Exercise of stock options and warrants                            --       1,129,151               --
                 -----------------------------------------------------------------------------------------------------
                 Balance, end of year                                      70,346,577      70,346,577       69,217,426
                 -----------------------------------------------------------------------------------------------------

 .......................................................................................................................
Treasury shares  Balance, beginning of year                                (1,089,548)       (506,046)      (1,676,930)
                 ......................................................................................................
                 Issuance of stock                                            769,000              --               --
                 ......................................................................................................
                 Exercise of stock options and warrants                     2,255,769       2,284,398        3,113,184
                 ......................................................................................................
                 Purchase of treasury shares                              (10,728,100)     (2,867,900)      (1,942,300)
                 -----------------------------------------------------------------------------------------------------
                 Balance, end of year                                      (8,792,879)     (1,089,548)        (506,046)
                 -----------------------------------------------------------------------------------------------------
                 Shares outstanding                                        61,553,698      69,257,029       68,711,380
                 =====================================================================================================

 .......................................................................................................................
Comprehensive    Net income (loss)                                     $   78,507,000   $  (4,133,000)   $  97,822,000
income (loss)    ......................................................................................................
                 Other comprehensive income (loss)                         (5,763,000)     (5,083,000)       2,962,000
                 -----------------------------------------------------------------------------------------------------
                 Comprehensive income (loss)                           $   72,744,000   $  (9,216,000)   $ 100,784,000
                 =====================================================================================================

                 See notes to consolidated financial statements.

United Asset Management Corporation

Notes to consolidated
financial statements


Note 1
Summary of significant accounting policies


The Company

The principal business activities of United Asset Management Corporation (the Company) are investment advisory services, primarily for institutional clients, and the acquisition of institutional investment management firms. The Company's wholly owned subsidiaries operate in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate, government and union benefit plans, mutual funds, individuals, endowments, and foundations. While the Company's subsidiaries primarily specialize in the management of U.S. equities, bonds and cash, other asset classes under management include international securities, real estate, and stable value assets.

The Company has arrangements with its affiliates and certain of their principal officers to share revenues (revenue sharing plans). Under these revenue sharing plans, the affiliates retain a portion (determined by formula) of their revenues to meet all their operating expenses, including compensation, at the discretion of the subsidiaries' management. The remaining portion of those revenues is used by the Company to meet its operating and cash flow needs. All operating expenses incurred by the affiliates are charged to operations and reported as compensation and related expenses or as other operating expenses in these consolidated financial statements.


Consolidation

The Company's consolidated financial statements include the accounts of the Company and all of its subsidiaries. Inter-company balances and transactions have been eliminated.

Revenue recognition

The majority of the Company's revenues are derived from fees for investment advisory services provided to institutional and other clients. Investment advisory fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms. Assets under management can be affected by the addition of new client accounts or client contributions to existing accounts, withdrawals of assets from or terminations of client accounts, and investment performance, which may depend on general market conditions. Any fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. All investment advisory fees receivable are expected to be collected.

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

Amounts paid to certain key employees for entering into long-term employment contracts and noncompete agreements at the time of purchase business combinations are included in cost assigned to contracts acquired and are amortized on a straight-line basis over the lives of such arrangements. Purchase price in excess of the fair value of the net assets acquired is recorded as goodwill and amortized using the straight-line method over 40 years. Goodwill, net of accumulated amortization, was $83,493,000 and $59,144,000 at December 31, 1998 and 1997, respectively, and is included in other assets on the accompanying consolidated balance sheet.

The Company evaluates its long-lived assets for impairment when circumstances indicate that the carrying value of such assets may not be fully recoverable. Such an evaluation compares the carrying value of the asset against the estimated undiscounted future cash flows associated with the asset. If the evaluation indicates that the undiscounted future cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value. During the fourth quarter of 1997, due to a projected decline in revenues at two affiliates, the Company recorded a noncash reduction in value of intangible assets to reflect an impairment of the cost assigned to contracts acquired. The Company estimated the fair value of the contracts based on estimated discounted future cash flow projections. The total impairment charge was $170,982,000 ($99,347,000 net of taxes).

Retirement and pension plans

The Company has certain retirement and pension plans which cover eligible employees of the Company and its subsidiaries. All plans are defined contribution retirement plans, with the exception of a defined benefit pension plan maintained by a non-U.S. subsidiary. The expense related to all plans was $11,631,000, $11,780,000 and $10,428,000 in 1998, 1997 and 1996, respectively.

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

Earnings (loss) per share

Basic earnings (loss) per share are computed by dividing income (loss) available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings (loss) per share are computed by giving effect to all dilutive potential common shares that were outstanding during the period.

Following is a reconciliation of the numerators and denominators used in calculating basic and diluted earnings (loss) per share:


                                             1998             1997             1996
Numerator:
 ...................................................................................
Net income (loss) for basic
and diluted earnings (loss)
per share                             $78,507,000      $(4,133,000)     $97,822,000
====================================================================================
Denominator:
 ...................................................................................
Weighted average common
shares -- basic calculation            66,158,000       69,611,000       68,515,000
 ...................................................................................
Effect of dilutive securities           1,911,000               --        3,536,000
 ...................................................................................
Weighted average common
shares -- diluted calculation          68,069,000       69,611,000       72,051,000
====================================================================================
Basic earnings (loss) per share       $      1.19      $     (0.06)     $      1.43
====================================================================================
Diluted earnings (loss) per share     $      1.15      $     (0.06)     $      1.36
====================================================================================

During 1998, 1997 and 1996, options on 2,014,000, 7,013,000 and 96,000 shares of common stock and warrants on 1,523,000, 9,350,000, and 708,000 shares of common stock were outstanding, respectively, but were not included in computing diluted earnings (loss) per share in each of these years because their effects were antidilutive.

United Asset Management Corporation

Cash and cash equivalents

Cash equivalents represent highly liquid investments purchased with a remaining maturity of three months or less. The Company invests its excess cash in deposits with major banks, in money market funds or in securities composed primarily of commercial paper of companies with strong credit ratings in diversified industries for all of which cost approximates fair value. At December 31, 1998 and 1997, cash equivalents included $8,454,000 and $10,628,000, respectively, of short-term interest-bearing debt securities, which were classified as held to maturity.

Investments in mutual funds

During 1998, the Company invested in mutual funds advised by the Company's affiliates. In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, these securities are classified as available-for-sale and as such, unrealized gains (losses) are recorded as a component of accumulated other comprehensive income on the accompanying consolidated balance sheet.

At December 31, 1998, the fair value and cost basis of these investments totaled $7,564,000 and $6,301,000, respectively, resulting in an unrealized gain of $1,263,000. Any related tax effects are not considered material. For the year ended December 31, 1998, gross realized gains (losses) from sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method.

Foreign operations

The financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and stockholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income on the accompanying consolidated balance sheet. Any related tax effects are not considered material.

Interest-rate protection agreements

The Company periodically enters into interest-rate protection agreements to reduce the potential impact of interest-rate increases associated with the Company's outstanding variable-rate borrowings. Premiums paid for these instruments are amortized as interest expense over the terms of the agreements. Any amounts receivable under these agreements are recorded as a reduction of interest expense.

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

Use of estimates and reclassifications

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts and disclosures reported in the accompanying consolidated financial statements. Certain amounts have been reclassified to conform with the current year's presentation.

Derivative instruments and hedging activities

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The standard is effective for fiscal years beginning after June 15, 1999 and, based on current activities, is not expected to have a material impact on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

Note 2
Fixed assets and lease obligations

Fixed assets, which have estimated useful lives of up to 10 years, consisted of the following:


 December 31,                                 1998             1997
Equipment, leasehold improvements
and other fixed assets             $  97,357,000    $  89,841,000
 ..........................................................................
Accumulated depreciation and
amortization                         (55,209,000)     (48,731,000)
 ..........................................................................
                                   $  42,148,000    $  41,110,000
==========================================================================

At December 31, 1998, future minimum rentals for operating leases that had initial or noncancelable lease terms in excess of one year were payable as follows:

      Year ended            Required
      December 31,   minimum payment
      1999           $24,044,000
 ....................................
      2000           $22,247,000
 ....................................
      2001           $20,508,000
 ....................................
      2002           $17,773,000
 ....................................
      2003           $12,847,000
 ....................................
      Thereafter     $24,928,000
 ....................................


Rent expense for 1998, 1997 and 1996 approximated $23,735,000, $24,475,000 and
$21,361,000, respectively.

Note 3
Notes payable

In April 1998, the Company amended and restated its Reducing Revolving Credit Agreement (the Credit Agreement) with a group of banks, increasing the amount which the Company may borrow, prepay and reborrow from $500,000,000 to $750,000,000 through April 29, 2003. Any principal amount of borrowings outstanding under the Credit Agreement will be due and payable at that date.

At December 31, 1998, an annual commitment fee of .30% was payable on the daily average unused portion of the Credit Agreement. Interest rates available for amounts outstanding under this arrangement are currently: prime, 1.5% over LIBOR or a money market bid option. At December 31, 1998 and 1997, the Company had borrowings outstanding under its Credit Agreement of $287,000,000 and $303,000,000, respectively. The effective interest rate on the outstanding borrowings at December 31, 1998 was 7.11%.

In addition, the Company has $150,000,000 in Senior Notes outstanding with a group of institutional investors which mature in accordance with a scheduled payment plan calling for equal annual payments beginning August 25, 2000 and ending August 25, 2005. The Senior Notes bear interest at a fixed rate of 8.92%.

In August 1998, the Company issued an aggregate of $250,000,000 in additional Senior Notes to institutional investors. Principal payments on these Senior Notes are due over periods beginning in July 2005 and ending in July 2008 and bear interest at fixed rates ranging from 8.52% to 8.72%.

Under the terms of the Credit Agreement and both Senior Notes, the Company is required to meet certain financial covenants, including maintaining certain cash flow and debt ratios. Borrowings under these credit facilities are secured by the stock of the Company's subsidiaries.

At December 31, 1998, the Company was a party to interest-rate protection agreements entered into with certain members of the Company's banking group, which extend up to three years and limit interest rates to an average of 8.5%. The notional principal amount of debt covered by these arrangements over their remaining lives ranges from $100,000,000 to $275,000,000. At December 31, 1998 and 1997, unamortized premiums were not significant. Amortization of premiums, which is included in interest expense, was $541,000, $960,000 and $1,381,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Currently, the Company mitigates the credit risk associated with interest-rate protection agreements by entering into these arrangements only with members of the group of banks who are party to the Credit Agreement. The Company monitors the credit standing of these counterparties on a continuous basis.

At December 31, 1998 and 1997, the Company also had $202,840,000 and $258,549,000, respectively, of subordinated notes outstanding. These notes primarily represent a portion of the consideration paid to selling shareholders of businesses acquired, the majority of whom remain employed by the Company's subsidiaries after the date of acquisition. The notes mature at various dates through 2005, and as of December 31, 1998, have interest rates ranging from 5.5% to 7.5%. The notes outstanding may be tendered upon the exercise of warrants issued in conjunction with the notes. In connection with the exercise of warrants through the tender of subordinated notes, subordinated debt of $16,158,000, $11,391,000 and $19,375,000 was extinguished in 1998, 1997 and
1996, respectively. In addition, $24,698,000, $313,619,000 and $49,832,000 was paid in cash during 1998, 1997 and 1996, respectively, primarily as a result of subordinated notes maturing which

United Asset Management Corporation

were issued at the time of acquisition. The Company intends to finance subordinated debt that becomes due which has not been tendered in connection with the exercise of warrants by utilizing its Credit Agreement. As such, the $10,657,000 of subordinated notes due in 1999 have been included in the payments due in 2003, the year the line of credit expires.

The aggregate cash repayments of all outstanding borrowings during the five years after December 31, 1998 total the following amounts:

      Year ended            Required
      December 31,   minimum payment
      1999           $          0
 ....................................
      2000           $ 30,107,000
 ....................................
      2001           $115,936,000
 ....................................
      2002           $ 82,699,000
 ....................................
      2003           $324,582,000
 ....................................


The recorded cost of the Senior Notes approximates fair value. Due to the unique nature of each of the subordinated debt instruments issued to the sellers of firms, the assessment of current fair value is not practicable.

Accrued interest of $19,898,000 and $11,981,000 was included in accounts payable and accrued expenses at December 31, 1998 and 1997, respectively. Interest expense and interest paid for each of the three years ended December 31 were as follows:

                                1998          1997          1996
      Interest expense   $60,275,000   $43,156,000   $43,289,000
 ..................................................................
      Interest paid      $51,817,000   $47,156,000   $51,272,000
 ..................................................................


Note 4
Stockholders' equity

In 1998, the Company issued 239,320 shares of common stock in connection with an acquisition of an equity interest. Also, during 1998, the Company issued 529,680 shares of common stock in connection with additional purchase price commitments related to a prior year acquisition. In 1996, the Company issued 7,586,402 shares of common stock to effect acquisitions accounted for as poolings of interests.

The Company issued 167,100, 1,097,566 and 62,010 warrants during 1998, 1997 and 1996, respectively, to effect acquisitions accounted for as purchases.

The Company has a systematic program to repurchase shares of its common stock to meet the requirements for future issuance of shares upon the exercise of stock options and warrants. Since the program began in 1987, 24,788,134 shares of common stock have been repurchased at a cost of $497,753,000, including certain shares repurchased under the terms of the Company's systematic program. As of December 31, 1998, all but 8,792,879 shares had been reissued from treasury upon the exercise of stock options and warrants. During 1998, the Company's directors increased the number of shares authorized for repurchase from 16,000,000 as of December 31, 1997 to a total of 32,000,000 shares as of December 31, 1998.

Included in accounts payable and accrued expenses at December 31, 1998 and 1997 were dividends payable of $12,311,000 and $13,851,000, respectively.

At December 31, 1998, the following warrants were outstanding at a weighted average exercise price of $23.70 per share:


 Year of                   Shares            Range of
expiration               issuable     exercise prices
1999                   552,278           $16.50-17.50
 ..................................................................
2000                   240,840           $14.50-16.50
 ..................................................................
2001                 3,755,268           $14.50-28.75
 ..................................................................
2002                 2,494,198           $19.50-28.75
 ..................................................................
2003                    59,565           $23.00
 ..................................................................
2004                 1,097,566           $23.00-34.00
 ..................................................................
2005                   167,100           $22.66
-------------------------------------------------------------------
                     8,366,815
===================================================================

The Company is authorized to issue 5,000,000 shares of $1.00 par value preferred stock, none of which had been issued through December 31, 1998.

Note 5
Stock option plans

Under the Company's Amended and Restated 1994 Stock Option Plan, the Board of Directors is authorized to grant options for the purchase of 11,900,000 shares of the Company's common stock to directors, officers and other key employees of the Company and its subsidiaries. The exercise price of the options granted to officers and other key employees is not less than the fair market value of the Company's common stock at the date of the grant. These options expire five years from the date of the grant and may not be exercised for one year from the date of the grant. Thereafter, they may be exercised ratably over the ensuing four years.

Each eligible director is granted 14,000 options annually for the purchase of shares of the Company's common stock at the fair market value at the date of the grant. Eligible directors may also elect to receive discounted options in lieu of a portion of their directors' fees. All options granted to directors expire five years from the date of the grant and may not be exercised for six months from the date of the grant. In 1998, 98,000 options were granted under the annual provision and 15,841 discounted options were issued in lieu of directors' fees. The Company applies APB 25 in accounting for its stock option plans. Had compensation cost for the Company's plans been determined based on the fair value of the awards at the grant dates, consistent with the methodology prescribed by FAS 123, the Company's net income (loss) and earnings (loss) per share, including tax effects if any, would have been as follows:


                                    1998             1997             1996
      Net income (loss)      $71,580,000      $(9,277,000)     $94,932,000
 ................................................................................
      Basic earnings (loss)
      per share                    $1.08            $(.13)           $1.39
 ................................................................................
      Diluted earnings
      (loss) per share             $1.05            $(.13)           $1.33
 ................................................................................



During the initial phase-in period of FAS 123, pro forma disclosures may not be representative of the effects on reported net income (loss) and earnings (loss) per share for future years because the FAS 123 method of accounting has not been applied to options granted prior to January 1, 1995.

The fair value of each option grant is estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in 1998, 1997 and 1996, respectively: expected life of 4.5 years for all years; stock price volatility of 22.5, 22.1 and 23.9 percent; risk-free interest rates of 5.3, 6.3, and 5.7 percent; and dividend yield of 3.4, 2.6, and 2.9 percent. The weighted-average fair value of options granted during 1998, 1997 and 1996 was $4.46, $6.08 and $4.55, respectively.

A summary of the Company's stock option plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:



                            Options outstanding       Options exercisable
                                        Weighted-                Weighted-
                            Number of     average     Number of    average
                              options    exercise       options   exercise
                          outstanding       price   exercisable      price
 ................................................................................
Balance,
December 31, 1995         7,212,422        $15.23     3,026,974     $11.94
 ................................................................................
Options granted           1,658,644        $20.72
 ................................................................................
Options exercised        (1,693,498)       $13.77
 ................................................................................
Options canceled           (159,372)       $17.79
--------------------------------------------------------------------------------
Balance,
December 31, 1996         7,018,196        $16.83     3,015,657     $13.83
 ................................................................................
Options granted           2,047,125        $26.90
 ................................................................................
Options exercised        (2,102,764)       $11.86
 ................................................................................
Options canceled           (203,446)       $21.19
--------------------------------------------------------------------------------
Balance,
December 31, 1997         6,759,111        $21.29     2,558,059     $18.79
 ................................................................................
Options granted           3,519,027        $23.42
 ................................................................................
Options exercised        (1,345,494)       $17.80
 ................................................................................
Options canceled         (1,018,793)       $23.66
--------------------------------------------------------------------------------
Balance,
December 31, 1998         7,913,851        $22.53     2,823,398     $20.83
================================================================================

United Asset Management Corporation

At December 31, 1998, the Company had 3,669,219 options available for future grants. Shares reserved but unissued at December 31, 1998 and 1997 were 11,583,070 and 12,979,814, respectively.

The following table summarizes information about all stock options outstanding at December 31, 1998:


                                              Options outstanding      Options exercisable
                                                        Weighted-                Weighted-
                               Range of     Number of     average     Number of    average
        Year of                exercise       options    exercise       options   exercise
        expiration                price   outstanding       price   exercisable      price
 ..........................................................................................
       1999              $13.41 - 20.38       965,697      $19.21       868,197     $18.71
 ..........................................................................................
       2000              $13.36 - 19.94     1,132,919      $18.44       802,069     $18.41
 ..........................................................................................
       2001              $18.19 - 26.75     1,121,363      $20.79       550,264     $21.08
 ..........................................................................................
       2002              $21.09 - 29.50     1,610,695      $26.96       491,951     $27.19
 ..........................................................................................
       2003              $18.56 - 27.19     3,083,177      $23.39       110,917     $25.44
------------------------------------------------------------------------------------------
                         $13.36 - 29.50     7,913,851      $22.53     2,823,398     $20.83
==========================================================================================

Note 6
Income taxes

Income taxes for financial reporting purposes are recorded in accordance with an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities.

Income (loss) before income tax expense (benefit) was taxed under the following jurisdictions:


          Year ended
         December 31,           1998            1997              1996
         Domestic       $118,135,000    $(27,290,000)     $159,436,000
 .........................................................................
         Foreign          19,114,000      20,067,000        11,812,000
-------------------------------------------------------------------------
                        $137,249,000    $ (7,223,000)     $171,248,000
=========================================================================


Income tax expense (benefit) consisted of the following:


Year ended
December 31,            1998           1997               1996
Current:
 .........................................................................
Federal          $41,462,000    $54,910,000        $65,031,000
 .........................................................................
State              8,485,000      8,797,000         11,371,000
 .........................................................................
Foreign            6,737,000      5,527,000          3,911,000
 .........................................................................
Deferred:
 .........................................................................
Federal            2,615,000    (58,131,000)        (5,914,000)
 .........................................................................
State              2,080,000    (13,693,000)          (973,000)
 .........................................................................
Foreign           (2,637,000)      (500,000)                --
-------------------------------------------------------------------------
                 $58,742,000    $(3,090,000)       $73,426,000
=========================================================================

Deferred income taxes consisted of the following:

 December 31,                                    1998             1997
Deferred tax assets:
 ..........................................................................
Deferred incentive compensation           $ 6,167,000       $ 2,358,000
 ..........................................................................
Additional contract amortization
for book purposes                          55,071,000        56,430,000
 ..........................................................................
State net operating loss
carryforwards                               7,495,000         3,523,000
 ..........................................................................
Foreign tax credit carryforwards            6,749,000         5,788,000
--------------------------------------------------------------------------
Total gross deferred tax assets            75,482,000        68,099,000
 ..........................................................................
Deferred tax assets valuation
allowance                                  (7,602,000)       (3,780,000)
--------------------------------------------------------------------------
                                           67,880,000        64,319,000
--------------------------------------------------------------------------
Deferred tax liabilities:
 ..........................................................................
Additional contract amortization
for tax purposes                           51,377,000        41,698,000
 ..........................................................................
Contracts acquired in
nontaxable transactions                    34,992,000        36,692,000
 ..........................................................................
Other                                       9,036,000         6,003,000
--------------------------------------------------------------------------
                                           95,405,000        84,393,000
--------------------------------------------------------------------------
Net deferred tax liability                $27,525,000       $20,074,000
==========================================================================

A component of the Company's deferred tax asset consists of the future tax benefits from domestic net operating loss carryforwards and foreign tax credits. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires that a valuation allowance be recorded against deferred tax assets for which it is believed that it is more likely than not that all or a portion of the benefits of the carryforward losses and tax credits will not be realized. In establishing a valuation reserve, management considers such factors as earnings in recent years and the scheduled expiration of the net operating loss carryforwards and tax credits. During 1998, the Company increased its deferred tax valuation allowance by $3,822,000, to a total of $7,602,000 as of December 31, 1998.

At December 31, 1998, the Company had state net operating loss carryforwards of approximately $80,616,000 which will begin to expire in 2003. Also, at December 31, 1998, the Company had approximately $6,749,000 of foreign tax credit carryforwards of which $1,328,000, $3,008,000, $1,432,000 and $981,000 expire in
1999, 2000, 2001 and 2002, respectively.

The effective income tax rate differed from the statutory federal income tax rate as follows:


       Year ended December 31,                1998        1997     1996
       Federal income tax statutory rate       35%       (35)%      35%
 .......................................................................
       State income taxes, net of federal
       benefit                                  4        (15)        5
 .......................................................................
       Foreign tax rate differential           --        (11)       --
 .......................................................................
       Nondeductible items and other            4         18         3
-----------------------------------------------------------------------
                                               43%       (43)%      43%
=======================================================================

Excluding the effect of the 1997 charge reducing the value of intangible assets, the percentages presented above for 1997 would have been similar to those reported for 1998 and 1996. Income taxes of approximately $48,500,000, $76,800,000 and $61,500,000 were paid in 1998, 1997 and 1996, respectively.

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

United Asset Management Corporation

Note 7
Segment information

The Company operates in one business segment, that is, as investment advisers, managing both domestic and international investment portfolios for corporate, government and union benefit plans, mutual funds, individuals, endowments, and foundations. Although each affiliated firm operates under its own name with its own investment philosophy and approach, the firms' regulatory environments and the economic characteristics of their products, services, client bases and manner of distribution are similar. Therefore, the affiliated firms are aggregated as one business segment.

Revenues and long-lived assets shown below are classified according to the affiliate's geographic location. Revenues are derived primarily from fees for investment advisory services provided to institutional and other clients. These fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms.


      Year ended
      December 31,                         1998              1997              1996
      Domestic revenues            $869,706,000    $  864,957,000    $  829,212,000
 .........................................................................................
      Foreign revenues             $ 92,148,000    $   76,664,000    $   54,055,000
 .........................................................................................
      Domestic long-lived assets   $941,116,000    $1,015,714,000    $1,023,115,000
 .........................................................................................
      Foreign long-lived assets    $163,299,000    $  131,364,000    $   15,979,000
 .........................................................................................

Note 8
Acquisitions, commitments and other

At the beginning of January 1998, the Company acquired an interest in Integra Capital Management Company and during the year provided financing for Pell, Rudman & Co., Inc. to acquire Sovereign Financial Services, Inc. The Company also sold Analytic[bullet]TSA International, Inc. and announced its plans to close UAM Retirement Plan Services, Inc. In addition, Heitman Financial LLC, an affiliate of the Company, sold its non-retail property management operations. The Company's results of operations reflect this activity as of their respective transaction dates. These transactions did not have a material effect on the Company's consolidated results of operations, either individually or in the aggregate.

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

During 1996, the Company issued shares of its common stock to acquire Rogge Global Partners and Clay Finlay Inc. through transactions accounted for as poolings of interests. The Company also acquired OSV Partners in a purchase transaction as well as provided financing for an affiliate, Analytic Investment Management, Inc., to acquire TSA Capital Management, now called Analytic Investors, Inc.

The purchase price, including direct costs, associated with the acquisitions accounted for as purchases and the allocations thereof are summarized as follows:


 Year ended
December 31,                  1998            1997          1996
Consideration:
 ............................................................................
Cash                   $32,923,000    $160,167,000      $651,000
 ............................................................................
Notes payable                   --     105,176,000            --
 ............................................................................
Common stock
and warrants             7,016,000       1,294,000            --
----------------------------------------------------------------------------
                       $39,939,000    $266,637,000      $651,000
============================================================================
Allocation of
purchase price:
 ............................................................................
Net tangible assets    $   708,000    $  1,562,000      $     --
 ............................................................................
Cost assigned to
contracts acquired      18,209,000     258,492,000       251,000
 ............................................................................
Other assets            21,022,000       6,583,000       400,000
----------------------------------------------------------------------------
                       $39,939,000    $266,637,000      $651,000
============================================================================

During 1997, in conjunction with an acquisition, goodwill and a deferred tax liability of $35,844,000 were recorded in purchase accounting related to the cost of contracts capitalized for financial reporting purposes.

At December 31, 1998, $521,000 was accrued in senior notes payable and capitalized to cost assigned to contracts acquired in connection with an additional purchase price commitment that is payable in 1999 to the former owner of an affiliate.

At December 31, 1997, a total of $79,098,000 was accrued in senior notes payable and subordinated notes payable and capitalized to cost assigned to contracts acquired in connection with additional purchase price commitments that were payable in 1998 to the former owners of two affiliates. The actual contingent payments totaled $82,492,000 and during the first quarter of 1998, 81% of this amount was paid in cash, 15% was issued in the Company's common stock, and 4% was issued as subordinated notes.

At December 31, 1996, $12,500,000 was accrued in connection with an additional purchase price commitment that was paid in 1997 to the former owners of an affiliate. Of this amount, $6,250,000 was paid in cash and the remainder was issued as subordinated notes.

In conjunction with certain acquisitions, employment arrangements and incentive plans, the Company is contingently liable to make payments totaling as much as $104,000,000 related to acquisitions and employment agreements, and $23,000,000 related to incentive plans. These payments may be in the form of cash and subordinated notes on dates through 2005 and are dependent upon the achievement and maintenance of stipulated performance measures.

Unaudited pro forma data for the years ended December 31, 1998, 1997 and 1996 are set forth below, giving consideration to the acquisition activity in the respective three-year period, assuming revenue sharing plans (see Note 1) had been in effect and after certain other pro forma adjustments have been made.


Year ended
December 31,                1998                1997              1996
Revenues            $961,854,000        $974,324,000      $937,865,000
 ................................................................................
Net income (loss)   $ 78,507,000        $ (5,642,000)     $103,970,000
 ................................................................................
Basic earnings
(loss) per share           $1.19               $(.08)            $1.51
 ................................................................................
Diluted earnings
(loss) per share           $1.15               $(.08)            $1.44
 ................................................................................

United Asset Management Corporation

Report of Independent Accountants


To the Board of Directors and Stockholders of United Asset Management
Corporation


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of United Asset Management Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 3, 1999

Common stock        The Company's common stock is listed on the New York Stock
information         Exchange. Presented below are the high, low and closing
                    quarterly stock prices for 1997 and 1998, as reported on the New York Stock Exchange composite tape, together with quarterly dividends declared.

                    Ticker Symbol: UAM



                       1st quarter   2nd quarter   3rd quarter   4th quarter
 ............................................................................
1997 High               $29-1/8      $28-7/8       $28-13/16     $30-3/16
     .......................................................................
     Low                $25-5/8      $24-1/4       $26           $24-1/4
     .......................................................................
     Close              $25-5/8      $28-5/16      $28-11/16     $24-7/16
     .......................................................................
     Dividend declared  $.185        $.185         $.20          $.20
     .......................................................................

 ............................................................................
1998 High               $29-5/8      $27-7/16      $29-1/16      $26-1/8
     .......................................................................
     Low                $21-3/16     $24-7/8       $20-1/16      $20-3/8
     .......................................................................
     Close              $27-1/4      $26-1/16      $ 21-1/2      $26
     .......................................................................
     Dividend declared  $.20         $.20          $.20          $.20
     .......................................................................


     Selected quarterly
     financial data

                                          1st quarter   2nd quarter   3rd quarter   4th quarter(1)
 ................................................................................................
1997  Revenues                              $ 215,522     $ 219,572     $ 241,710    $  264,817
      ..........................................................................................
      Operating income (loss)               $  50,452     $  51,027     $  51,075    $ (121,456)
      ..........................................................................................
      Income (loss) before
      income tax expense (benefit)          $  42,054     $  42,011     $  40,693    $ (131,981)
      ..........................................................................................
      Net income (loss)                     $  24,055     $  24,030     $  23,226    $  (75,444)
      ..........................................................................................
      Basic earnings (loss) per share(2)         $.35          $.34          $.33        $(1.09)
      ..........................................................................................
      Diluted earnings (loss) per share(2)       $.33          $.33          $.32        $(1.09)
      ..........................................................................................
      Operating Cash Flow(3)                $  51,824     $  52,722     $  54,214    $   54,892
      ..........................................................................................

 ................................................................................................
1998  Revenues                              $ 241,820     $ 254,376     $ 226,745    $  238,913
      ..........................................................................................
      Operating income                      $  50,370     $  52,046     $  47,155    $   44,924
      ..........................................................................................
      Income before
      income tax expense                    $  38,635     $  38,665     $  31,034    $   28,915
      ..........................................................................................
      Net income                            $  22,098     $  22,117     $  17,753    $   16,539
      ..........................................................................................
      Basic earnings per share(2)                $.32          $.33          $.27          $.26
      ..........................................................................................
      Diluted earnings per share(2)              $.31          $.32          $.27          $.26
      ..........................................................................................
      Operating Cash Flow(3)                $  53,642     $  57,159     $  51,243    $   49,360
      ..........................................................................................


(1) Reduction in value of intangible assets of approximately $170,982,000 was charged to operating expenses ($99,347,000 net of taxes), or $1.37 to loss per share in 1997.

(2) Under generally accepted accounting principles, when earnings (loss) per share are computed under the treasury stock method, the total of four quarters' earnings (loss) per share may not equal the earnings (loss) per share for the year.

(3) Net income (loss) plus amortization, depreciation and the reduction in value of intangible assets, net of taxes.