Form 10-K, Exhibit 13
period 1999-12-31
UNITED ASSET MANAGEMENT CORP
filed 2000-03-21
CIK 796370

25


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

UAM's firms manage both domestic and international investment portfolios for corporate, government and union benefit plans, mutual funds, individuals, endowments, and foundations. As of December 31, 1999, UAM's firms had approximately $202.6 billion under management with an average account size of $32.7 million. The mix of assets under management for clients of UAM's firms was 63% U.S. equities, 14% international securities, 12% U.S. bonds and cash, 7% stable value assets, and 4% real estate. The 20 largest clients of UAM's affiliates represented 15% of total revenues and the 100 largest clients represented 29%.

The goal of each of UAM's firms is to provide superior, focused service to its clients. A sound and consistent investment philosophy, regular communications and a keen awareness of individual client needs are all critical elements in providing exceptional client service. To retain existing clients and attract new prospects, UAM and its affiliates are co-investing in a wide range of initiatives ranging from client relationship management and back-office systems to new product development and marketing support. These investments are part of a stronger, more effective operating partnership between UAM and its affiliates, and are at the center of UAM's strategy to enhance shareholder value and increase the internal growth of its firms.

                                                          --------------------------------------------------------------------------
                                                            ASSETS UNDER            PERCENT            NUMBER             AVERAGE
                                                              MANAGEMENT                           OF CLIENTS        ACCOUNT SIZE
AS OF DECEMBER 31, 1999                                    (IN MILLIONS)                                            (IN MILLIONS)
------------------------------------------------------------------------------------------------------------------------------------
Corporate employee benefit plans                                $ 68,978             34.0%              1,448             $  47.6
------------------------------------------------------------------------------------------------------------------------------------
Mutual funds                                                      50,572             25.0                 239               211.6
------------------------------------------------------------------------------------------------------------------------------------
Government employee benefit plans                                 32,203             15.9                 325                99.1
------------------------------------------------------------------------------------------------------------------------------------
Individuals                                                       23,906             11.8               3,052(1)              7.8
------------------------------------------------------------------------------------------------------------------------------------
Endowments and foundations                                        12,253              6.0                 672                18.2
------------------------------------------------------------------------------------------------------------------------------------
Union member benefit plans                                        11,462              5.7                 272                42.1
------------------------------------------------------------------------------------------------------------------------------------
Professional groups                                                1,746               .9                 154                11.3
------------------------------------------------------------------------------------------------------------------------------------
Corporate cash reserves                                            1,498               .7                  30                49.9
------------------------------------------------------------------------------------------------------------------------------------
                                                                $202,618            100.0%              6,192             $  32.7
====================================================================================================================================

(1) These clients include 110 wrap-fee relationships with brokerage firms that represent approximately 31,000 individual accounts with $10.1 billion under management.

26


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

AMORTIZATION OF COST ASSIGNED TO CONTRACTS ACQUIRED

Cost assigned to contracts acquired, net of accumulated amortization, represented approximately 64% of the Company's total assets as of December 31, 1999. Amortization of cost assigned to contracts acquired, which is a noncash charge, represented 15% of the Company's operating expenses. Recording the cost assigned to contracts acquired as an asset, with the resulting amortization as an operating expense, reflects the application of generally accepted accounting principles to acquisitions by UAM of investment management firms in transactions accounted for as purchases. The principal assets acquired are the investment advisory contracts that evidence the firms' ongoing relationships with their clients.

The cost assigned to contracts acquired is amortized on a straight-line basis over the estimated weighted average useful life of the contracts of individual firms acquired. These lives are estimated through statistical analysis of historical patterns of terminations and the size and age of the contracts acquired as of the acquisition date.

The Company regularly performs reviews of the remaining estimated lives as well as for potential impairment of the value of acquired contracts. If any review were to indicate that any of the estimated lives should be shortened, the remaining cost assigned to contracts acquired would be amortized over the shorter life commencing in the year in which the new estimate is determined. If any review were to indicate that the carrying value of the contracts is impaired, the asset would be adjusted to its estimated fair value.

Cost assigned to contracts acquired is amortized as an operating expense. It does not, however, require the use of cash and, therefore, management believes that it is important to distinguish this expense from other operating expenses in order to evaluate the performance of the Company. Amortization of cost assigned to contracts acquired per share, referred to below, has been calculated by dividing total amortization by the same number of shares used in the diluted earnings-per-share calculation.

RESULTS OF OPERATIONS

Revenues were $882,306,000, $961,854,000, and $941,621,000 for the years ended
December 31, 1999, 1998, and 1997, respectively. Revenues declined in 1999 due to the effect of negative net client cash flow and the sale of Heitman Financial LLC's non-retail property management operation in 1998, partially offset by the impact of positive market performance achieved by UAM's affiliated firms. The increase in revenues in 1998 was the result of positive portfolio performance achieved by UAM's affiliated firms as well as purchase business combinations in 1998 and 1997, partially offset by the effect of net client cash outflows.


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

In addition, in 1998, UAM received life insurance proceeds as a result of the death of an executive. The revenues of J.R. Senecal & Associates Investment Counsel Corp., Pacific Financial Research, Inc., Thomson Horstmann & Bryant, Inc., Lincluden Management Limited and Integra Capital Management Corporation have been included since their acquisition dates of January 7, 1997, May 29, 1997, June 6, 1997, September 4, 1997, and January 6, 1998, respectively.

Assets under management totaled $202.6 billion at December 31, 1999 compared to $201.4 billion at December 31, 1998 and $197.5 billion at December 31, 1997. The net increase in assets under management of $1.2 billion during 1999 consisted of investment performance of $22.5 billion, partially offset by negative net client cash flow of $21.1 billion. The sale of an affiliate, Nelson, Benson & Zellmer, Inc., subtracted approximately $200 million from total year-end assets. The net increase in assets under management of $3.9 billion during 1998 consisted of investment performance of $21.2 billion and acquisitions totaling $2.5 billion, partially offset by negative net client cash flow of $19.8 billion. UAM is undertaking a number of initiatives focused on improving net client cash flow.

Compensation and related expenses was $438,346,000 in 1999, $474,721,000 in 1998, and $470,372,000 in 1997. In accordance with revenue sharing plans and consistent with the change in revenues, employees of existing affiliated firms earned less compensation in 1999 than in 1998, and earned more compensation in 1998 than in 1997. Amortization of cost assigned to contracts acquired was $105,488,000 in 1999, $113,296,000 in 1998, and $105,242,000 in 1997. The
decrease in 1999 was the result of various factors including certain cost assigned to contracts acquired being fully amortized at the end of 1998, partially offset by the recording of additional purchase price commitments associated with prior-year acquisitions. The increase in 1998 was primarily due to the acquisitions described above. Other operating expenses were $162,156,000 in 1999, $179,342,000 in 1998, and $163,927,000 in 1997. The decrease in 1999 was primarily the result of the closing of an affiliate as well as the restructuring of two other affiliates, partially offset by the higher costs of marketing, client service and product development. The increase in 1998 reflects the acquisitions described above as well as the higher costs of marketing, client service and product development. The Company expects to continue the investments it makes with affiliates in marketing, distribution and new product development. Furthermore, the Company plans to continue supporting firms at various stages of development.

During the fourth quarter of 1997, the Company recorded a noncash charge reducing the recorded value of intangible assets to reflect an impairment of the cost assigned to contracts acquired of $170,982,000 ($99,347,000 net of taxes) due to a projected decline in revenues at two affiliates. The assets were reduced to their estimated fair value.

Interest expense was $70,067,000 in 1999, $60,275,000 in 1998, and $43,156,000
in 1997. The increase in interest expense during these years was the result of increases in both the Company's average debt levels and the average interest rates charged on borrowings.

Income before income taxes was $107,154,000 in 1999 and $137,249,000 in 1998 compared to a loss before income taxes of $7,223,000 in 1997, primarily as a result of the events described above. Net income was $61,287,000 in 1999 and $78,507,000 in 1998 compared to a net loss of $4,133,000 in 1997. Diluted earnings per share were $1.03 in 1999 and $1.15 in 1998 compared to a diluted loss per share of $.06 in 1997. Amortization of cost assigned to contracts acquired per share increased to $1.77 in 1999 from $1.66 in 1998, and $1.44 in 1997.

28


--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Net income (loss) plus amortization and depreciation (including the reduction in value of intangible assets, net of taxes, in 1997) was $189,872,000 in 1999, $211,404,000 in 1998, and $213,652,000 in 1997, and EBITDA (earnings before interest, taxes, depreciation and amortization, including the reduction in value of intangible assets in 1997) was $300,200,000 in 1999, $322,916,000 in 1998,
and $318,076,000 in 1997, primarily as a result of the circumstances discussed above. Management uses these two statistics not to the exclusion of net income
(loss), but rather as an additional important measure of the Company's performance.

Excluding the effects of the 1997 reduction in value of intangible assets of $170,982,000,net income was $95,214,000 and diluted earnings per share were $1.31 in 1997.

FINANCIAL CONDITION AND LIQUIDITY

The Company's internally generated cash totaled $189,872,000 in 1999. This cash and additional borrowings under the Company's line of credit were primarily used to repurchase shares of the Company's common stock for $139,345,000, to pay dividends to shareholders totaling $47,785,000, and to finance the $14,001,000 cash portion of prior acquisition activity. As of December 31, 1999, the Company had working capital of $82,391,000 and had drawn down $297,000,000, leaving $453,000,000 available under its line of credit (see Note 3 to the Consolidated Financial Statements included in this Annual Report).

Management believes that the Company's existing capital, together with internally generated cash and borrowings available under its revolving line of credit, will provide the Company with sufficient resources to meet its present and reasonably foreseeable future cash needs. Management expects that the principal uses of financial resources will be to provide further support for investing with existing affiliates, to repurchase shares of the Company's common stock, to pay shareholder dividends, to acquire additional investment management firms, and to fund commitments due or potentially due to former owners of affiliated firms.

The Company is taking steps to refocus operations that do not meet strategic objectives. This has allowed the Company and its affiliates to reallocate resources toward more efficient uses. Management is also increasing its support for growth initiatives at individual affiliates in areas such as product development, client service, marketing, technology, and other areas. The Company plans to continue acquiring investment management firms, focusing on firms that will enhance the business of existing affiliates, provide entry to new channels of distribution, or boost the Company's participation in attractive asset classes that are currently under-represented among its firms.

In addition, the Company is customizing incentives it offers its affiliates in innovative ways that encourage growth. UAM is modifying its economic relationship with some of its affiliates to enable the principals to hold equity in their own firms.

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


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

EFFECTS OF INFLATION

The Company's business is not capital intensive. Management believes that financial results as reported would not be significantly affected had such results been adjusted to reflect inflation and price changes.

YEAR 2000 AND OTHER SYSTEM-RELATED ISSUES

The Company has not experienced any significant complications or disruptions as a result of the "Year 2000 issue." Although the Company does not anticipate future Y2K issues, contingency plans are in place. The Company and its affiliates have incurred expenses to mitigate risks associated with the worst reasonably likely failures of systems. Since 1997, these costs, which principally represent consulting fees, have totaled approximately $1,900,000, and the Company expects to incur an additional $100,000 during the quarter ending March 31, 2000. These costs are being expensed as incurred.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In 1999, Statement of Financial Accounting Standards No. 137 was issued, which extends the effective date of FAS 133 to June 15, 2000. Based on current activities, this standard is not expected to have a material impact on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

FORWARD-LOOKING STATEMENTS

The Company's management may make "forward-looking" statements in this Annual Report, the Company's Form 10-K for 1999, in other documents filed with the SEC (including those documents incorporated by reference into the Form 10-K), in press releases, and in discussions with analysts, investors and others. These statements include: (1) descriptions of UAM's operational plans; (2) expectations about future earnings and other results of operations; (3) views of future industry or market conditions; and (4) other statements that include words like "may," "expects," "believes," and "intends," and that describe opinions about future events. Investors should not rely on these statements as though they were guarantees. These statements are current only when they are made. UAM's management has no obligation to revise or update these statements based on future developments.

Known and unknown risks may cause the Company's actual results and performances to be materially different from those expressed or implied by these statements. Some of these risks, uncertainties and other factors are that: most of UAM's revenues are based on the market value of managed assets and, therefore, will rise and fall with changes in the economy and financial markets; the investment management business is highly competitive; the investment management business is susceptible to internal shifts and frequently requires firms to adapt; UAM's affiliated firms depend significantly on key employees; and other factors as more thoroughly identified and explained in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC.

30


--------------------------------------------------------------------------------
ELEVEN-YEAR REVIEW
--------------------------------------------------------------------------------

                                                                      -----------------------------------------------------------
                     In thousands, unless otherwise indicated,                1999          1998          1997           1996(1)
                     except per-share amounts.
---------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF         Revenues                                          $   882,306   $   961,854   $   941,621    $   883,267
OPERATIONS           ------------------------------------------------------------------------------------------------------------
DATA                 Operating expenses:
                     ------------------------------------------------------------------------------------------------------------
                       Compensation and related expenses                   438,346       474,721       470,372        431,877
                       ----------------------------------------------------------------------------------------------------------
                       Amortization of cost assigned
                       to contracts acquired                               105,488       113,296       105,242        101,935
                       ----------------------------------------------------------------------------------------------------------
                       Other operating expenses                            162,156       179,342       163,927        138,450
                       ----------------------------------------------------------------------------------------------------------
                       Reduction in value of intangible assets                  --            --       170,982(2)          --
                       ----------------------------------------------------------------------------------------------------------
                                                                           705,990       767,359       910,523        672,262
                     ------------------------------------------------------------------------------------------------------------
                     Operating income                                      176,316       194,495        31,098        211,005
                     ------------------------------------------------------------------------------------------------------------
                     Interest expense, net
                     and other amortization                                 69,162        57,246        38,321         39,757
                     ------------------------------------------------------------------------------------------------------------
                     Income (loss) before
                     income tax expense (benefit)                          107,154       137,249        (7,223)       171,248
                     ------------------------------------------------------------------------------------------------------------
                     Income tax expense (benefit)                           45,867        58,742        (3,090)        73,426
                     ------------------------------------------------------------------------------------------------------------
                     Net income (loss)                                 $    61,287   $    78,507   $    (4,133)   $    97,822
                     ============================================================================================================
---------------------------------------------------------------------------------------------------------------------------------
PER-SHARE            Basic earnings (loss) per share                         $1.04         $1.19         $(.06)         $1.43
DATA                 ------------------------------------------------------------------------------------------------------------
                     Diluted earnings (loss) per share                       $1.03         $1.15         $(.06)         $1.36
                     ------------------------------------------------------------------------------------------------------------
                     Dividends declared per share                            $ .80         $ .80         $ .77          $ .66
                     ------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA       Cash Earnings(3)                                  $   189,872   $   211,404   $   213,652    $   211,371
                     ------------------------------------------------------------------------------------------------------------
                     Assets under management
                     at end of year (in millions)                      $   202,618   $   201,393   $   197,489    $   171,027
                     ------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET        Total assets                                      $ 1,321,691   $ 1,439,511   $ 1,513,500    $ 1,449,049
DATA                 ------------------------------------------------------------------------------------------------------------
                     Cost assigned to contracts
                     acquired, net                                     $   841,454   $   931,815   $ 1,018,172    $   959,886
                     ------------------------------------------------------------------------------------------------------------
                     Long-term debt
                     (including current portion)                       $   882,138   $   890,361   $   773,255    $   610,967
                     ------------------------------------------------------------------------------------------------------------
                     Total stockholders' equity                        $   185,120   $   269,844   $   458,152    $   552,244
                     ------------------------------------------------------------------------------------------------------------
                     Number of common shares
                     outstanding at the end of the year                     57,173        61,554        69,257         68,711
                     ------------------------------------------------------------------------------------------------------------

(1) Nonrecurring gains contributed approximately $12,000,000 to revenues, or $.10 to earnings per share.

(2) Reduction in value of intangible assets of approximately $170,982,000 was charged to operating expenses ($99,347,000 net of taxes), or $1.37 to loss per share.

(3) Net income (loss) plus amortization and depreciation, previously referred to as "Operating Cash Flow." 1997 includes the reduction in value of intangible assets, net of taxes.

(4)   10-year annual compound growth rate.


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

                                                                         --------------------------------------------------------
                     In thousands, unless otherwise indicated,                   1995          1994          1993          1992
                     except per-share amounts.
---------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF         Revenues                                             $   734,353   $   521,369   $   476,729   $   396,074
OPERATIONS           ------------------------------------------------------------------------------------------------------------
DATA                 Operating expenses:
                     ------------------------------------------------------------------------------------------------------------
                       Compensation and related expenses                      362,516       261,031       237,403       200,884
                       ----------------------------------------------------------------------------------------------------------
                       Amortization of cost assigned
                       to contracts acquired                                   93,192        55,121        48,493        37,279
                       ----------------------------------------------------------------------------------------------------------
                       Other operating expenses                               115,454        86,895        78,537        70,650
                       ----------------------------------------------------------------------------------------------------------
                       Reduction in value of intangible assets                     --            --            --            --
                       ----------------------------------------------------------------------------------------------------------
                                                                              571,162       403,047       364,433       308,813
                     ------------------------------------------------------------------------------------------------------------
                     Operating income                                         163,191       118,322       112,296        87,261
                     ------------------------------------------------------------------------------------------------------------
                     Interest expense, net
                     and other amortization                                    44,181        12,829        15,328        16,232
                     ------------------------------------------------------------------------------------------------------------
                     Income (loss) before
                     income tax expense (benefit)                             119,010       105,493        96,968        71,029
                     ------------------------------------------------------------------------------------------------------------
                     Income tax expense (benefit)                              51,754        45,108        41,989        30,298
                     ------------------------------------------------------------------------------------------------------------
                     Net income (loss)                                    $    67,256   $    60,385   $    54,979   $    40,731
                     ============================================================================================================
---------------------------------------------------------------------------------------------------------------------------------
PER-SHARE            Basic earnings (loss) per share                             $.99          $.95          $.92          $.76
DATA                 ------------------------------------------------------------------------------------------------------------
                     Diluted earnings (loss) per share                           $.95          $.90          $.84          $.68
                     ------------------------------------------------------------------------------------------------------------
                     Dividends declared per share                                $.58          $.50          $.42          $.34
                     ------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA       Cash Earnings(3)                                     $   169,008   $   121,979   $   109,552   $    83,681
                     ------------------------------------------------------------------------------------------------------------
                     Assets under management
                     at end of year (in millions)                         $   151,606   $   111,507   $   106,082   $    90,240
                     ------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET        Total assets                                         $ 1,419,031   $   947,598   $   708,412   $   658,900
DATA                 ------------------------------------------------------------------------------------------------------------
                     Cost assigned to contracts
                     acquired, net                                        $ 1,055,676   $   674,526   $   480,101   $   460,523
                     ------------------------------------------------------------------------------------------------------------
                     Long-term debt
                     (including current portion)                          $   680,300   $   369,268   $   216,230   $   275,110
                     ------------------------------------------------------------------------------------------------------------
                     Total stockholders' equity                           $   491,769   $   406,158   $   358,301   $   288,751
                     ------------------------------------------------------------------------------------------------------------
                     Number of common shares
                     outstanding at the end of the year                        67,540        63,772        61,530        56,986
                     ------------------------------------------------------------------------------------------------------------

                                                                      -----------------------------------------------------
                     In thousands, unless otherwise indicated,                1991          1990          1989    GROWTH(4)
                     except per-share amounts.                                                                      RATE
---------------------------------------------------------------------------------------------------------------------------
STATEMENT OF         Revenues                                          $   324,772   $   268,022   $   227,745     14.5%
OPERATIONS           ------------------------------------------------------------------------------------------------------
DATA                 Operating expenses:
                     ------------------------------------------------------------------------------------------------------
                       Compensation and related expenses                   163,054       130,095       108,595     15.0%
                       ----------------------------------------------------------------------------------------------------
                       Amortization of cost assigned
                       to contracts acquired                                30,535        27,157        23,808     16.1%
                       ----------------------------------------------------------------------------------------------------
                       Other operating expenses                             58,825        57,665        43,446     14.1%
                       ----------------------------------------------------------------------------------------------------
                       Reduction in value of intangible assets                  --            --            --       --
                       ----------------------------------------------------------------------------------------------------
                                                                           252,414       214,917       175,849     14.9%
                     ------------------------------------------------------------------------------------------------------
                     Operating income                                       72,358        53,105        51,896     13.0%
                     ------------------------------------------------------------------------------------------------------
                     Interest expense, net
                     and other amortization                                 17,040        13,158        13,166     18.0%
                     ------------------------------------------------------------------------------------------------------
                     Income (loss) before
                     income tax expense (benefit)                           55,318        39,947        38,730     10.7%
                     ------------------------------------------------------------------------------------------------------
                     Income tax expense (benefit)                           22,936        16,664        15,107     11.7%
                     ------------------------------------------------------------------------------------------------------
                     Net income (loss)                                 $    32,382   $    23,283   $    23,623     10.0%
                     ======================================================================================================
---------------------------------------------------------------------------------------------------------------------------
PER-SHARE            Basic earnings (loss) per share                          $.65          $.48          $.51      7.4%
DATA                 ------------------------------------------------------------------------------------------------------
                     Diluted earnings (loss) per share                        $.58          $.44          $.45      8.6%
                     ------------------------------------------------------------------------------------------------------
                     Dividends declared per share                             $.28          $.22          $.17     16.8%
                     ------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
OPERATING DATA       Cash Earnings(3)                                  $    67,572   $    54,772   $    51,416     14.0%
                     ------------------------------------------------------------------------------------------------------
                     Assets under management
                     at end of year (in millions)                      $    76,182   $    58,123   $    53,319     14.3%
                     ------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET        Total assets                                      $   532,610   $   461,626   $   406,952       --
DATA                 ------------------------------------------------------------------------------------------------------
                     Cost assigned to contracts
                     acquired, net                                     $   343,421   $   320,940   $   292,199       --
                     ------------------------------------------------------------------------------------------------------
                     Long-term debt
                     (including current portion)                       $   208,475   $   190,635   $   157,459       --
                     ------------------------------------------------------------------------------------------------------
                     Total stockholders' equity                        $   226,904   $   190,185   $   175,528       --
                     ------------------------------------------------------------------------------------------------------
                     Number of common shares
                     outstanding at the end of the year                     50,926        47,986        46,518       --
                     ------------------------------------------------------------------------------------------------------

32


--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                    -------------------------------------------
                      DECEMBER 31,                                                              1999                      1998
-------------------------------------------------------------------------------------------------------------------------------
ASSETS                Current assets:
                      ---------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents                                     $  123,754,000            $  153,616,000
                        -------------------------------------------------------------------------------------------------------
                        Investment advisory fees receivable                              169,566,000               169,061,000
                        -------------------------------------------------------------------------------------------------------
                        Other current assets                                              11,621,000                12,419,000
                      ---------------------------------------------------------------------------------------------------------
                      Total current assets                                               304,941,000               335,096,000
                      ---------------------------------------------------------------------------------------------------------
                      Fixed assets, net                                                   37,391,000                42,148,000
                      ---------------------------------------------------------------------------------------------------------
                      Cost assigned to contracts acquired, net of
                      accumulated amortization of $700,410,000 in 1999
                      and $598,621,000 in 1998                                           841,454,000               931,815,000
                      ---------------------------------------------------------------------------------------------------------
                      Other assets                                                       137,905,000               130,452,000
                      ---------------------------------------------------------------------------------------------------------
                      Total assets                                                    $1,321,691,000            $1,439,511,000
                      =========================================================================================================
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND       Current liabilities:
STOCKHOLDERS'         ---------------------------------------------------------------------------------------------------------
EQUITY                  Accounts payable and accrued expenses                         $  134,556,000            $  143,559,000
                        -------------------------------------------------------------------------------------------------------
                        Accrued compensation                                              87,994,000               108,222,000
                      ---------------------------------------------------------------------------------------------------------
                      Total current liabilities                                          222,550,000               251,781,000
                      ---------------------------------------------------------------------------------------------------------
                      Senior notes payable                                               700,401,000               687,521,000
                      ---------------------------------------------------------------------------------------------------------
                      Subordinated notes payable                                         181,737,000               202,840,000
                      ---------------------------------------------------------------------------------------------------------
                      Deferred income taxes                                               31,883,000                27,525,000
                      ---------------------------------------------------------------------------------------------------------
                      Total liabilities                                                1,136,571,000             1,169,667,000
                      ---------------------------------------------------------------------------------------------------------
                      Commitments and contingencies
                      ---------------------------------------------------------------------------------------------------------
                      Stockholders' equity:
                      ---------------------------------------------------------------------------------------------------------
                        Common stock, par value $.01 per share
                        Authorized: 200,000,000 shares
                        Issued: 70,346,577 shares in 1999 and 1998                           703,000                   703,000
                        -------------------------------------------------------------------------------------------------------
                        Capital in excess of par value                                   361,808,000               360,781,000
                        -------------------------------------------------------------------------------------------------------
                        Retained earnings                                                139,044,000               140,751,000
                        -------------------------------------------------------------------------------------------------------
                        Accumulated other comprehensive income                            (6,495,000)              (10,132,000)
                        -------------------------------------------------------------------------------------------------------
                                                                                         495,060,000               492,103,000
                        -------------------------------------------------------------------------------------------------------
                        Less treasury shares at cost: 13,173,451 shares
                        in 1999 and 8,792,879 in 1998                                   (309,940,000)             (222,259,000)
                      ---------------------------------------------------------------------------------------------------------
                      Total stockholders' equity                                         185,120,000               269,844,000
                      ---------------------------------------------------------------------------------------------------------
                      Total liabilities and stockholders' equity                      $1,321,691,000            $1,439,511,000
                      =========================================================================================================

See notes to consolidated financial statements.


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                                      --------------------------------------------------------------
                        YEAR ENDED DECEMBER 31,                                1999                   1998                  1997
------------------------------------------------------------------------------------------------------------------------------------
REVENUES                Revenues                                      $ 882,306,000          $ 961,854,000         $ 941,621,000
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
OPERATING               Compensation and related expenses               438,346,000            474,721,000           470,372,000
EXPENSES                ------------------------------------------------------------------------------------------------------------
                        Amortization of cost assigned
                        to contracts acquired                           105,488,000            113,296,000           105,242,000
                        ------------------------------------------------------------------------------------------------------------
                        Other operating expenses                        162,156,000            179,342,000           163,927,000
                        ------------------------------------------------------------------------------------------------------------
                        Reduction in value of intangible assets                  --                     --           170,982,000
                        ------------------------------------------------------------------------------------------------------------
                                                                        705,990,000            767,359,000           910,523,000
                        ------------------------------------------------------------------------------------------------------------
                        Operating income                                176,316,000            194,495,000            31,098,000
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
NON-OPERATING           Interest expense, net                            64,461,000             52,770,000            35,879,000
EXPENSES                ------------------------------------------------------------------------------------------------------------
                        Other amortization                                4,701,000              4,476,000             2,442,000
                        ------------------------------------------------------------------------------------------------------------
                                                                         69,162,000             57,246,000            38,321,000
                        ------------------------------------------------------------------------------------------------------------
                        Income (loss) before income
                        tax expense (benefit)                           107,154,000            137,249,000            (7,223,000)
                        ------------------------------------------------------------------------------------------------------------
                        Income tax expense (benefit)                     45,867,000             58,742,000            (3,090,000)
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME              Net income (loss)                             $  61,287,000          $  78,507,000         $  (4,133,000)
(LOSS)                  ============================================================================================================
                        Basic earnings (loss) per share                       $1.04                  $1.19                 $(.06)
                        ============================================================================================================
                        Diluted earnings (loss) per share                     $1.03                  $1.15                 $(.06)
                        ============================================================================================================

See notes to consolidated financial statements.

34


--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                          ----------------------------------------------------------
                           YEAR ENDED DECEMBER 31,                                  1999                 1998                1997
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW                  Net income (loss)                               $  61,287,000        $  78,507,000       $  (4,133,000)
RELATED TO                 ---------------------------------------------------------------------------------------------------------
OPERATING                  Adjustments to reconcile net income (loss)
ACTIVITIES                 to net cash flow from operating activities:
                           ---------------------------------------------------------------------------------------------------------
                             Amortization of cost assigned
                             to contracts acquired                           105,488,000          113,296,000         105,242,000
                             -------------------------------------------------------------------------------------------------------
                             Depreciation                                     15,160,000           13,767,000          10,754,000
                             -------------------------------------------------------------------------------------------------------
                             Amortization of goodwill and other                7,937,000            5,834,000           2,442,000
                             -------------------------------------------------------------------------------------------------------
                             Reduction in value of intangible assets,
                             net of taxes                                             --                   --          99,347,000
                           ---------------------------------------------------------------------------------------------------------
                           Net income (loss) plus amortization,
                           depreciation and the reduction in value
                           of intangible assets, net of taxes                189,872,000          211,404,000         213,652,000
------------------------------------------------------------------------------------------------------------------------------------
CHANGES IN                 Decrease (increase) in investment
ASSETS AND                 advisory fees receivable                             (724,000)          12,181,000         (35,970,000)
LIABILITIES                ---------------------------------------------------------------------------------------------------------
                           Decrease (increase) in other current assets           868,000             (513,000)            (43,000)
                           ---------------------------------------------------------------------------------------------------------
                           Increase (decrease) in accounts payable
                           and accrued expenses                               (6,044,000)          21,560,000           7,134,000
                           ---------------------------------------------------------------------------------------------------------
                           Increase (decrease) in accrued compensation       (19,757,000)         (35,276,000)         27,795,000
                           ---------------------------------------------------------------------------------------------------------
                           Increase (decrease) in deferred income taxes         (263,000)           2,669,000             919,000
                           ---------------------------------------------------------------------------------------------------------
                           Net cash flow from operating activities           163,952,000          212,025,000         213,487,000
                           ---------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW                  Purchase of fixed assets                          (10,445,000)         (14,828,000)        (21,715,000)
RELATED TO                 ---------------------------------------------------------------------------------------------------------
INVESTING                  Cash additions to cost assigned
ACTIVITIES                 to contracts acquired                              (8,231,000)         (18,477,000)       (152,068,000)
                           ---------------------------------------------------------------------------------------------------------
                           Change in other assets                            (12,278,000)         (43,247,000)         (8,866,000)
                           ---------------------------------------------------------------------------------------------------------
                           Net cash flow used in investing activities        (30,954,000)         (76,552,000)       (182,649,000)
                           ---------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW                  Purchase of treasury shares                      (139,345,000)        (270,579,000)        (76,411,000)
RELATED TO                 ---------------------------------------------------------------------------------------------------------
FINANCING                  Additions to notes payable                         70,200,000          237,501,000         303,161,000
ACTIVITIES                 ---------------------------------------------------------------------------------------------------------
                           Reductions in notes payable                       (65,588,000)         (94,112,000)       (313,619,000)
                           ---------------------------------------------------------------------------------------------------------
                           Issuance or reissuance of equity securities        20,410,000           25,924,000          29,029,000
                           ---------------------------------------------------------------------------------------------------------
                           Dividends paid                                    (47,785,000)         (53,675,000)        (51,543,000)
                           ---------------------------------------------------------------------------------------------------------
                           Net cash flow used in financing activities       (162,108,000)        (154,941,000)       (109,383,000)
                           ---------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                           Effect of foreign exchange rate changes
                           on cash flow                                         (752,000)            (554,000)          3,784,000
                           ---------------------------------------------------------------------------------------------------------
                           Net decrease in cash and
                           cash equivalents                                  (29,862,000)         (20,022,000)        (74,761,000)
                           ---------------------------------------------------------------------------------------------------------
                           Cash and cash equivalents
                           at beginning of year                              153,616,000          173,638,000         248,399,000
                           ---------------------------------------------------------------------------------------------------------
                           Cash and cash equivalents at end of year        $ 123,754,000        $ 153,616,000       $ 173,638,000
                           =========================================================================================================

See notes to consolidated financial statements.


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                               -----------------------------------------------------
                        YEAR ENDED DECEMBER 31,                                         1999               1998               1997
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK            Balance, beginning of year                              $    703,000       $    703,000       $    692,000
AT PAR VALUE            ------------------------------------------------------------------------------------------------------------
                        Exercise of stock options and warrants                            --                 --             11,000
                        ------------------------------------------------------------------------------------------------------------
                        Balance, end of year                                         703,000            703,000            703,000
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL                 Balance, beginning of year                               360,781,000        357,239,000        346,017,000
IN EXCESS OF            ------------------------------------------------------------------------------------------------------------
PAR VALUE               Exercise of stock options and warrants                     1,027,000          3,291,000          9,928,000
                        ------------------------------------------------------------------------------------------------------------
                        Issuance of warrants                                              --            251,000          1,294,000
                        ------------------------------------------------------------------------------------------------------------
                        Balance, end of year                                     361,808,000        360,781,000        357,239,000
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
RETAINED                Balance, beginning of year                               140,751,000        133,291,000        216,989,000
EARNINGS                ------------------------------------------------------------------------------------------------------------
                        Exercise of stock options and warrants                   (16,042,000)       (18,912,000)       (25,852,000)
                        ------------------------------------------------------------------------------------------------------------
                        Net income (loss)                                         61,287,000         78,507,000         (4,133,000)
                        ------------------------------------------------------------------------------------------------------------
                        Dividends declared ($.80, $.80, $.77 per share)          (46,952,000)       (52,135,000)       (53,713,000)
                        ------------------------------------------------------------------------------------------------------------
                        Balance, end of year                                     139,044,000        140,751,000        133,291,000
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED             Balance, beginning of year                               (10,132,000)        (4,369,000)           714,000
OTHER                   ------------------------------------------------------------------------------------------------------------
COMPREHENSIVE           Foreign currency translation adjustment, net of tax        4,016,000         (7,026,000)        (5,083,000)
INCOME (LOSS)           ------------------------------------------------------------------------------------------------------------
                        Unrealized gain on marketable securities, net of tax         812,000          1,263,000                 --
                        ------------------------------------------------------------------------------------------------------------
                        Reclassification adjustment for gains
                        realized in net income, net of tax                        (1,191,000)                --                 --
                        ------------------------------------------------------------------------------------------------------------
                        Balance, end of year                                      (6,495,000)       (10,132,000)        (4,369,000)
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
TREASURY SHARES         Balance, beginning of year                              (222,259,000)       (28,712,000)       (12,168,000)
AT COST                 ------------------------------------------------------------------------------------------------------------
                        Issuance of stock                                             35,000         19,007,000                 --
                        ------------------------------------------------------------------------------------------------------------
                        Exercise of stock options and warrants                    51,629,000         58,025,000         59,867,000
                        ------------------------------------------------------------------------------------------------------------
                        Purchase of treasury shares                             (139,345,000)      (270,579,000)       (76,411,000)
                        ------------------------------------------------------------------------------------------------------------
                        Balance, end of year                                    (309,940,000)      (222,259,000)       (28,712,000)
                        ------------------------------------------------------------------------------------------------------------
                        Total stockholders' equity                              $185,120,000       $269,844,000       $458,152,000
                        ============================================================================================================
------------------------------------------------------------------------------------------------------------------------------------
SHARES ISSUED           Balance, beginning of year                                70,346,577         70,346,577         69,217,426
                        ------------------------------------------------------------------------------------------------------------
                        Exercise of stock options and warrants                            --                 --          1,129,151
                        ------------------------------------------------------------------------------------------------------------
                        Balance, end of year                                      70,346,577         70,346,577         70,346,577
                        ------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
TREASURY SHARES         Balance, beginning of year                                (8,792,879)        (1,089,548)          (506,046)
                        ------------------------------------------------------------------------------------------------------------
                        Issuance of stock                                             51,584            769,000                 --
                        ------------------------------------------------------------------------------------------------------------
                        Exercise of stock options and warrants                     1,953,444          2,255,769          2,284,398
                        ------------------------------------------------------------------------------------------------------------
                        Purchase of treasury shares                               (6,385,600)       (10,728,100)        (2,867,900)
                        ------------------------------------------------------------------------------------------------------------
                        Balance, end of year                                     (13,173,451)        (8,792,879)        (1,089,548)
                        ------------------------------------------------------------------------------------------------------------
                        Shares outstanding                                        57,173,126         61,553,698         69,257,029
                        ============================================================================================================
------------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE           Net income (loss)                                       $ 61,287,000       $ 78,507,000       $ (4,133,000)
INCOME (LOSS)           ------------------------------------------------------------------------------------------------------------
                        Other comprehensive income (loss)                          3,637,000         (5,763,000)        (5,083,000)
                        ------------------------------------------------------------------------------------------------------------
                        Comprehensive income (loss)                             $ 64,924,000       $ 72,744,000       $ (9,216,000)
                        ============================================================================================================

See notes to consolidated financial statements.

36


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

The Company has arrangements with most of its affiliates and certain of their principal officers to share revenues (revenue sharing plans). Under these revenue sharing plans, the affiliates retain a portion (determined by formula) of their revenues to meet all their operating expenses, including compensation, at the discretion of the subsidiaries' management. The remaining portion of those revenues is used by the Company to meet its operating and cash flow needs. All operating expenses incurred by the affiliates are charged to operations and reported as compensation and related expenses or as other operating expenses in these consolidated financial statements.

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


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

Amounts paid to certain key employees for entering into long-term employment contracts and noncompete agreements at the time of purchase business combinations are included in cost assigned to contracts acquired and are amortized on a straight-line basis over the lives of such arrangements. Purchase price in excess of the fair value of the net assets acquired is recorded as goodwill and amortized using the straight-line method over 40 years. Goodwill, net of accumulated amortization, was $85,076,000 and $83,493,000 at December 31, 1999 and 1998, respectively, and is included in other assets on the accompanying consolidated balance sheet.

The Company evaluates its long-lived assets for impairment when circumstances indicate that the carrying value of such assets may not be fully recoverable. Such an evaluation compares the carrying value of the asset against the estimated undiscounted future cash flows associated with the asset. If the evaluation indicates that the undiscounted future cash flows are not sufficient to recover the carrying value of the asset, the asset is adjusted to its estimated fair value. During the fourth quarter of 1997, due to a projected decline in revenues at two affiliates, the Company recorded a noncash reduction in value of intangible assets to reflect an impairment of the cost assigned to contracts acquired. The Company estimated the fair value of the contracts based on estimated discounted cash flow projections. The total impairment charge was $170,982,000 ($99,347,000 net of taxes).

RETIREMENT AND PENSION PLANS

The Company has certain retirement and pension plans which cover eligible employees of the Company and its subsidiaries. All plans are defined contribution retirement plans, with the exception of two defined benefit pension plans maintained by subsidiaries. The expense related to all plans was $12,412,000, $11,631,000, and $11,780,000 in 1999, 1998, and 1997, respectively.

Plan assets, liabilities, and pension expense relating to these plans are not significant in relation to the Company's consolidated financial statements.

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

Following is a reconciliation of the numerators and denominators used in calculating basic and diluted earnings (loss) per share:

                                  ----------------------------------------------
                                          1999             1998            1997
--------------------------------------------------------------------------------
Numerator:
--------------------------------------------------------------------------------
Net income (loss) for
basic and diluted earnings
(loss) per share                  $ 61,287,000     $ 78,507,000    $ (4,133,000)
================================================================================
Denominator:
--------------------------------------------------------------------------------
Weighted average common
shares -- basic calculation         59,160,000       66,158,000      69,611,000
--------------------------------------------------------------------------------
Effect of dilutive securities          300,000        1,911,000              --
--------------------------------------------------------------------------------
Weighted average common
shares -- diluted calculation       59,460,000       68,069,000      69,611,000
================================================================================
Basic earnings (loss)
per share                         $       1.04     $       1.19    $       (.06)
================================================================================
Diluted earnings (loss)
per share                         $       1.03     $       1.15    $       (.06)
================================================================================

During 1999, 1998, and 1997, options on 5,629,000, 2,014,000, and 7,013,000 shares of common stock and warrants on 6,219,000, 1,523,000, and 9,350,000 shares of common stock were outstanding, respectively, but were not included in computing diluted earnings (loss) per share in each of these years because their effects were antidilutive.

38


--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS

Cash equivalents represent highly liquid investments purchased with a remaining maturity of three months or less. The Company invests its excess cash in deposits with major banks, in money market funds, or in securities composed primarily of commercial paper of companies with strong credit ratings in diversified industries for all of which cost approximates fair value. At December 31, 1999 and 1998, cash equivalents included $2,677,000 and $8,454,000, respectively, of short-term interest-bearing debt securities, which were classified as held to maturity.

INVESTMENTS IN MUTUAL FUNDS

The Company invests in mutual funds advised by the Company's affiliates. In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, these securities are classified as available-for-sale and, as such, unrealized gains (losses) are recorded as a component of accumulated other comprehensive income on the accompanying consolidated balance sheet.

At December 31, 1999, the fair value and cost basis of these investments totaled $5,959,000 and $4,485,000, respectively. At December 31, 1998, the fair value and cost basis of these investments totaled $7,564,000 and $6,301,000, respectively. For the year ended December 31, 1999, gross realized gains from sales of available-for-sale securities were $1,191,000. For the year ended December 31, 1998, gross realized gains from sales of available-for-sale securities were not material. The cost of securities sold is based on the specific identification method. Tax effects related to the unrealized gains on marketable securities, as well as the reclassification adjustment for gains realized in net income, are not considered material.

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


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. In 1999, Statement of Financial Accounting Standards No. 137 was issued, which extends the effective date of FAS 133 to June 15, 2000. Based on current activities, this standard is not expected to have a material impact on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

NOTE 2
FIXED ASSETS AND LEASE OBLIGATIONS

Fixed assets, which have estimated useful lives of up to 10 years, consisted of the following:
                                            -----------------------------------
DECEMBER 31,                                          1999                 1998
-------------------------------------------------------------------------------
Equipment, leasehold
improvements and other
fixed assets                                 $ 100,388,000        $  97,357,000
-------------------------------------------------------------------------------
Accumulated depreciation
and amortization                               (62,997,000)         (55,209,000)
-------------------------------------------------------------------------------
                                             $  37,391,000        $  42,148,000
===============================================================================

At December 31, 1999, future minimum rentals for operating leases that had initial or noncancelable lease terms in excess of one year were payable as follows:

-------------------------------------------------------------------------------
YEAR ENDED                                                             REQUIRED
DECEMBER 31,                                                    MINIMUM PAYMENT
-------------------------------------------------------------------------------
2000                                                                $24,557,000
-------------------------------------------------------------------------------
2001                                                                $20,994,000
-------------------------------------------------------------------------------
2002                                                                $18,198,000
-------------------------------------------------------------------------------
2003                                                                $14,224,000
-------------------------------------------------------------------------------
2004                                                                $10,309,000
-------------------------------------------------------------------------------
Thereafter                                                          $20,523,000
-------------------------------------------------------------------------------

Rent expense for 1999, 1998, and 1997 approximated $24,070,000, $23,735,000, and
$24,475,000, respectively.

NOTE 3
NOTES PAYABLE

The Company has a Reducing Revolving Credit Agreement (the Credit Agreement) with a group of banks whereby the Company may borrow, prepay and reborrow up to $750,000,000 through April 29, 2003. Any principal amount of borrowings outstanding under the Credit Agreement will be due and payable at that date. At December 31, 1999, an annual commitment fee of .375% was payable on the daily average unused portion of the Credit Agreement. Interest rates available for amounts outstanding under this arrangement are currently: prime, 1.875% over 30-day LIBOR or a money market bid option. At December 31, 1999 and 1998, the Company had borrowings outstanding under the Credit Agreement of $297,000,000 and $287,000,000, respectively. The effective interest rate on the outstanding borrowings at December 31, 1999 was 8.4%.

The Company has $150,000,000 in Senior Notes outstanding with a group of institutional investors that mature in accordance with a scheduled payment plan calling for equal annual payments beginning August 25, 2000 and ending August 25, 2005. The Senior Notes bear interest at a fixed rate of 8.92%. The Company intends to finance the Senior Notes that become due by utilizing the Credit Agreement. As such, $25,000,000 due in 2000 has been included in the payments due in 2003, the year the Credit Agreement expires.

The Company has issued an aggregate of $250,000,000 in additional Senior Notes with institutional investors. Principal payments on these Senior Notes are due over periods beginning in July 2002 and ending in July 2008, and bear interest at fixed rates ranging from 8.52% to 8.72%.

Under the terms of the Credit Agreement and both Senior Notes, the Company is required to meet certain financial covenants, including maintaining certain cash flow and debt ratios. Borrowings under these credit facilities are secured by the stock of the Company's subsidiaries.

40


--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

At December 31, 1999, the Company was a party to an interest-rate protection agreement entered into with a member of the Company's banking group, which extends up to two years and limits interest rates to 8.4%. The notional principal amount of debt covered by this arrangement over its remaining life ranges from $100,000,000 to $175,000,000. At December 31, 1999 and 1998,
unamortized premiums were not significant. Amortization of premiums, which is included in interest expense, was $78,000, $541,000, and $960,000 for the years ended December 31, 1999, 1998, and 1997, respectively. Currently, the Company mitigates the credit risk associated with interest-rate protection agreements by entering into these arrangements only with members of the group of banks who are party to the Credit Agreement. The Company monitors the credit standing of these counterparties on a regular basis.

At December 31, 1999 and 1998, the Company also had $181,737,000 and $202,840,000, respectively, of subordinated notes outstanding. These notes primarily represent a portion of the consideration paid to selling shareholders of businesses acquired, the majority of whom remain employed by the Company's subsidiaries after the date of acquisition. The notes mature at various dates through 2005, and as of December 31, 1999, have interest rates ranging from 5.5% to 7.5%. The notes outstanding may be tendered upon the exercise of warrants issued in conjunction with the notes. In connection with the exercise of warrants through the tender of subordinated notes, subordinated debt of $16,240,000, $16,158,000, and $11,391,000 was extinguished in 1999, 1998, and
1997, respectively. In addition, $24,698,000 and $313,619,000 were paid in cash during 1998 and 1997, respectively, primarily as a result of subordinated notes maturing that were issued at the time of acquisition. During 1999, certain principals of an affiliate of the Company assigned warrants, originally issued as consideration for their acquisition, to an unaffiliated third party. The Company subsequently received $3,510,000 in connection with the third party tendering the warrants for UAM common stock. At the same time, UAM paid an equal amount to the principals of the subsidiary to extinguish the subordinated note that matured. The Company intends to finance subordinated debt that becomes due which has not been tendered in connection with the exercise of warrants by utilizing the Credit Agreement. As such, the $3,349,000 of subordinated notes due in 2000 has been included in the payments due in 2003, the year the Credit Agreement expires.

The aggregate cash repayments of all outstanding borrowings during the five years after December 31, 1999 total the following amounts:

--------------------------------------------------------------------------------
YEAR ENDED                                                              REQUIRED
DECEMBER 31,                                                     MINIMUM PAYMENT
--------------------------------------------------------------------------------
2000                                                                          --
--------------------------------------------------------------------------------
2001                                                                $113,901,000
--------------------------------------------------------------------------------
2002                                                                $ 86,901,000
--------------------------------------------------------------------------------
2003                                                                $365,723,000
--------------------------------------------------------------------------------
2004                                                                $ 68,964,000
--------------------------------------------------------------------------------

The recorded cost of the Senior Notes approximates fair value. Due to the unique nature of each of the subordinated debt instruments issued to the sellers of firms, the assessment of current fair value is not practicable.

Accrued interest of $21,148,000 and $19,898,000 was included in accounts payable and accrued expenses at December 31, 1999 and 1998, respectively. Interest expense and interest paid for each of the three years ended December 31 were as follows:

                               -------------------------------------------------
                                      1999               1998               1997
--------------------------------------------------------------------------------
Interest
expense                        $70,067,000        $60,275,000        $43,156,000
--------------------------------------------------------------------------------
Interest
paid                           $68,739,000        $51,817,000        $47,156,000
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

NOTE 4
STOCKHOLDERS' EQUITY

In 1999 and 1998, the Company issued 50,000 and 529,680 shares of common stock, respectively, in connection with additional purchase price commitments related to a prior-year acquisition. Also during 1998, the Company issued 239,320 shares of common stock in connection with an acquisition of an equity interest.

The Company issued 167,100 and 1,097,566 warrants during 1998 and 1997, respectively, to effect acquisitions accounted for as purchases.

The Company has a program to repurchase shares of its common stock to meet the requirements for future issuance of shares upon the exercise of stock options and warrants. Total shares of 31,173,734 have been repurchased at a cost of $637,098,000. As of December 31, 1999, all but 13,173,451 shares had been reissued from treasury upon the exercise of stock options and warrants. During 1999, the Company's directors increased the number of shares authorized for repurchase from 32,000,000 as of December 31, 1998 to a total of 40,000,000 shares as of December 31 1999.

Included in accounts payable and accrued expenses at December 31, 1999 and 1998 were dividends payable of $11,459,000 and $12,311,000, respectively.

At December 31, 1999, the following warrants were outstanding at a weighted average exercise price of $24.47 per share:

--------------------------------------------------------------------------------
YEAR OF                              SHARES                           RANGE OF
EXPIRATION                         ISSUABLE                    EXERCISE PRICES
--------------------------------------------------------------------------------
2000                                127,950                      $14.50-16.50
--------------------------------------------------------------------------------
2001                              3,641,178                      $14.50-28.75
--------------------------------------------------------------------------------
2002                              2,205,311                      $19.50-28.75
--------------------------------------------------------------------------------
2003                                 59,565                      $23.00
--------------------------------------------------------------------------------
2004                              1,097,566                      $23.00-34.00
--------------------------------------------------------------------------------
2005                                167,100                      $22.66
--------------------------------------------------------------------------------
                                  7,298,670
================================================================================

The Company is authorized to issue 5,000,000 shares of $1.00 par value preferred stock, none of which had been issued through December 31, 1999.

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

Each eligible director is granted 14,000 options annually for the purchase of shares of the Company's common stock at the fair market value at the date of the grant. Eligible directors may also elect to receive discounted options in lieu of a portion of their directors' fees. All options granted to directors expire five years from the date of the grant and generally may not be exercised for six months from the date of the grant. In 1999, 98,000 options were granted under the annual provision and 15,134 discounted options were issued in lieu of directors' fees. The Company applies APB 25 in accounting for its stock option plans. Had compensation cost for the Company's plans been determined based on the fair value of the awards at the grant dates, consistent with the methodology prescribed by FAS 123, the Company's net income (loss) and earnings (loss) per share, including tax effects if any, would have been as follows:

                              --------------------------------------------------
                                     1999               1998               1997
--------------------------------------------------------------------------------
Net income (loss)             $54,636,000        $71,580,000        $(9,277,000)
--------------------------------------------------------------------------------
Basic earnings (loss)
per share                            $.92              $1.08              $(.13)
--------------------------------------------------------------------------------
Diluted earnings (loss)
per share                            $.92              $1.05              $(.13)
--------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in 1999, 1998, and 1997, respectively: expected life of 4.7, 4.5, and 4.5 years; stock price volatility of 24.8, 22.5, and 22.1 percent; risk-free interest rates of 5.2, 5.3, and 6.3 percent; and dividend yield of 3.8, 3.4, and 2.6 percent. The weighted-average fair value of options granted during 1999, 1998, and 1997 was $4.23, $4.46, and $6.08, respectively.

42


--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

A summary of the Company's stock option plans as of December 31, 1999, 1998, and 1997, and changes during the years ending on those dates is presented below:

                          ------------------------------------------------------
                              OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                          ------------------------------------------------------
                            NUMBER OF    WEIGHTED       NUMBER OF    WEIGHTED
                              OPTIONS     AVERAGE         OPTIONS     AVERAGE
                          OUTSTANDING    EXERCISE     EXERCISABLE    EXERCISE
                                            PRICE                       PRICE
--------------------------------------------------------------------------------
Balance,
December 31, 1996           7,018,196      $16.83       3,015,657      $13.83
--------------------------------------------------------------------------------
Options granted             2,047,125      $26.90
--------------------------------------------------------------------------------
Options exercised          (2,102,764)     $11.86
--------------------------------------------------------------------------------
Options canceled             (203,446)     $21.19
--------------------------------------------------------------------------------
Balance,
December 31, 1997           6,759,111      $21.29       2,558,059      $18.79
--------------------------------------------------------------------------------
Options granted             3,519,027      $23.42
--------------------------------------------------------------------------------
Options exercised          (1,345,494)     $17.80
--------------------------------------------------------------------------------
Options canceled           (1,018,793)     $23.66
--------------------------------------------------------------------------------
Balance,
December 31, 1998           7,913,851      $22.53       2,823,398      $20.83
--------------------------------------------------------------------------------
Options granted             2,152,639      $21.29
--------------------------------------------------------------------------------
Options exercised          (1,000,604)     $18.55
--------------------------------------------------------------------------------
Options canceled             (566,256)     $23.09
--------------------------------------------------------------------------------
Balance,
December 31, 1999           8,499,630      $22.64       3,404,824      $22.37
================================================================================

At December 31, 1999, the Company had 2,050,186 options available for future grants. Shares reserved but unissued at December 31, 1999 and 1998 were 10,549,816 and 11,583,070, respectively.

The following table summarizes information about all stock options outstanding at December 31, 1999:

                          ------------------------------------------------------
                               OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                          ------------------------------------------------------
YEAR OF          RANGE      NUMBER OF     WEIGHTED      NUMBER OF      WEIGHTED
EXPIRATION          OF        OPTIONS      AVERAGE        OPTIONS       AVERAGE
              EXERCISE    OUTSTANDING     EXERCISE    EXERCISABLE      EXERCISE
                 PRICE                       PRICE                        PRICE
--------------------------------------------------------------------------------
2000      $13.36-19.94        946,709       $19.11        939,081        $19.05
--------------------------------------------------------------------------------
2001      $18.19-26.75      1,086,117       $20.60        847,803        $20.59
--------------------------------------------------------------------------------
2002      $21.09-29.50      1,443,181       $27.04        789,643        $27.11
--------------------------------------------------------------------------------
2003      $18.56-27.19      2,992,371       $23.37        812,574        $23.51
--------------------------------------------------------------------------------
2004      $16.55-24.38      2,031,252       $21.19         15,723        $19.26
--------------------------------------------------------------------------------
          $13.36-29.50      8,499,630       $22.64      3,404,824        $22.37
================================================================================

NOTE 6
INCOME TAXES

Income taxes for financial reporting purposes are recorded in accordance with an asset and liability approach that requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities.

Income (loss) before income tax expense (benefit) was taxed under the following jurisdictions:

                     -----------------------------------------------------------
YEAR                         1999                    1998                  1997
ENDED
DEC. 31,
--------------------------------------------------------------------------------
Domestic             $100,173,000            $118,135,000          $(27,290,000)
--------------------------------------------------------------------------------
Foreign                 6,981,000              19,114,000            20,067,000
--------------------------------------------------------------------------------
                     $107,154,000            $137,249,000          $ (7,223,000)
================================================================================

Income tax expense (benefit) consisted of the following:

                     -----------------------------------------------------------
YEAR                         1999                    1998                  1997
ENDED
DEC. 31,
--------------------------------------------------------------------------------
Current:
--------------------------------------------------------------------------------
Federal               $32,722,000             $41,462,000           $54,910,000
--------------------------------------------------------------------------------
State                   6,317,000               8,485,000             8,797,000
--------------------------------------------------------------------------------
Foreign                 3,264,000               6,737,000             5,527,000
--------------------------------------------------------------------------------
Deferred:
--------------------------------------------------------------------------------
Federal                10,184,000               2,615,000           (58,131,000)
--------------------------------------------------------------------------------
State                  (5,059,000)              2,080,000           (13,693,000)
--------------------------------------------------------------------------------
Foreign                (1,561,000)             (2,637,000)             (500,000)
--------------------------------------------------------------------------------
                      $45,867,000             $58,742,000           $(3,090,000)
================================================================================


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

Deferred income taxes consisted of the following:

                                               --------------------------------
DECEMBER 31,                                           1999                1998
-------------------------------------------------------------------------------
Deferred tax assets:
-------------------------------------------------------------------------------
Deferred incentive
compensation                                   $  3,893,000        $  6,167,000
-------------------------------------------------------------------------------
Additional contract
amortization for book
purposes                                         51,835,000          55,071,000
-------------------------------------------------------------------------------
State net operating
loss carryforwards                               10,749,000           7,495,000
-------------------------------------------------------------------------------
Foreign tax credit
carryforwards                                     5,409,000           6,749,000
-------------------------------------------------------------------------------
Total gross deferred
tax assets                                       71,886,000          75,482,000
-------------------------------------------------------------------------------
Deferred tax assets
valuation allowance                              (6,804,000)         (7,602,000)
-------------------------------------------------------------------------------
                                                 65,082,000          67,880,000
-------------------------------------------------------------------------------
Deferred tax liabilities:
-------------------------------------------------------------------------------
Additional contract
amortization
for tax purposes                                 44,109,000          51,377,000
-------------------------------------------------------------------------------
Contracts acquired in
nontaxable transactions                          33,259,000          34,992,000
-------------------------------------------------------------------------------
Other                                            19,597,000           9,036,000
-------------------------------------------------------------------------------
                                                 96,965,000          95,405,000
-------------------------------------------------------------------------------
Net deferred tax liability                     $ 31,883,000        $ 27,525,000
===============================================================================

A component of the Company's deferred tax asset consists of the future tax benefits from domestic net operating loss carryforwards and foreign tax credits. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires that a valuation allowance be recorded against deferred tax assets for which it is believed that it is more likely than not that all or a portion of the benefits of the carryforward losses and tax credits will not be realized. In establishing a valuation reserve, management considers such factors as earnings in recent years and the scheduled expiration of the net operating loss carryforwards and tax credits. During 1999, the Company decreased its deferred tax valuation allowance by $798,000, to a total of $6,804,000 as of December 31, 1999.

At December 31, 1999, the Company had state net operating loss carryforwards of approximately $124,697,000, which will begin to expire in 2000. Also, at December 31, 1999, the Company had approximately $5,409,000 of foreign tax credit carryforwards of which $1,324,000, $1,432,000, $981,000, $381,000, and
$1,291,000 expire in 2000, 2001, 2002, 2003, and 2004, respectively.

The effective income tax rate differed from the statutory federal income tax rate as follows:

                                       -----------------------------------------
YEAR ENDED                             1999              1998              1997
DECEMBER 31,
--------------------------------------------------------------------------------
Federal income tax
statutory rate                          35%               35%              (35)%
--------------------------------------------------------------------------------
State income taxes,
net of federal benefit                   3                 4               (15)
--------------------------------------------------------------------------------
Foreign income taxes                     1                --               (11)
--------------------------------------------------------------------------------
Nondeductible items
and other                                4                 4                18
--------------------------------------------------------------------------------
                                        43%               43%              (43)%
================================================================================

Excluding the effect of the 1997 charge reducing the value of intangible assets, the percentages presented above for 1997 would have been similar to those reported for 1999 and 1998. Income taxes of approximately $44,700,000, $48,500,000, and $76,800,000 were paid in 1999, 1998, and 1997, respectively.

For purchase acquisitions that occurred prior to the Revenue Reconciliation Act of 1993 (the Act), the additional contract amortization for income tax purposes results from the application of a method under which the deductions for income tax purposes are determined by: (1) amortizing the cost assigned to contracts acquired on a straight-line basis over the same estimated useful lives as those used for financial reporting purposes; and (2) deducting the unamortized balance of such cost that is allocated to an individual contract when the contract is terminated. For acquisitions after the Act, the deduction for income tax purposes is determined by amortizing the cost assigned to contracts acquired on a straight-line basis over a 15-year period, with no deduction for the unamortized balance of individual contract terminations.

44


--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Company's federal income tax returns for the years ending December 31, 1984 through December 31, 1992 are under audit by the Internal Revenue Service. The Company received a Revenue Agent's Report on December 27, 1996 proposing certain adjustments for these years. The principal issue raised in the Report is the amount of deductions claimed by the Company for amortization of the cost of acquired investment management contracts. The Company is appealing the results of the audit to the Appellate Division of the Internal Revenue Service. Previously, in a 1992 Revenue Agent's Report covering the years ending December 31, 1984, 1985, and 1986, the Internal Revenue Service challenged the Company's practice of deducting the amortization of cost assigned to acquired investment management contracts on the premise that no part of these costs could be amortized and deducted because such assets were in the nature of nonamortizable goodwill. The Revenue Agent's Report received in 1996 agrees with the Company's position that costs properly assigned to acquired contracts are amortizable and deductible, but proposes adjustments to the Company's valuation of the acquired contracts. If the adjustments proposed in the Revenue Agent's Report were upheld in their entirety, the Company's additional liability for federal income tax for the years 1984 through 1992 would approximate $56,000,000, plus statutory interest thereon. Management and its advisors believe that there are substantial defects in the Revenue Agent's Report with respect to the valuation of the acquired contracts and that the audit will be resolved without material adverse effect on the Company's consolidated financial position, its consolidated results of operations or its consolidated cash flows.

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

Revenues and long-lived assets shown below are classified according to the affiliate's geographic location. The majority of the foreign long-lived assets are domiciled in Canada. These Canadian assets totaled $140,068,000, $145,777,000, and $116,939,000 at December 31, 1999, 1998, and 1997,
respectively. Revenues are derived primarily from fees for investment advisory services provided to institutional and other clients. These fees are generally a function of the overall fee rate charged to each account and the level of assets under management by the affiliated firms.

                     -----------------------------------------------------------
YEAR                         1999                  1998                    1997
ENDED
DEC. 31,
--------------------------------------------------------------------------------
Domestic
revenues             $802,201,000          $869,706,000           $ 864,957,000
--------------------------------------------------------------------------------
Foreign
revenues              $80,105,000           $92,148,000           $  76,664,000
--------------------------------------------------------------------------------
Domestic
long-lived
assets               $859,655,000          $941,116,000          $1,015,714,000
--------------------------------------------------------------------------------
Foreign
long-lived
assets               $157,095,000          $163,299,000           $ 131,364,000
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

NOTE 8
ACQUISITIONS, COMMITMENTS
AND OTHER

During 1999, the Company closed UAM Retirement Plan Services, Inc. and sold Nelson, Benson and Zellmer, Inc., an affiliate of the Company, to its principals.

During 1998, the Company acquired an interest in Integra Capital Management Company, provided financing for Pell, Rudman & Co., Inc. to acquire Sovereign Financial Services, Inc., and sold Analytic(bullet)TSA International, Inc. In addition, Heitman Financial LLC, an affiliate of the Company, sold its non-retail property management operations.

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

The Company's results of operations reflect the activity described above as of the respective transaction dates. These transactions did not have a material effect on the Company's consolidated results of operations, either individually or in the aggregate.

The purchase price, including direct costs, associated with the acquisitions accounted for as purchases and the allocations thereof are summarized as follows:

                                    --------------------------------------------
YEAR ENDED                           1999                 1998              1997
DECEMBER 31,
--------------------------------------------------------------------------------
Consideration:
--------------------------------------------------------------------------------
Cash                                   --          $32,923,000      $160,167,000
--------------------------------------------------------------------------------
Notes payable                          --                   --       105,176,000
--------------------------------------------------------------------------------
Common stock
and warrants                           --            7,016,000         1,294,000
--------------------------------------------------------------------------------
                                       --          $39,939,000      $266,637,000
================================================================================
Allocation
of purchase price:
--------------------------------------------------------------------------------
Net tangible assets                    --          $   708,000      $  1,562,000
--------------------------------------------------------------------------------
Cost assigned to
contracts acquired                     --           18,209,000       258,492,000
--------------------------------------------------------------------------------
Other assets                           --           21,022,000         6,583,000
--------------------------------------------------------------------------------
                                       --          $39,939,000      $266,637,000
================================================================================

At December 31, 1999, $3,401,000 was accrued in senior notes payable and capitalized to cost assigned to contracts acquired in connection with additional purchase price commitments payable in 2000 and 2001 to the former owners of three affiliates.

At December 31, 1998, $521,000 was accrued in senior notes payable and capitalized to cost assigned to contracts acquired in connection with an additional purchase price commitment that was payable in 1999 to the former owner of an affiliate.

At December 31, 1997, a total of $79,098,000 was accrued in senior notes payable and subordinated notes payable and capitalized to cost assigned to contracts acquired in connection with additional purchase price commitments that were payable in 1998 to the former owners of two affiliates. The actual contingent payments totaled $82,492,000, and during the first quarter of 1998, 81% of this amount was paid in cash, 15% was issued in the Company's common stock, and 4% was issued as subordinated notes.

In conjunction with certain acquisitions, employment arrangements and incentive plans, the Company is contingently liable to make payments totaling as much as $154,000,000 related to acquisitions and employment agreements, and $15,000,000 related to incentive plans. These payments may be in the form of cash and subordinated notes on dates through 2007 and depend on the achievement and maintenance of stipulated performance measures.

46


REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of United Asset Management
Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of United Asset Management Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 2, 2000


--------------------------------------------------------------------------------
UNITED ASSET MANAGEMENT CORPORATION

--------------------------------------------------------------------------------
COMMON STOCK      The Company's common stock is listed on the New York Stock
INFORMATION       Exchange (ticker symbol: UAM). Presented below are the high, low and closing quarterly stock prices for 1998 and 1999, as reported on the New York Stock Exchange composite tape, together with quarterly dividends declared.

                                                   --------------------------------------------------------------------
                                                   FIRST             SECOND              THIRD                FOURTH
                                                   QUARTER           QUARTER             QUARTER              QUARTER
-----------------------------------------------------------------------------------------------------------------------
1998              High                             $29 5/8           $27 7/16            $29 1/16             $26 1/8
                  -----------------------------------------------------------------------------------------------------
                  Low                              $21 3/16          $24 7/8             $20 1/16             $20 3/8
                  -----------------------------------------------------------------------------------------------------
                  Close                            $27 1/4           $26 1/16            $21 1/2              $26
                  -----------------------------------------------------------------------------------------------------
                  Dividend declared                $.20              $.20                $.20                 $.20
                  -----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
1999              High                             $25 3/16          $24 3/8             $22 3/4              $21 11/16
                  -----------------------------------------------------------------------------------------------------
                  Low                              $21 5/16          $20 7/8             $17 5/8              $17 3/4
                  -----------------------------------------------------------------------------------------------------
                  Close                            $22 5/8           $22 3/4             $19 1/4              $18 9/16
                  -----------------------------------------------------------------------------------------------------
                  Dividend declared                $.20              $.20                $.20                 $.20
                  -----------------------------------------------------------------------------------------------------

                                                   --------------------------------------------------------------------
                  SELECTED QUARTERLY               FIRST             SECOND              THIRD                FOURTH
                  FINANCIAL DATA                   QUARTER           QUARTER             QUARTER              QUARTER
-----------------------------------------------------------------------------------------------------------------------
1998              Revenues                         $ 241,820         $ 254,376           $226,745             $ 238,913
                  -----------------------------------------------------------------------------------------------------
                  Operating income                 $  50,370         $  52,046           $ 47,155             $  44,924
                  -----------------------------------------------------------------------------------------------------
                  Income before
                  income tax expense               $  38,635         $  38,665           $ 31,034             $  28,915
                  -----------------------------------------------------------------------------------------------------
                  Net income                       $  22,098         $  22,117           $ 17,753             $  16,539
                  -----------------------------------------------------------------------------------------------------
                  Basic earnings per share(1)           $.32              $.33               $.27                  $.26
                  -----------------------------------------------------------------------------------------------------
                  Diluted earnings per share(1)         $.31              $.32               $.27                  $.26
                  -----------------------------------------------------------------------------------------------------
                  Cash Earnings(2)                 $  53,642         $  57,159           $ 51,243             $  49,360
                  -----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
1999              Revenues                         $ 217,695         $ 219,342           $217,215             $ 228,054
                  -----------------------------------------------------------------------------------------------------
                  Operating income                 $  43,392         $  43,733           $ 44,894             $  44,297
                  -----------------------------------------------------------------------------------------------------
                  Income before
                  income tax expense               $  26,399         $  26,047           $ 27,548             $  27,160
                  -----------------------------------------------------------------------------------------------------
                  Net income                       $  15,101         $  14,901           $ 15,754             $  15,531
                  -----------------------------------------------------------------------------------------------------
                  Basic earnings per share(1)           $.25             $.25                $.27                  $.27
                  -----------------------------------------------------------------------------------------------------
                  Diluted earnings per share(1)         $.25              $.25               $.27                  $.27
                  -----------------------------------------------------------------------------------------------------
                  Cash Earnings(2)                 $  46,775         $  47,499           $ 47,409             $  48,189
                  -----------------------------------------------------------------------------------------------------

(1) Under generally accepted accounting principles, when earnings per share are computed under the treasury stock method, the total of four quarters' earnings per share may not equal the earnings per share for the year.

(2) Net income plus amortization and depreciation, previously referred to as "Operating Cash Flow."